[***] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.31

PROFESSIONAL SERVICES AND LICENSE AGREEMENT

THIS PROFESSIONAL SERVICES AND LICENSE AGREEMENT (this “Agreement”) is made this 27th day of June, 2003 (the “Effective Date”), by and between Dex Media, Inc. a Delaware corporation having a principal place of business at 198 Inverness Drive West, Englewood, Colorado 80112 (“Dex”), and Aptas, Inc., a California corporation having a principal place of business at Suite 600, 1899 Wynkoop, Denver, CO 80202 (“Aptas”) (each, a “party” and collectively, the “parties”).

WHEREAS, Aptas is undertaking certain development, integration and deployment activities, including the supporting software applications, in order to develop and possess the capability to provide to Dex data processing-support and services (“Ad Knowledge Services”) involving the processing of Dex’s print advertisement data (“Dex Data Sets”) into compilation data sets for use in advanced digital search and filtering of information contained in Dex’s print advertisements;

WHEREAS, Dex desires to obtain, and Aptas desires to provide to Dex certain Ad Knowledge Services as more fully described below and in the attached Schedule A (the “Services”); and

WHEREAS, Dex desires to obtain, and Aptas desires to provide to Dex certain ownership and license rights in the supporting software applications developed or obtained by Aptas for use with the Ad Knowledge Services.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which arc hereby acknowledged, the parties hereto hereby agree as follows:

1.             SCOPE OF SERVICES.

Commencing on the Effective Date, Aptas shall provide the following Services to Dex, as more fully described in Schedule A (“Statement of Work” or “SOW”) and as they may evolve during the Term (as defined in Section 5.1) or be supplemented, enhanced, modified or replaced. If any incidental services, functions or responsibilities not specifically described in this Agreement or the SOW are an inherent, necessary or customary part of the Services or are required for proper performance or provision of the Services as contemplated in this Agreement, they shall be deemed to be included within the scope of the Services to be delivered for the fees and charges set forth in Schedule C (“Payment Schedule”), as if such services, functions or responsibilities were specifically described herein and in the SOW.

Dex/Aptas Services and License
Agreement

1

1.1           Data Services.   Aptas shall provide the Data Services in accordance with the SOW.

1.2           Transition Services.   Aptas shall provide the Transition Services, as requested by Dex, pursuant to Section 4.7.

1.3           New Services.   From time to time, Dex and Aptas may agree that additional services shall be performed that are materially different from and materially in addition to the Services contemplated herein (“New Services”) pursuant to work orders agreed upon by the parties. If Dex requests that Aptas perform any New Services, Aptas shall promptly prepare a New Services proposal for Dex consideration. Aptas shall prepare such New Services proposal at no additional charge to Dex and shall use commercially reasonable efforts to deliver such proposal to Dex within ten (10) business days of its receipt of Dex’s request or in such other reasonable time as agreed to by the parties. Such New Services proposal shall include, as applicable, (i) a detailed pricing proposal for the New Service, including the required Aptas personnel, their skill set, the estimated number of hours and total cost to complete the New Services, material and hardware costs, and travel costs and out of pocket expenses; (ii) a general description of the performance standards to be associated with such New Service; (iii) a schedule for commencing and completing the New Service; (iv) a description of the new hardware, software or services required to provide the New Service; (v) any special provisions related to Dex ownership of any development to be undertaken in the performance of the New Services, and (vi) any additional terms and conditions applicable to the New Services. Dex may accept or reject any New Services proposal in its sole discretion and Aptas shall not be obligated to perform any New Services unless the parties agree in writing on the applicable terms and conditions. Unless the parties otherwise agree, if Dex accepts Aptas’ proposal, Aptas shall perform the New Services and be paid in accordance with this Agreement and such additional terms and conditions as are agreed upon by the parties in writing. Upon Dex’s acceptance of Aptas’ proposal for New Services, the scope of the Services will be expanded and this Agreement will be deemed modified to include such New Services. The parties shall agree in writing on the applicable terms and conditions of such New Services, including any additional licenses to be granted to Dex by Aptas and additional license fees and other fees to be paid by Dex to Aptas (“Additional Payments”).

2.             PERFORMANCE STANDARDS AND CREDITS.

2.1           Performance Standards.   At all times, Aptas shall perform the Services at levels of accuracy, quality, completeness, timeliness, and responsiveness, that are equal to or higher than generally accepted industry standards and practices for similar services and products. Aptas’ primary performance obligation shall be to perform the Services so as to meet or exceed the Performance Standards set forth in the SOW (each a “Performance Standard”). If more than one Performance Standard applies to any particular obligation of Aptas, Aptas shall perform in accordance with the most stringent Performance Standard that is specified in the SOW.

2.2           Performance Credits.   Aptas recognizes that its failure to meet the Performance Standards could have a material adverse impact on the business and operations of Dex and that the damages resulting from Aptas’ failure to meet such Performance Standards may not be capable of precise determination. Accordingly, if Aptas fails to meet any such Performance Standard, then, in addition to any other remedies available to Dex under this Agreement at law or in equity, Aptas shall pay Dex the performance credits specified in the SOW (“Performance Credits”). If Dex recovers other monetary damages as a result of Aptas’ failure to meet one or more Performance Standards, Aptas shall be entitled to set-off against such damages any Performance Credits paid for the failures giving rise to such recovery.

2.3           Problem Analysis.   In the event of a systemic, substantial or recurring, and material failure by Aptas to meet the Performance Standards, or if Aptas fails to provide the Services in accordance with the quality standards and measurement criteria specified herein or in the Performance Standards (each a “problem”), Aptas shall (after resolving any immediate problem(s)) (i) expeditiously conduct a root cause analysis of such problem; (ii) initiate remedial action to correct the problem on an ongoing basis and begin meeting the applicable Performance Standards as soon as practicable thereafter; (iii) advise Dex, as and to the extent reasonably requested by Dex, of the status of remedial efforts being undertaken with respect to such problem; and (iv) provide Dex with reasonable evidence that the causes of such problem have been or will be corrected on an ongoing basis, to the extent applicable.

2.4           Dex Performance Obligations and Savings Clause.   Dex recognizes that its failure to provide access to the Dex Data Sets, or personnel in a manner as specified in the SOW or otherwise required for the timely performance of its Services, may result in Aptas’ failure to meet specific and cumulative future milestones. Aptas’ failure to perform its responsibilities under this Agreement or to meet the Performance Standards shall be excused if and to the extent such failure or non-performance results from a failure by Dex, or any affiliate, agent or representative of Dex or any third party otherwise engaged by Dex, to perform its responsibilities under this Agreement; provided that Aptas provides Dex with reasonable notice in writing of such non-performance and uses commercially reasonable efforts to perform notwithstanding such failure to perform by or on behalf of Dex.

3.             PAYMENT SCHEDULE, FEES AND CHARGES.

3.1           Fees and Charges.   In consideration of Aptas’ provision of Services and rights in the Materials and other items granted hereunder, Dex shall pay Aptas the fees and charges in accordance with the terms and conditions herein and in the Payment Schedule.

3.2           Payment Terms.   Unless another date for payment is stipulated herein, Dex agrees to exercise good faith and pay all undisputed fees within forty-five (45) days from the date of its receipt of timely and accurate invoices presented in accordance with this Agreement. As used in this Agreement, a fee is “undisputed” if Dex cannot in good faith dispute its legitimacy and all fees herein are presumptively undisputed unless disputed by Dex in good faith.

3.3           Right to Set-off.   With respect to any amount to be paid or reimbursed by Dex hereunder, Dex may set off against such amount any undisputed-amount Aptas is obligated to pay Dex hereunder.

3.4           Taxes.   Aptas shall pay all sales, use and other taxes imposed by any governmental authority by reason of the transactions contemplated by this Agreement; provided, however, that Aptas shall not be liable for any taxes based on income or net worth of Dex.

3.5           Timely Invoicing.   Aptas shall provide timely, accurate and detailed invoicing. Within thirty (30) days of termination or expiration of this Agreement for any reason, Aptas shall submit to Dex an itemized invoice for any fees theretofore accrued under this Agreement.

3.6           Credits and Refunds.   To the extent a credit or refund may be due to Dex pursuant to this Agreement, Aptas shall provide Dex with an appropriate credit against amounts then due and owing; if no further payments arc due to Aptas, Aptas shall pay such amounts to Dex within forty five (45) days of Dex’s claim therefor.

3.7          Most Favored Customer.   Aptas represents and warrants that all of the prices, warranties, benefits and other terms, when viewed in their totality of products, services, rights and volumes being provided hereunder, are equivalent to or better than the terms being offered by Aptas to its other yellow pages publishers substantially similar in form, rights and volume to the Services or the Materials.  If, during the Term, Aptas offers more favorable terms to any such customer than are offered to Dex hereunder, then Aptas shall concurrently extend such terms to Dex, and this Agreement, at Dex’s option, shall be deemed appropriately amended to provide such terms to Dex.  Any amounts charged to Dex in excess of prices charged by Aptas to any other yellow pages publisher for substantially similar services or Materials when viewed in their totality shall result in an adjustment to the amounts charged to Dex by Aptas for equivalent services, effective from the effective date on which those services are provided at those charges to the other publisher, at Dex’s option.  At the end of each contract year of this Agreement, a financial officer of Aptas shall certify in writing that Aptas has strictly and in good faith complied with this provision.

4.             TERM; TERMINATION.

4.1           Term.   The initial term (“Initial Term”) of this Agreement shall commence on the Effective Date and continue until 12:00 midnight (Mountain Time) on the fourth anniversary of the date of completion of the Initial Cycle (as defined in the SOW, the “Initial Cycle”), unless terminated earlier in accordance with this Agreement. Thereafter, the Agreement shall automatically renew for up to three (3) additional one (1) year periods (each, a “Renewal Term”), each at the same rates (including adjustment pursuant to Section 4 of Schedule C), terms and conditions set forth herein, unless Dex notifies Aptas of its desire not to renew at least thirty (30) days prior to the end of the Initial Term or the then-current Renewal Term, as the case may be (the Initial Term and any Renewal Term are collectively referred to as the “Term”).

4.2           Termination For Convenience.

4.2.1        By Dex.   At any time following one hundred eighty (180) days following the Effective Date Dex may terminate this Agreement for convenience and without cause by giving sixty (60) days prior written notice to Aptas designating the termination date. In the event of termination pursuant to this Section 4.2.1, (i) prior to completion of the Initial Cycle, in the event Dex elects to retain the license to the Materials provided pursuant to Section 5.2, Dex shall pay Apatas a one-time license payment of Twenty Five Thousand Dollars ($25,000,00); and (ii) during the sixty (60) day notice period provided under this Section 4.2,1, Dex shall continue deliver to Aptas the Dex Data Sets in accordance with the 12-month Projected Publishing Schedule therefor provided pursuant to the SOW during such sixty (60) day period and Aptas shall continue to provide the Services during such sixty (60) day period

4.2.2        By Aptas.   In the event that following completion Initial Cycle, during any sixty (60) consecutive day period under this Agreement, Dex shall not have delivered to Aptas any Dex Data Sets, Aptas may provide Dex written notice of its intention to terminate this Agreement if Dex shall not have delivered any Dex Data Sets to Aptas within the forty-five (45) day period following such notice, and in the event Dex shall not deliver any Dex Data Sets to Aptas within such forty-five (45) day period, this Agreement shall terminate, subject to the provision by Aptas of Transition Services in accordance with this Agreement.

4.3           Termination For Cause by Dex.   Dex may terminate this Agreement for cause by written notice to Aptas if (i) Aptas shall fail, within ten (10) days of the Effective Date, to have acquired a right to use the software and other intellectual property rights (in source and object code form) of Moon Valley, Inc. related to data extraction (the “Moon Valley IP”), together with the right to sublicense or the Dex license rights as contemplated in and in accordance with Section 5.3.2(d) with respect to the Moon Valley IP, and to provide to Dex reasonable written evidence of such acquisition and of such Dex rights, including delivery of the original of the Moon Valley Acknowledgement from Moon Valley, Inc. as contemplated in Section 5.3.2(d); (ii) Aptas shall fail, prior to ten (10) days following the Effective Date, to have closed in the period since May 1, 2003, in excess of Five Hundred Thousand Dollars ($500,000,00) of bona fide equity funding including promissory notes that involves no forward contingencies (that materially impact Aptas’ access to and retention of said capital, and to provide to Dex reasonable written evidence of such closing; (iii) Aptas shall fail to deliver any required Deliverable (as defined in the SOW) within forty-five (45) days of the specified delivery date therefor, (iv) Aptas shall incur liquidated damages during the Initial Cycle (as defined in the SOW) in excess of Fifty Thousand Dollars ($50,000,00) for failure to meet Initial Cycle Milestones (as defined in the SOW), (v) Aptas shall otherwise materially breach the Agreement and fails to cure such breach within seven (7) days of written notice of such breach from Dex; (vi) Aptas fails to meet the same Performance Standard set forth in this Agreement on three (3) or more occasions during any consecutive six (6) month period during the Term, provided that Dex may immediately terminate this Agreement upon the third occurrence of Aptas’ failure to meet the Performance Standards without regard as to whether the six (6) month period referenced herein has expired; (vii) Aptas is subject to a petition in bankruptcy or a proceeding related to insolvency or makes assignment for the benefit of creditors or notifies Dex that it anticipates any of the foregoing events. Notwithstanding anything to the contrary contained herein, Dex shall not be required to pay any amounts to Aptas under this Agreement upon the occurrence and during the existence of Aptas’ default or material breach of this Agreement.

4.4           Termination for Cause by Aptas.   In the event that Dex fails to make any undisputed payments to Aptas in accordance with this Agreement, and fails to cure such payment default within sixty (60) days of written notice from Aptas of the possibility of termination for failure to make such payment, Aptas may, by written notice to Dex, terminate this Agreement.

4.5           Continuing License.   Early termination of the Agreement for any reason, other than termination by Aptas pursuant to Section 4.4 prior to completion of the Initial Cycle, shall not terminate the license and other rights granted to Dex pursuant to Section 5; provided, however, Dex shall, to the extent applicable, have the continuing obligation to make the usage fee payments provided for in Section 5 of Schedule C hereto.

4.6           Effect of Termination or Expiration.   Within thirty (30) days after the expiration or termination of this Agreement or completion of the Transition Services requested by Dex hereunder, whichever is later, each party shall return to the other, or at such party’s direction destroy, and certify to such party in writing that the original and all copies, in whole or in part, of the other party’s Confidential Information (except as may be retained by Dex pursuant to the license or other rights provided pursuant to Section 5) have been returned or destroyed.

4.7           Transition Services.   As part of the Services and for fees and charges set forth in the Payment Schedule, Aptas shall provide to Dex or its designee the following transition services (“Transition Services”):

4.7.1        Period of Provision.   Aptas shall provide such Transition Services to Dex or its designee commencing upon notice by Dex prior to the expiration of the Term or notice of termination of the Agreement (regardless of the reason for such termination) and continuing for up to twelve (12) months following the effective date of the expiration or termination of the Agreement to allow the Services to continue without material interruption or material adverse effect on Dex’s business environment and to ensure an orderly transition of Services and other operations contemplated under this Agreement from Aptas to Dex or its designee, so long as Dex maintains its payment obligations as stipulated in Section 3.2 to the extent the Services continue to be performed.

4.7.2        Technical Assistance.   Aptas shall (i) assist Dex in developing a written transition plan for the transition of the Services and other operations contemplated under this Agreement to Dex or its designee, which plan shall include capacity planning, facilities planning, telecommunications planning and other planning necessary to effect the transition; (ii) perform consulting services as requested to assist in implementing the transition plan; and (iii) provide other technical assistance as requested by Dex. Aptas’ assistance for the technical assistance described in this Section 4.7.2 shall be deemed New Services, and shall be charged at rates consistent with the charges otherwise provided under this Agreement, but in no event in excess of the then prevailing reasonable consulting services rates of Aptas.

4.7.3        Extension of Services.   For up to 12 months after the effective date of the expiration or termination of the Agreement, Aptas shall provide to Dex, at Dex’s request, any or all of the Services being performed by Aptas prior to such date. To the extent Dex requests Transition Services, such Services shall be provided subject to and in accordance with the terms and conditions of the Agreement and Dex shall pay Aptas the fees set forth in the Payment Schedule that Dex would have been obligated to pay Aptas for such Services if this Agreement had not yet expired or been terminated. Services not explicitly identified and not under current obligations in this Agreement shall be charged at rates consistent with the charges otherwise provided under this Agreement, but in no event in excess of the then prevailing reasonable rates of Aptas for its products and services. Aptas shall perform the Transition Services with the same degree of accuracy, quality, completeness, timeliness, responsiveness and resource efficiency as it provided and was required to provide the same or similar Services during the term of the Agreement, The quality and level of performance of the Services provided by Aptas following the expiration or termination of the term of the Agreement as to all or part of the Services or Aptas’ receipt of a notice of termination or non-renewal shall continue to meet or exceed the Performance Standards and shall not be degraded or deficient in any respect.

4.7.4        Right to Hire.   In the case of a termination of the Term pursuant to Section 4.3, Dex shall be entitled to seek to hire individuals who have been directly involved in the performance of the Services over the six (6) month period immediately preceding the termination, provided, however, the foregoing shall not apply to any individual employee of Aptas who is then serving as a designated Consultant pursuant to Section 12.1 of this Agreement.

4.7.5        Equipment.   Dex or its designees will have the right, but not the obligation, to purchase, at net book value, or fair market value, whichever is lower, or assume the lease of any equipment primarily used by Aptas to provide Services to Dex (each of which leases Aptas shall assure is so assumable). Such equipment shall be transferred on an as is, where is basis, as of the expiration or termination date or the completion of any Services associated with such equipment requested by Dex under this Section 4.7, whichever is later. In the case of Aptas-owned equipment, Aptas shall grant to Dex a warranty of title and a warranty that such equipment is free and clear of all liens and encumbrances. In the case of leased equipment, Aptas shall represent and warrant that the lease is not in default and that all payments thereunder have been made through the date of transfer.

4.7.6        Subcontractors.   Aptas shall notify Dex of any subcontractors or other third party suppliers performing any portion of the Services and shall assist Dex or its designee in making commercially reasonable arrangement for the continued performance by such party for the benefit of Dex.

4.7.7        License Rights.   To the extent necessary, Aptas shall undertake such activities as may be required to confirm or otherwise arrange for the continuation of the license or other rights contemplated in Section 5.

4.8           Right to Seek Preliminary Injunction.   Each party shall be entitled to seek preliminary injunctive relief in a court of competent jurisdiction for violations of this Agreement without prior compliance with the procedures set forth in Sections 11.1 and 11.2 provided that the party seeking such preliminary relief shall, to the extent not incompatible with its good faith requirements to protect its interests and rights under and related to this Agreement, provide the other party two (2) business day’s notice prior to seeking such relief, which notice shall include a description of the reason it is seeking such relief and during such two (2) day notice period the party seeking such relief shall attempt in good faith to discuss the issue with the Contact Manager of the other party. Without limiting the foregoing, Aptas acknowledges that, in the event it breaches (or attempts or threatens to breach) its obligation respecting continued performance in accordance with Section 11.3, Dex may be irreparably harmed, and if a court of competent jurisdiction should find that Aptas has breached (or attempted or threatened to breach) such obligation, Aptas agrees that without any additional findings of irreparable injury or other conditions to injunctive relief, it shall not oppose the entry of an appropriate order compelling performance by Aptas and restraining it from such breach (or attempted or threatened breach). Contemporaneously with the seeking of any equitable relief hereunder, the parties shall initiate and undertake the activities contemplated by Sections 11.1 and 11.2 to the final resolution of the issues as contemplated therein.

4.9           Surviving Terms.   Any provision of this Agreement which contemplates performance or observance subsequent to any termination of this Agreement shall survive any termination of this Agreement and continue in full force and effect. Additionally, all provisions of this Agreement will survive the termination of this Agreement to the fullest extent necessary to give the parties the full benefit of the bargain expressed herein.

5.             INTELLECTUAL PROPERTY.

5.1           Dex Ownership of Materials.   Subject to the provisions of Section 5.2 below, Dex shall own all right, title and interest (including any copyright, patent, trade secrets, trademark or other intellectual property rights) in the software and other materials (including any related documentation and user manuals) owned or developed by Aptas for use in connection with the Ad Knowledge Services (the “Materials”). The Materials, as appropriate, shall be considered to be works made for hire (as that term is used in Section 101 of the United States Copyright Act, 17 U.S.C. § 101, or in analogous provisions of other applicable Laws) owned by Dex, If any such Materials may not be considered a work made for hire under applicable law, the Agreement will provide for Aptas’ current irrevocable assignment, and commitment for further assignment as necessary, to Dex without further consideration, of all of Aptas’ right, title and interest in and to such Materials, including intellectual property rights, and the acknowledgement by Aptas that Dex and the successors and assigns of Dex shall have the right to obtain and hold in their own name any intellectual property rights in and to such Materials. To such end, Aptas commits to execute and deliver any documents and undertake such reasonable actions (and, at Dex’s request, cause any of its employees, agents and subcontractors to execute and deliver or so undertake actions) requested by Dex in connection therewith. In connection with such ownership by Dex of the Materials, Dex shall grant to Aptas a non-

exclusive, non-transferable other than in accordance with Section 12.21, worldwide, limited right and license to use, execute, reproduce, display, perform, modify and distribute the Materials for the purposes of providing the Services and further for undertaking good faith commercialization of the Materials; provided that such grant shall be exclusively on an as-is, where-is, non-warranty, non-indemnity basis and Aptas shall indemnify Dex against any liability associated with Aptas’ use of the Materials.

5.2           Re-Assignment and License.   Upon the occurrence of a Trigger Event (as defined below) following the Effective Date and prior to the termination or expiration of this Agreement, Dex shall re-assign to Aptas all right, title and interest of Dex in and to the Materials, provided that such re-assignment shall be (i) exclusively on an as-is, where-is, non-warranty, non-indemnity basis; and (ii) undertaken simultaneously with and in exchange for (and subject to reservation by Dex for) the grant by Aptas to Dex and its affiliates of a license to the Materials, which license shall be a non-exclusive, non-transferable (except pursuant to Section 12.21), perpetual, irrevocable, worldwide right and license to install, integrate with other software, access, use, operate, execute, archive, copy, and display, and create derivative works of, modify and enhance the Materials for use in a manner consistent with Dex’s use of the Services contemplated under this Agreement, and to permit a third party provider to so install, integrate, access, use, operate, execute, archive, copy, and display for the benefit of Dex and its affiliates. For purposes of this Section 5.2, a “Trigger Event” shall be any one of the following sets of events:

5.2.1        the closing by Aptas of a bona fide round(s) of equity funding (including promissory notes with a maturity not earlier than the end of the Initial Term or which have been subsequently converted to equity involving no forward contingency to Aptas) or any merger and/or acquisition scenarios that involve no forward contingencies that materially impact Aptas’ access to and retention of said capital, in excess of One Million Five Hundred Thousand Dollars ($1,500,000.00) since May 1st, 2003, including amounts raised as contemplated in Section 4.3(ii) provided that to the extent such amounts involve promissory notes, the maturity thereof is not earlier than the end of the Initial Term or such notes have been converted to equity involving no forward contingency to Aptas;

5.2.2        the (a) execution of bona fide customer or business partner contract(s) by Aptas that provide a reasonable aggregate expectation of more than Seven Hundred Fifty Thousand Dollars ($750,000.00) in revenue during the first 12 months of such contract(s) and (b) closing by Aptas of a bona fide round(s) of equity funding (including promissory notes with a maturity not earlier than the end of the Initial Term or which have been subsequently converted to equity involving no forward contingency to Aptas) or any merger and/or acquisition scenarios that involve no forward contingencies that materially impact Aptas’ access to and retention of said capital, in excess of Five Hundred Thousand Dollars ($500,000.00) since May 1st, 2003, including amounts raised as contemplated in Section 4.3 (ii) provided that to the extent such amounts involve promissory notes the maturity thereof is not earlier than the end of the Initial Term or such notes have been converted to equity involving no forward contingency to Aptas;

5.2.3        the (a) closing by Aptas of a bona fide round(s) of equity funding (including promissory notes with a maturity of not earlier than the end of the Initial Term or which have been subsequently converted to equity involving no forward contingency to Aptas) or any merger and/or acquisition scenarios that involve no forward contingencies that materially impact Aptas’ access to and retention of said capital, in excess of One Million Three Hundred Thousand Dollars ($1,300,000.00) since May 1st, 2003, including amounts raised as contemplated in Section 4.3(ii) provided that to the extent such amounts involve promissory notes, the maturity thereof is not earlier than the end of the Initial Term or such notes have been converted to equity involving no forward contingency to Aptas, and (b) execution of bona fide customer or business partner contract(s) by Aptas that provide a reasonable aggregate expectation of more than Six Hundred Thousand Dollars ($600,000.00) in revenue during the first 12 months of such contract(s);

5.2.4        the (a) passage of six (6) months following completion of the Initial Cycle, and (b) closing by Aptas of a bona fide round(s) of equity funding (including promissory notes with a maturity not earlier than the end of the Initial Term or which have been subsequently converted to equity involving no forward contingency to Aptas) or any merger and/or acquisition scenarios that involve no forward contingencies that materially impact Aptas’ access to and retention of said capital, in excess of Five Hundred Thousand Dollars ($500,000.00) since May 1st, 2003, including amounts raised as contemplated in Section 4.3(ii) provided that to the extent such amounts involve promissory notes the maturity thereof is not earlier than the end of the Initial Term or such notes have been converted to equity involving no forward contingency to Aptas; or

5.2.5        The termination of this Agreement pursuant to Section 4.2.

At any time following the occurrence of a Trigger Event, upon the request of Dex, Aptas shall deliver to Dex a copy of the object and source code of the Materials and Moon Valley IP (and related documentation), in such machine readable form and on such electronic media as Dex may reasonably designate.

5.3           Sublicense for Related Third Party Materials.

5.3.1        General.   Aptas may from time to time obtain the right to use a third party’s intellectual property to enhance or support the functionality of the Materials. Dex hereby agrees that the Materials as defined herein do not include such third party materials. Aptas shall promptly notify Dex of any commercially available or non-commercially available third party software to which Aptas has obtained a right to use to enhance or support the functionality of the Materials or required to be used in the performance of the Ad Knowledge Services. For purposes of this provision, the term “commercially available” shall mean readily available to the general public on generally applicable terms and conditions and pricing.

5.3.2        Non-Commercially Available Third Party Intellectual Property.

(a)           License Right.   Prior to implementing any non-commercially available third party intellectual property for use in connection with the Materials, Aptas will, unless otherwise approved in writing by Dex, obtain for Dex and its affiliates a non-exclusive, royalty-free right and license to access and/or use any such non-commercially available third party software and materials, thereby enabling Dex to enjoy full benefit of (i) its ownership of the Materials provided for under Section 5.1, or (ii) its license of the Materials provided for under Section 5.2.

(b)           Indemnification.   With respect to any third party software used or provided by Aptas pursuant to this Agreement, Aptas covenants that it shall obtain and provide appropriate intellectual property indemnification for Dex (or obtain intellectual property indemnification for itself and enforce such indemnification on behalf of Dex) from the suppliers of such software. Unless otherwise approved in advance by Dex, such indemnification shall be (i) comparable to the intellectual property indemnification provided by Aptas to Dex under this Agreement, or (ii) the best indemnification available in the industry for the same or substantially similar types of software products.

(c)           Third Party Licensor Acknowledgement.   Prior to implementing any non-commercially available third party intellectual property for use in connection with the Materials, Aptas will obtain and deliver to Dex an acknowledgement and agreement of the licensor of such non-commercially available third party intellectual property substantially in the form of Schedule E hereto (each a “Third Party Licensor Acknowledgement”), with such modifications thereto as shall have been approved by Dex.

(d)           Moon Valley IP.   The parties acknowledge that the Moon Valley IP (as defined in Section 4.3(i)) shall be included within the non-commercially available third party software and materials referenced in the preceding provisions of this Section 5.3.2 and that the obtaining of such sublicense or license rights are the subject of Section 4.3(i) above, provided, however, in lieu of a Third Party Licensor Acknowledgement Aptas shall provide to Dex within ten (10) days of the Effective date in accordance with Section 4.2(i), an acknowledgement and agreement of Moon Valley, Inc. substantially in the form of Schedule F hereto (the “Moon Valley Acknowledgement”), which may be subject to Dex’s payment of a royalty fee to Moon Valley, Inc. as provided therein.

5.4           Contractors.   Dex’s rights and interests provided under this Section 5 may, at Dex’s discretion, be exercised by Dex’s outsourcers, consultants, disaster recovery services providers, hosting services providers and other third parties providing to Dex technical services or advice, and each of their subcontractors (collectively, “Contractors”) for the benefit of Dex.

5.5           Source Code.

5.5.1        Escrow Agreement.   Within 30 days from the Effective Date, Aptas shall enter into a written escrow agreement substantially in the form attached hereto as Schedule B (“Source Code Escrow Agreement”) pursuant to which it will deposit with the escrow agent a copy of the source code for the Materials and the Moon Valley IP (“Escrow Materials”). Dex

shall promptly reimburse Aptas for the fees payable to the escrow agent, but Aptas shall be responsible for all of its costs and expenses associated therewith. Aptas shall regularly update the Escrow Materials to reflect current Materials and Moon Valley IP, including in accordance with the provisions of the Source Code Escrow Agreement.

5.5.2        Use of Escrow Materials.   Dex may use, copy, disclose, modify, enhance, upgrade, revise and create derivative works of the Escrow Materials, when released by the escrow agent, solely for the purpose of enjoying or exercising its ownership or license rights in and to the Materials granted pursuant to this Agreement.

5.6           Improvements.   As further provided in the SOW, the Materials licensed by Aptas pursuant to this Agreement (or owned by Dex pursuant to Section 5.1, as applicable) shall be the most current version of the Materials, including the latest Improvements, unless Dex decides to waive its rights to receive certain Improvements. “Improvements” shall mean any and all improvements, additions, modifications, enhancements, corrections, updates, releases, revisions and new versions of the Materials as developed by Aptas as required in the performance of Ad Knowledge Services or to enhance the functionality of the Materials.

5.7           Remote Access; Disaster Recovery, Etc.   As further provided in the SOW, the rights and licenses grants under this Section 5 may be exercised by remote access over telecommunications networks or by direct connection, and shall include, without limitation, and at no additional charge, use for disaster recovery, testing, backup, development and archival purposes.

5.8           Required Consents.   To the extent any third party consents are required for Aptas’ performance of the Services hereunder or Dex’s receipt or exercise of its license rights hereunder, Aptas shall be solely responsible for obtaining such consents at its own expense.

5.9           Updates to Materials.   Following the Term and any period of performance of Transition Services, to the extent that Aptas chooses to continue to maintain and develop the Materials, Aptas will make available to Dex on a continuing basis and on commercially reasonable terms, maintenance, including enhancements, modifications and improvements, to the Materials.

6.             REPRESENTATIONS AND WARRANTIES; LIABILITY.

6.1           Materials; Services.   Aptas represents and warrants that: (i) the Materials shall be substantially free from material programming errors and from material defects in workmanship and materials and shall substantially operate and conform to the performance capabilities, specifications, functions and other descriptions and standards applicable thereto as set forth in this Agreement; (ii) Services shall be performed in a timely, workmanlike and professional manner by qualified professional personnel fully familiar with the applicable technology; and (iii) the Services and the Materials shall conform to the best practices in the industry for similar services and software and performance standards.

6.2           Ownership; Authority.   Aptas represents and warrants that: (i) it has full power and authority to enter into this Agreement and to grant the Warrants and the rights granted by this Agreement to Dex with respect to the Materials and to perform fully and completely the Services and its obligations under this Agreement, without the consent of any other person; (ii) it has the financial resources necessary to perform or cause to be performed all of its obligations hereunder; (iii) none of Aptas’ rights in or to the Materials are subject to any lien, security interest or other encumbrance (including those rights granted under the secured promissory notes previously issued to certain Aptas shareholders and for the secured promissory notes Aptas is obligated to issue to those same shareholders following execution of this Agreement) which are superior to the rights of Dex provided hereunder, and Aptas will not allow any future lien, security interest or other encumbrance to be created in or to the Materials which is not expressly subordinated to the rights granted to Dex hereunder without the express written consent of Dex; (iv) neither the performance of the Services by Aptas nor the license to and use by Dex of the Materials or the third party software pursuant to Section 5.3 shall in any way constitute an infringement, misappropriation or other violation of any copyright, trade secret, trademark, patent, invention, proprietary information, nondisclosure or other right; and (v) no claim (whether or not embodied in an action, past or present) that the Services, Materials or third party software described in Section 5.3 infringes any copyright, trademark or patent, or misappropriates any trade secret or other right, has been threatened or asserted, and no such claim is pending against Aptas or against any entity from which Aptas obtained such rights.

6.3           Compliance with Applicable Laws.   Aptas represents and warrants that the Materials, its ownership by and/or license to and use by Dex as contemplated under this Agreement, and the performance by Aptas of the Services shall be in compliance with all applicable laws, rules and regulations.

6.4           Documentation.   Aptas represents and warrants that at all times during the Term (i) it shall maintain documentation describing in reasonably full and complete detail all functions of the version of the Materials in a way that would enable a person reasonably skilled in like computer software to effectively use such functions and (ii) for Materials provided in source code form, that the documentation that is part of the Escrow Materials for such Materials includes all information reasonably necessary to enable a person reasonably skilled in like computer software to efficiently use and modify the Materials.

6.5           Disabling Code.   Aptas covenants, warrants and represents that it has taken, or shall take prior to delivery to Dex, all reasonable steps to test the Materials for Disabling Code (as defined below) and that the Materials shall be free of Disabling Code as of the date of delivery by Aptas, and that Aptas shall continue to take such steps with respect to future enhancements or modifications to the Materials. Aptas shall not invoke any Disabling Code on any of Dex’s systems. The term “Disabling Code” means computer instructions, features or functions that may permit Aptas or a third party to, or may automatically: (i) alter, destroy or inhibit the Materials and/or Dex’s processing environment; (ii) erase, destroy, corrupt or modify any data, programs, materials or information used by Dex or store any data, programs, materials or information on Dex’s computers without the consent of Dex; (iii) discontinue Dex’s effective use of the Materials; or (iv) bypass any internal or external software security measure to obtain access to any hardware or software of Dex without the consent or knowledge of Dex, including, but not limited to, other programs’ data storage and computer libraries. Disabling Code includes, but is not limited to, programs that self-replicate without manual intervention, instructions programmed to activate at a predetermined time or upon a specified event, and/or programs purporting to do a meaningful function but designed for a different function.

6.6           Century Date-Change Requirements.   Aptas represents and warrants that the Materials shall fully comply with the following millennium compliance statement with no limitations. The definition of compliance is the ability to: (i) correctly handle date information before, during and after 1 January 2000 accepting date input, providing date output and performing calculations on dates or portions of dates; (ii) function accurately and without interruption before, during and after 1 January 2000 without changes in operation associated with the advent of the new century assuming correct configuration; (iii) where appropriate, respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; (iv) store and provide output of date information in ways that are unambiguous as to century; and (v) manage the leap year occurring in the year 2000, following the quad-centennial rule. This representation and warranty shall not apply to any third-party products or software used in combination with the Materials unless such products or software are previously approved or supplied by Aptas.

6.7           Aptas’ Fulfillment of Warranty Obligations.

6.7.1        In the event of Aptas’ breach of the conformity warranties set forth above, Aptas shall promptly correct any nonconformity, defect or error in the Materials or re-perform nonconforming Services, as the case may be, at no additional charge to Dex. If Aptas fails to promptly correct any nonconformity, defect or error in the Materials, or re-perform nonconforming Services and Dex in its discretion must therefore obtain replacement system or services, such failure shall constitute a material default by Aptas hereunder.

6.7.2        In the event of Aptas’ breach of the non-infringement warranties set forth above, Aptas shall, at its sole option (i) promptly procure for Dex the right to continue using such Materials or Service or item as contemplated hereunder or (ii) replace or modify the affected Materials or Services or item without materially diminishing its functional capabilities to make its use non-infringing, at no additional charge to Dex. If neither of the foregoing alternatives is reasonably available (after diligent, good faith efforts of Aptas to obtain such alternatives), then either party may terminate the Agreement upon written notice to the other party, in which case Aptas shall promptly refund Dex any fees paid to Aptas hereunder with respect such affected Materials or Services, which refund shall not be unreasonably withheld, conditioned or delayed.

6.8           Disclaimer.   EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS, CONDITIONS OR WARRANTIES TO THE OTHER, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.9           Liability.   IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES OF ANY KIND INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF BUSINESS OR INTERRUPTION OF BUSINESS, WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY OR ANY OTHER THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.             CONFIDENTIALITY.

7.1           Dex Confidential Information.   “Dex Confidential Information” means any and all information about Dex, information about Dex’s affiliates, and information about Dex’s and Dex’s affiliates’ customers, suppliers, auditors, benefits providers and other business partners, whether in oral, written, visual, electronic or other form, disclosed to Aptas or observed by Aptas at any time prior to, during or after the Term, including, without limitation, during the discussions or negotiations relating to this Agreement, including, but not limited to: (i) business plans, strategies, forecasts, projects and analyses; (ii) financial information; (iii) individually identifiable information; (iv) software (including all documentation, code and specifications); (v) hardware and system designs, architectures, structures and protocols; (vi) product and service specifications; (vii) manufacturing, purchasing, logistics, sales, marketing and other business processes; and (viii) names, addresses, telephone numbers, account numbers, and employee, supplier, customer or customer lists; and (ix) demographic, financial and transaction information.

7.2           Aptas Confidential Information.   “Aptas Confidential Information” means any and all information about Aptas, information about Aptas’ affiliates, and information about Aptas’ and Aptas’ affiliates’ customers (other than Dex), suppliers, auditors, benefits providers and other business partners, whether in oral, written, visual, electronic or other form, disclosed to Dex or observed by Dex at any time prior to, during or after the Term, including, without limitation, during the discussions or negotiations relating to this Agreement, including, but not limited to: (i) business plans, strategies, forecasts, projects and analyses; (ii) financial information; (iii) individually identifiable information; (iv) software (including all documentation, code and specifications); (v) hardware and system designs, architectures, structures and protocols; (vi) product and service specifications; (vii) manufacturing, purchasing, logistics, sales, marketing and other business processes; and (viii) names, addresses, telephone numbers, account numbers, and employee, supplier, customer or customer lists; and (ix) demographic, financial and transaction information. Dex Confidential Information and Aptas Confidential Information are collectively referred to herein as “Confidential Information”.

7.3           Agreement Confidential.   Each party to this Agreement will treat the terms of this Agreement as Confidential Information of the other party.

7.4           Treatment of Confidential Information.   The party receiving Confidential Information (the “Receiving Party”) from the other party (the “Disclosing Party”), shall use the same care and discretion to avoid disclosure, publication or dissemination of any Confidential

Information received from the Disclosing Party as the Receiving Party uses with its own similar information that it does not wish to disclose, publish or disseminate, but in no case less than a reasonable amount of care. The Receiving Party shall use the Disclosing Party’s Confidential Information, in the case of Aptas, only in connection with the performance of Aptas’ obligations under this Agreement, and, in the case of Dex, only in connection with the purposes of, and enjoyment of rights granted under, this Agreement. The Receiving Party shall not disclose the Disclosing Party’s Confidential Information except to the Receiving Party’s employees, agents and contractors (collectively, its “Personnel”) who: (i) provide services to the Receiving Party and whose use of the Confidential Information is restricted to the Receiving Party’s authorized uses of such Confidential Information under this Agreement; and (ii) are bound to terms at least as protective of the Disclosing Party’s Confidential Information as the terms of this Section 7.

7.5           No Change in Ownership.   The parties acknowledge that Confidential Information is being disclosed for the sole purpose of advancing the parties’ business relationship and that neither party shall acquire right, title, or interest in any Confidential Information merely by virtue of such disclosure and that, except as otherwise expressly provided herein, all Confidential Information is and shall at all times remain the property of the Disclosing Party.

7.6           Destruction of Confidential Information.   Within ten (10) business days after receiving the Disclosing Party’s written request, the Receiving Party shall destroy, in such a manner that it cannot be retrieved, or return to the Disclosing Party (as instructed by the Disclosing Party) any material containing Confidential Information; provided, however, that the foregoing shall not be deemed to require Dex to destroy any Material which Dex owns or for which Dex has been granted a license or otherwise has a continuing right to use.

7.7           Removal of Documents.   Neither party shall remove from the other party’s premises the original or any reproduction of any notes, memoranda, files, records, writings or other documents, whether on tangible or electronic media, containing the other party’s Confidential Information or any document prepared by or on behalf of that party that contains or is based on the other party’s Confidential Information, without the prior written consent of an authorized representative of the other party.

7.8           Exceptions to Confidential Treatment.   The obligations under Section 7 do not apply to any Confidential Information that the Receiving Party can demonstrate: (i) the Receiving Party possessed prior to disclosure by the Disclosing Party, or its affiliates, without an obligation of confidentiality; (ii) is or becomes publicly available without breach of this Agreement by the Receiving Party; (iii) is independently developed by the Receiving Party without use of any Confidential Information of the Disclosing Party; or (iv) is received by the Receiving Party from a third party that does not have an obligation of confidentiality to the Disclosing Party or its affiliates.

7.9           Legally Required Disclosure.   If a party desires to disclose Confidential Information of the other party to an arbitrator, court or other governmental authority, such party may disclose such Confidential Information; provided such party shall notify the other party in writing a reasonable time prior to such disclosure and shall allow the other party a reasonable opportunity to seek appropriate protective measures.

7.10         Effect of Section 7.   This Section 7 shall not be construed to limit or affect any of the rights or licenses granted to Dex elsewhere herein.

7.11         Life of covenant.   The obligations regarding Confidential Information shall not terminate upon the expiration or termination of this Agreement and shall survive in perpetuity.

7.12         Laws and Regulations.   Each party shall, to the extent applicable, comply with all requirements of federal, state, local, foreign and intergovernmental laws, rules, directives and regulations with respect to Confidential Information and other data provided to Aptas by Dex and to Dex and Aptas by the End Users, including without limitation the Gramm-Leach-Bliley Act and all regulations thereunder and European Union Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data and all national legislation enacted pursuant thereto and all regulations thereunder. Each of Aptas and Dex shall reasonably cooperate with the other in delivering all written documentation and other assurances for either party to comply with all such laws and regulations.

8.             DEX DATA.

8.1           Ownership.   Any data or information provided by Dex or its users or obtained or created by Aptas in connection with its performance of Services, including the Aptas Compilations (as defined in the SOW) (“Dex Data”) shall be and remain the property of Dex and is Dex Confidential Information and may be disclosed and used by Dex without restriction; provided, however, the foregoing shall not prevent Aptas from incorporating individual terms identified and developed from Dex’s print ads through the performance of the Services into the Materials, which are understood to be subject to re-assignment according to the terms of Section 5.2. Upon Dex’s reasonable request from time to time or at any time, Aptas shall promptly provide a copy of all Dex Data in the possession of Aptas to Dex in a form reasonably acceptable to Dex. To the extent that Dex so requests, at the end of the term Aptas shall destroy all copies of the Dex Data in Aptas’ possession or under Aptas’ control. Aptas shall not withhold any Dex Data as a means of resolving any dispute. Aptas shall not utilize Dex Data for any purpose other than that of rendering the Services under this Agreement and those rights granted specifically under this Section 8.1. Dex Data shall not be sold, assigned, leased, or otherwise transferred to third parties by Aptas or commercially exploited by or on behalf of Aptas.

8.2           Safety and Security.   Aptas shall establish and maintain environmental, safety and facility procedures, data security procedures and other safeguards against the destruction, loss, or alteration of Dex Data in the possession of Aptas which are (i) no less rigorous than those maintained by Dex for similar production systems and services and (ii) no less rigorous than those maintained by Aptas for its own information of a similar nature. Aptas shall immediately inform Dex when Aptas has reason to believe that Dex’s Confidential Information has been accessed by any unauthorized third parties. Dex shall have the right to establish backup security for Dex Data and to keep backup copies of the Dex Data in Dex’s possession at Dex’s expense if Dex so chooses. No media on which Dex Data is stored may be used or re-used to store data of any other customer of Aptas. Aptas will maintain procedures to logically segregate the Dex Data from other Aptas customer data, which procedures shall be subject to Dex’s review and approval.

8.3.          Recovery of Lost Data.   As part of the Services, Aptas shall be responsible for developing and maintaining procedures for the reconstruction of lost Dex Data. Aptas shall correct, at Dex’s request and sole discretion, any destruction, loss or alteration of any indices of Dex Data caused by Aptas or any Aptas personnel.

9.             INDEMNIFICATION.

9.1           Aptas Obligation to Indemnify.   Aptas shall indemnify and hold harmless Dex and its affiliates and subsidiaries, and any employee or agent thereof (each individually, an “Indemnified Person”) from and against any and all claims, demands, suits and other proceedings (“Claims”), and shall pay as incurred all liability, losses, damages, judgments, settlements, costs and expenses (including reasonable attorneys fees and imputed fees of in-house counsel) associated with the same arising from or relating to (i) the Materials or Services; (ii) any claimed infringement, misappropriation or violation of any third party’s trade secrets, proprietary information, trademark, copyright, patent rights, or other property rights in connection with the Materials or Services; (iii) Dex’s use of the Materials or Services in accordance with this Agreement, or (iv) any express or implied warranties, representations and covenants made by Aptas under this Agreement. Aptas may, at its option, conduct the defense in any such third-party Claim arising as described herein and each Indemnified Person shall reasonably cooperate, at Aptas’ expense, with such defense. The foregoing indemnity shall not cover third-party Claims to the extent (i) resulting from Dex’s business rules modifications to the Materials; (ii) arising from material modification of the Materials by Dex or its agents or representatives without Aptas’ prior reasonable approval thereof; or (iii) arising from Dex’s or its agents, or representatives’ material acts or omissions in violation of this Agreement.  No settlement or compromise that imposes any liability or obligation on any Indemnified Person shall be made without such Indemnified Person’s prior written consent, which consent shall not be unreasonably withheld.

9.2.          Infringement.   In the event any third-party infringement Claim is filed or threatened, in addition to its other obligations under this Section 9, Aptas shall, after obtaining a legal opinion that such Claim is a bona fide Claim with a basis in fact, solely at its own cost and expense, (i) obtain for Dex the right to continue using the Materials or Services, or (ii) modify the Materials or Services to avoid the infringement but without adversely impairing the functionality or performance of the Materials or Services so that the Materials or Services continues to conform to the applicable specifications therefor. If, after the exercise of Aptas’ best efforts, Aptas is unable to obtain for Dex the right to continue using the Materials or Services or to modify the Materials or Services to avoid the infringement as specified in the previous sentence, Aptas shall replace the Materials or Services with a compatible, functionally equivalent replacement that is noninfringing and continues to conform to the applicable specifications therefor.

9.3           Dex Obligation to Indemnify.   Dex shall indemnify and hold harmless Aptas and its affiliates and subsidiaries, and any employee or agent thereof (each individually, an “Indemnified Person”) from and against any and all claims, demands, suits and other proceedings (“Claims”), and shall pay as incurred all liability, losses, damages, judgments, settlements, costs and expenses (including reasonable attorneys fees and imputed fees of in-house counsel) associated with the same arising from or relating to (i) Dex Data (including advertising content); (ii) advertising content placement; (iii) Dex’s infringement of any content provider’s intellectual property, and (iv) any express or implied warranties or representations made by Dex under this Agreement. The foregoing indemnity shall not cover third-party Claims to the extent arising out of or resulting from Aptas’ or its agents’ or representatives’ material acts or omissions in violation of this Agreement. Dex may, at its option, conduct the defense in any such third-party Claim arising as described herein and each Indemnified Person shall reasonably cooperate, at Dex’s expense, with such defense. No settlement or compromise that imposes any liability or obligation on any Indemnified Person shall be made without such Indemnified Person’s prior written consent, which consent shall not be unreasonably withheld.

9.4           Mutual Indemnity.   Each party shall indemnity and hold harmless the other party and its affiliates and subsidiaries, and any employee or agent thereof from and against any and all Claims, and shall pay as incurred all liability, losses, damages, judgments, settlements, costs and expenses (including reasonable attorneys fees and imputed fees of in-house counsel) associated with the same arising from or relating to any injury to or death of any person or loss of or damage to tangible property, but only to the extent that such liability, loss, damage or expense was proximately caused by gross negligence or willful misconduct on the part of the party from whom indemnity is sought.

10.           INSURANCE.

10.1         Requirements.   Aptas shall keep in full force and effect and maintain at its sole cost and expense the following policies of insurance during the term of this Agreement, and require the same coverage for any third parties, including subcontractors, performing any of the Services on behalf of Aptas:

10.1.1      Workers’ Compensation and Employer’s Liability Insurance with statutory limits as required in the state(s) of operation, and providing coverage for any employee entering on Dex premises, even if not required by statute. Employer’s Liability or “Stop Gap” insurance with limits of not less than $100,000 per employee by accident.

10.1.2      Commercial General Liability Insurance covering claims for bodily injury, death, personal injury or property damage occurring or arising out of Aptas’ performance under or in connection with this Agreement, including coverage for independent contractor’s protection, premises-operations, products/completed operations, and contractual liability with respect to the liability assumed by Aptas hereunder. The limits of insurance shall not be less than the following:

Each Occurrence:	$1,000,000
General Aggregate Limit	$2,000,000
Products-Completed Operations Limit	$1,000,000
Personal and Advertising Injury Limit	$1,000,000

10.1.3      Comprehensive Automobile Liability Insurance covering the ownership, operation and maintenance of all owned, non-owned and hired motor vehicles used in connection with the performance of this Agreement, with limits of at least $1,000,000 per occurrence for bodily injury and property damage.

10.1.4      Professional Liability and Errors and Omissions Liability Insurance covering acts, errors, omissions and machine malfunctions arising out of Aptas’ operations or Services with limits of not less than $1,000,000 per occurrence and endorsed to provide coverage for contractual liability with respect to liability assumed by Aptas hereunder. Such insurance shall provide a retroactive date prior to the date of this Agreement and an extended claims reporting period of not less than three (3) years after the termination of this Agreement.

10.1.5      Comprehensive Crime, Employee Dishonesty and Computer Fraud Insurance covering losses due to theft of money or securities or arising out of or in connection with any fraudulent or dishonest acts committed by Aptas personnel or third patties, acting alone or with others, in an amount not less than $1,000,000 per occurrence. Such insurance shall he endorsed to provide coverage to Dex for losses arising from theft from Aptas personnel or third parties while providing Services.

10.1.6      All-Risk Property insurance covering all Aptas equipment and other personal property of Aptas located at Dex premises in an amount not less than full replacement cost.

Aptas shall not commence any work under this Agreement until it has fulfilled all of its insurance requirements under this Section 10. The insurance limits required herein may be obtained through any combination of primary and excess or umbrella liability insurance.

10.2         Approved Companies.   All such insurance shall be procured with reputable insurance companies. Such insurance companies shall maintain a rating at least “A” and be at least a Financial Size Category VII as both criteria are defined in the most current publication of Best’s Policyholder Guide.

10.3         Endorsements.   Aptas’ insurance policies required under Sections 10.1.2, 10.1.3, 10.1.4 and 10.1.6 shall name Dex and all subsidiaries, affiliates, officers, directors, agents, servants and employees as additional insured, as their interest may appear, for any and all liability arising at any time in connection with Aptas’ performance under this Agreement. Aptas’ insurance policy required under Section 10.1.5 shall name Dex and all of its subsidiaries, affiliates, officers, directors and employees as Loss Payees for any and all liability arising at any time in connection with Aptas’ performance under this Agreement. Such insurance afforded Dex shall be primary insurance and not excess of, or contributory with, any other valid and collectible insurance purchased or maintained by Dex. Aptas shall obtain such endorsements to its policy or policies of insurance as are necessary to cause the policy or policies to comply with the requirements stated herein.

10.4         Certificates.   Aptas shall forward to Dex certificate(s) of such insurance evidencing compliance with this Section 10 upon execution of this Agreement and upon the further reasonable request of Dex.

10.5         No Implied Limitation.   The obligation of Aptas to provide the insurance specified herein shall not limit in any way any obligation or liability of Aptas provided elsewhere in this Agreement.

10.6         Insurance Subrogation.   Aptas shall cause its insurers to issue appropriate waivers of subrogation rights endorsements to all applicable insurance policies maintained by Aptas (including those specified in Section 10.1).

11.           DISPUTE RESOLUTION

11.1         Informal Dispute Resolution.   Prior to the initiation of formal dispute resolution procedures as to any dispute, but without limiting either party’s right to seek injunctive relief pursuant to this Agreement, the parties shall first attempt to resolve each dispute informally, as follows:

11.1.1      Initial Effort.   The parties agree that the Dex Contract Manager and the Aptas Contract Manager shall attempt in good faith to resolve all disputes. In the event the Dex Contract Manager and the Aptas Contract Manager are unable to resolve a dispute within fifteen (15) business days, either party may refer the dispute for resolution to the corporate executives specified in Section 11.1.2 below upon written notice to the other party.

11.1.2      Initial Escalation.   Within five (5) business days of a notice under Section 11.1.1 above referring a dispute for resolution by corporate executives, the Dex Contract Manager and the Aptas Contract Manager will each prepare and provide to Aptas’ Senior Vice-President of Technology and Dex’s Chief Information Officer and Chief Operating Officer or successor Dex positions, respectively, summaries of the non-privileged relevant information and background of the dispute, along with any appropriate non-privileged supporting documentation, for their review. The designated corporate executives will confer as often as they deem reasonably necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. The designated corporate executives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. The specific format for the discussions will be left to the discretion of the designated corporate executives, but may include the preparation of agreed-upon statements of fact or written statements of position. In the event the Dex Contract Manager and the Aptas Contract Manager are, unable to resolve a dispute within fifteen (15) business days, either party may refer the dispute for resolution to the corporate executives specified in Section 11.1.3 below upon written notice to the other party.

11.1.3      Final Escalation.   Within five (5) business days of a notice under Section 11.1.2 above referring a dispute for resolution by senior corporate executives, the executives specified in Section 11.1.2 will each prepare and provide to Aptas’ Chief Executive Officer and Dex’s Chief Executive Officer, respectively, summaries of the relevant non-privileged information and background of the dispute, along with any appropriate supporting documentation, for their review. The designated senior corporate executives will confer as often as they deem reasonably necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. The designated senior corporate executives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. The specific format for the discussions will be left to the discretion of the designated senior corporate executives, but may include the preparation of agreed-upon statements of fact or written statements of position.

11.1.4      Provision of Information.   During the course of negotiations under Sections 11.1.1, 11.1.2 and 11.1.3 above, all reasonable requests made by one party to another for non-privileged information, reasonably related to the dispute, will be honored in order that each of the parties may be fully advised of the other’s position.

11.1.5      Prerequisite to Formal Proceedings.   Formal proceedings for the resolution of a dispute may not be commenced until the earlier of: (i) the designated corporate executives under Section 11.1.3 above jointly concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or (ii) thirty (30) days after the notice under Section 11.1.2 above referring the dispute to the designated corporate executives. The time periods specified in this Section 11 shall not be construed to prevent a party from instituting, and a party is authorized to institute, formal proceedings earlier to (i) avoid the expiration of any applicable limitations period, (ii) preserve a superior position with respect to other creditors, or (iii) seek a preliminary injunction in accordance with this Agreement.

11.2         Arbitration

11.2.1      Arbitration.   Without limiting each party’s right to seek injunctive relief pursuant to this Agreement, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, which cannot be resolved using the procedures set forth above in Section 11.1 shall be exclusively and finally resolved under the Commercial Arbitration Rules of the American Arbitration Association then in effect.

11.2.2      Location and Decision.   The Arbitration shall take place in Denver, Colorado, and shall apply the governing law of this Agreement. The decision of the arbitrators shall be final and binding and judgment on the award may be entered in any court of competent jurisdiction. The arbitrators shall be instructed to state the reasons for their decisions, including findings of fact and law. The arbitrators shall be bound by the warranties, limitations of liability and other provisions of this Agreement, and in no event shall the arbitrators have the authority to make any award that provides for punitive or exemplary damages. Without limiting either party’s right to seek injunctive relief pursuant to this Agreement, such arbitration shall be a precondition to any application by either party to any court of competent jurisdiction.

11.2.3      Selection and Qualification of Arbitrators.   Within thirty (30) days, or such reasonable period mutually agreed upon by the parties, after delivery of written notice (“Notice of Dispute”) by one party to the other in accordance with this Section, the parties each shall use good faith efforts to mutually agree upon one (1) arbitrator. If the parties are not able to agree upon one (1) arbitrator within such period of time, the parties each shall within thirty (30) days: (i) appoint one (1) arbitrator who has at no time ever represented or acted on behalf of either of the parties; and is not otherwise affiliated with or interested in either of the parties and (ii) deliver written notice of the identity of such arbitrator and a copy of his or her written acceptance of such appointment to the other party. If either party fails or refuses to appoint an arbitrator within such thirty (30) day period, the single arbitrator appointed by the other party shall decide alone the issues set out in the Notice of Dispute. Within thirty (30) days after such appointment and notice, such arbitrators shall appoint a third neutral and independent arbitrator who at no time ever represented or acted on behalf of either of the parties, and is not otherwise affiliated with or interested in either of the parties. In the event that the two (2) arbitrators fail to appoint a third arbitrator within thirty (30) days of the appointment of, the second arbitrator, either arbitrator or either party may apply for the appointment of a third arbitrator to the American Arbitration Association.

11.2.4      General.   All arbitrators selected pursuant to this Section shall be attorneys with substantial and appropriate experience with the technology and/or law applicable to the Services or similar services or transactions. Any such appointment shall be binding upon the parties. Discovery will be allowed in connection with arbitration to the extent consistent with the purpose of the arbitration and as allowed by the arbitrator or arbitrators, as applicable. The decision or award of the arbitrators) shall be final, binding and non-appealable and may be enforced and executed upon in any court having jurisdiction over the party against whom the enforcement of such decision or award is sought. Each party shall bear its own arbitration costs, attorneys fees and expenses and all other costs and expenses of the arbitration shall be divided equally between the parties.

11.3         Continued Performance

11.3.1      General.   Each party agrees that it shall, unless otherwise directed by the other party, continue performing its obligations under this Agreement while any dispute is being resolved.

11.3.2      Non-Interruption of Service and License.   Aptas acknowledges and agrees that any interruption in the Services or to the license granted hereunder may cause irreparable harm to Dex, in which case an adequate remedy at law would not he available. Aptas expressly acknowledges and agrees that, pending resolution of any dispute or controversy, it will not deny, withdraw, or restrict Aptas’ grant of the license hereunder or provision of the Services to Dex under this Agreement, except as specifically and expressly agreed in writing by Dex and Aptas.

12.           MISCELLANEOUS.

12.1         Independent Consultant Agreements.   On or prior to the Effective Date and for the two (2) year period following the Effective Date, two employees of Aptas, to be identified by Dex (each a “Consultant”), will enter binding contracts with Dex substantially in the form attached hereto as Schedule D (“Independent Consultant Agreement”) in which they agree in their individual capacity to render consulting services supporting the development, maintenance and operation of the Materials or otherwise similar to the Services on a time and material basis at the hourly rates set forth in such Independent Consultant Agreement for up to six (6) months in the event of any insolvency or bankruptcy of Aptas or other cessation of its provision of the Services. During the two (2) year term following the Effective Date, Aptas shall provide to Dex written notice of any material change in each Consultant’s full-time employment with Aptas, including termination of such employment, at least 14 days prior to the effective date of such change, or upon any anticipation thereof. Within 30 days following the date of termination of a Consultant’s employment, or following the reassignment of responsibilities of those individuals within Aptas, Aptas shall obtain for Dex a replacement consultant, reasonably acceptable to Dex, who agrees to render similar consulting services pursuant to a separate consulting agreement containing the same terms and conditions set forth in the Independent Consultant Agreement and has substantially comparable skills and experience. Aptas’ failure to comply with its obligations under this Section 12.1 shall constitute a material breach of this Agreement.

12.2         Notification Requirements.   Aptas will provide to Dex: (i) on a regular basis not less frequently than quarterly (or monthly as may be expressly requested by Dex prior to the occurrence of a Trigger Event pursuant to Section 5.2), its audited and un-audited financial statements including statements of income, statements of cash flow, balance sheets and any other similar statements reflecting the financial condition of Aptas; (ii) written notice of any civil, criminal, arbitral or administrative actions, suits, claims, proceedings or investigations pending or, to the knowledge of Aptas, threatened, against Aptas, or any of its affiliates or any of their respective assets or properties, collectively, “Actions” if any such Actions might reasonably be judged have a material adverse effect of the financial condition of Aptas such that the provision of the Services would be affected; (iii) written notice upon the commencement of the preparation of any filing of a petition on behalf of Aptas under any section or chapter of the United States Bankruptcy Code, as amended from time to time, whether Aptas at the time of such commencement intends to file such petition; and (iv) written notice of an assignment for the benefit of creditors, or a petition or proceeding by or against Aptas for the appointment of a trustee, receiver or liquidator of Aptas, any of Aptas’ property or Aptas’ interest in the Agreement, or a proceeding by Aptas, its shareholders or creditors, or any government authority for the dissolution or liquidation of Aptas or Aptas’ anticipation thereof.

12.3         Audit Rights.   During the Term, Aptas shall and shall cause its subcontractors and suppliers to provide to Dex, and to Dex’s representatives, access at reasonable times (but at least once each calendar year on Dex’s request) to: (i) the part of any facilities at which Aptas is providing the Services; (ii) Aptas’ personnel; and (iii) all data and Aptas records relating to the Services for the purpose of performing audits and inspections of Aptas and its performance, to verify the integrity of data owned by Dex, to examine the systems that process, store, support and transmit that data, to verify the adequacy and ensure continued maintenance of the security and control measures that Aptas has implemented and, to examine Aptas’ performance of the Services. Aptas shall provide to such auditors, inspectors, regulators, and representatives such assistance as they reasonably require. Aptas and Dex shall meet to review each audit report promptly after the issuance thereof and mutually agree upon the appropriate manner in which to respond to the changes suggested by the audit report Aptas shall respond to, and correct all issues identified in, audit reports in writing within thirty (30) days from receipt of each report.

12.4         Rights in Event of Bankruptcy.   All rights and licenses granted under or pursuant to this Agreement by Aptas to Dex are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, or replacement provision therefor (the “Code”), licenses to rights to “intellectual property” as defined in the Code. The parties agree that Dex, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The parties further agree that, in the event of the commencement of bankruptcy proceedings by or against Aptas under the Code, Dex shall be entitled to retain all of its rights under the Agreement. In addition to the foregoing, Aptas agrees that in the event of commencement of bankruptcy proceedings by or against Dex, Dex or its trustee in bankruptcy shall be entitled to assume the licenses granted under or pursuant to this Agreement by Aptas to Dex and shall be entitled to retain all of Dex’s rights thereunder (and shall he entitled to assume this Agreement and all of Dex’s rights hereunder).

12.5         Subcontractors.   Prior to entering into a subcontract with any third party materially involved in the performance of the Services, Aptas shall give Dex reasonable prior written notice specifying the components of the Services affected, the scope of the proposed subcontract, and the identity and qualifications of the proposed subcontractor, and Dex shall have the right to approve proposed subcontractors, which approval shall not be unreasonably withheld, Dex also shall have the right to revoke its prior approval of a subcontractor and direct Aptas to replace such subcontractor as soon as possible if the subcontractor’s performance is materially deficient or there have been material misrepresentations to Dex by Aptas concerning the subcontractor. Aptas shall ensure that Dex has all rights to information and inspection, and related rights, as to subcontractors that Dex has as to Aptas. Aptas shall be responsible for the performance of its subcontractors to the same extent as Aptas is responsible for its own performance.

12.6         Force Majeure, Suspension and Termination.

12.6.1      Force Majeure Event.   No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, wars, riots, civil disorders, terrorist activities, civil insurrection, rebellions or revolutions or any other similar cause beyond the reasonable control of such party (each a “Force Majeure Event”), except to the extent, that the non-performing party is at fault in failing to prevent or causing such default or delay, and provided that such default or delay can not, by commercially reasonable efforts of the non-performing party, be circumvented by the non-performing party through the use of alternate sources, workaround plans or other means. A strike, lockout or labor dispute involving either party and its own personnel or a subcontractor shall not excuse such party from its obligations hereunder. In addition, the refusal of Aptas or its personnel to enter a facility that is the subject of a labor dispute shall excuse Aptas from its obligations hereunder if and to the extent such refusal is reasonable and consistent with the actions and practice of Dex management. If the period of nonperformance exceeds sixty (60) days, the party whose ability to perform has not been so affected may by giving written notice to the other party terminate any portion or all of this Agreement.

12.6.2      Disaster Recovery and Contingency Planning.   Upon the occurrence of a Force Majeure Event, Aptas shall, to the extent it is not prevented from doing so by another Force Majeure Event, implement promptly, as appropriate, its disaster recovery and contingency plan. The occurrence of a Force Majeure Event shall not relieve Aptas of its obligation to implement an appropriate disaster recovery and contingency plan, subject, however, to the occurrence of another Force Majeure Event which prevents such implementation.

12.7         Representatives.

12.7.1      Aptas Contract Manager.   Aptas will appoint and maintain during the term of this Agreement a representative (the “Aptas Contract Manager”) to servo as the primary point of contact for Dex for performance of the Services and other issues related to this Agreement.  Aptas shall notify Dex of any replacements of the Aptas Contract Manager. The Aptas Contract Manager shall devote such effort as may be required from time to time for the appropriate performance of such responsibilities.

12.7.2      Dex Contract Manager.   Dex will appoint and maintain during the term of this Agreement a representative (the “Dex Contract Manager”) to serve as primary point of contact for Aptas for issues related to this Agreement. The Dex Contract Manager shall devote such effort as may be required from time to time for the appropriate performance of such responsibilities.

12.8         Applicable Law.   This agreement shall be governed by the internal laws of the State of Colorado, without giving effect to conflict of law principles, except that if the State of Colorado adopts any version of the Uniform Computer Information Transaction Act drafted by the National Conference of Commissioners on Uniform State Laws, that part of the laws of the State of Colorado shall not apply to this transaction.

12.9         No Additional Expenses.   Dex shall not incur any additional fees or expenses beyond those set forth in this Agreement unless expressly agreed to in writing by Dex.

12.10       Self Help.   Aptas agrees that in the event of any dispute with Dex regarding an alleged breach or default of this Agreement, Aptas shall not use any type of electronic means to prevent or interfere with Dex’s use of Dex Data without first obtaining a valid court order authorizing same. Dex shall be given proper notice and an opportunity to be heard in connection with any request for such a court order. Aptas understands that a breach of this provision could foreseeably cause substantial harm to Dex and to numerous third parties having business relationships with Dex. No limitation of liability, whether contractual or statutory, shall apply to a breach of this paragraph.

12.11       Remedies Cumulative.   All remedies of either party provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to such party at law, in equity or otherwise.

12.12       Further Assurances.   Each of Aptas and Dex shall duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further instruments and documents and to take all such action, in each case as may be necessary or proper to carry out the provisions and purposes of this Agreement.

12.13       Severability.   In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over the parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law. The remaining provisions of this Agreement shall not be affected thereby, and each such provision shall be valid and enforceable to the fall extent permitted by law.

12.14       Deletion of Functions.   In the event that Aptas deletes functions from the Materials and transfers or offers those functions in other or new products (whether directly or indirectly or through an agreement with a third party), the portion of those other or new products that contain the functions in question, or the entire product, if the functions cannot be separated out, shall be provided to Dex under the terms of this Agreement, at no additional change to Dex.

12.15       Quiet Enjoyment.   To the extent of its rights contemplated under this Agreement, Dex shall be entitled to use the Materials, and any part thereof, without disturbance, subject only to its obligation to abide by the terms and conditions of this Agreement and early termination of this Agreement, other than by Aptas pursuant to Section 4.4, shall not affect Dex’s right to quiet enjoyment and use of the Materials otherwise provided in this Agreement.

12.16       Liens.   Aptas will not file, or by its action or inaction permit, any mechanic’s or materialman’s liens to be filed on or against property or realty of Dex.  In the event that any such liens arise as a result of a Aptas’ actions or inactions, Aptas will remove such liens at its sole cost and expense within ten (10) business days.

12.17       Access to Computer Information.   If Aptas is given access, whether on-site or through remote facilities, to any Dex computer or electronic data storage system, in order for Aptas to perform any of its obligations hereunder, Aptas shall limit such access and use solely to perform its obligations within the scope of this Agreement and will not attempt to access any computer system, electronic file, software or other electronic services other than those specifically required to accomplish the work required hereunder. Aptas shall limit such access to those of its Personnel expressly requiring such access in connection with this Agreement, shall advise Dex in writing of the name of each individual who will be granted such access, and shall strictly follow all Dex security rules and procedures for use of Dex’s electronic resources. All user identification numbers and passwords disclosed to Aptas and any information obtained by Aptas as a result of Aptas’ access to, and use of, Dex’s computer and electronic storage systems shall be deemed to be, and shall be treated as, Dex Confidential Information. Aptas shall cooperate with Dex in the investigation of any apparent unauthorized access by Aptas to Dex’s computer or electronic data storage systems or unauthorized release of Dex Confidential Information by Aptas or its Personnel.

12.18       Notices.   All notices required under the terms and provisions hereof shall be in writing, by certified or registered mail or by personal delivery. Any such notice shall become effective only upon receipt at the following addresses by the designated persons, which, upon written notice, may be changed from time to time:

If to Dex:

Dex Media, Inc.
198 Inverness Drive West
Englewood, Colorado 80112
Attention: Chief Operating Officer

with a copy to:

Dex Media, Inc.
198 Inverness Drive West
Englewood, Colorado 80112
Attention: General Counsel

If to Aptas:

Aptas, Inc.
Suite 600, 1899 Wynkoop
Denver, CO 80202
Attention: Vice President, Finance

12.19       Entire Agreement.   This Agreement, together with all exhibits or other attachments attached hereto or referenced herein (which are hereby incorporated herein by reference), constitutes the entire agreement between the parties hereto and supersedes and preempts any prior understandings, agreements, representations or statements of any kind, oral or written, that may have related to the subject matter hereof in any way. Aptas acknowledges and confirms that neither Dex nor anyone acting on its behalf has made any statement, promise or agreement, verbally or in writing, in conflict with the terms of this Agreement or that in any way modifies, varies, alters, enlarges or invalidates any of the provisions hereof and it is agreed that no obligations of Dex shall be implied in addition to the obligations herein expressed. The parties also understand, acknowledge and agree that unless otherwise specified in a written instrument signed by an officer of each party no additional terms or changes to these terms, even if such additional terms or changes contain provisions to the contrary, shall be valid or binding on the parties.

12.20       Waiver.   No term or provision hereof shall be deemed waived and no breach or default consented to unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

12.21       Assignment.   Neither party shall assign or subcontract all or any part of this Agreement, or any interest therein, without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except that Dex may, without Aptas’ consent, assign this Agreement or any of its rights hereunder, in whole or in part, to any current or future affiliate or subsidiary, or in connection with the sale, consolidation or transfer of all or a substantial portion of its assets or those of Dex, or any merger, reorganization or acquisition of Dex. Upon the acceptance of such assignment and the assumption of the duties and liabilities therefor by the assignee, the assignor shall be released and discharged, to the extent of the assignment, from all further duties and liabilities under this Agreement. Any attempted assignment that does not comply with the terms of this Section shall be null and void.

12.22       Joint Work Product.   This Agreement is the joint work product of representatives of the parties hereto; accordingly, in the event of ambiguities, no inferences shall be drawn against either party, including the party that drafted the Agreement in its final form.

12.23       Section Headings.   Section headings have been included in this Agreement merely for convenience of reference. They are not to be considered part of this Agreement, or to be used in the interpretation hereof.

12.24       No Publicity.   Neither party shall have the right to use the name or trademarks, whether registered or not, of the other party in publicity releases or advertising or in any other manner, including licensee lists, for any purpose whatsoever without the express written consent of an officer of the other party.

12.25       Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.26       Independent Contractor Relationship.   Nothing contained herein shall be construed to imply a joint venture, partnership or principal and agent relationship between the parties and Aptas shall perform the Services hereunder as an independent contractor.

12.27       Grant of Warrants.   In consideration for Dex’s entering into this Agreement with Aptas, Aptas shall grant to Dex as of the Effective Date, warrants (the “Warrants”) representing seven percent (7%) of the total number of then outstanding shares of Aptas common stock, based upon the following assumptions respecting outstanding shares of Aptas common stock, reduced by an adjustment factor of twenty-five percent (25%): (i) all then issued and outstanding Aptas common stock, (ii) the conversion of all then outstanding shares of Aptas Series A1 preferred stock into common stock, (iii) the conversion of all outstanding Aptas convertible promissory notes issued prior to May 1, 2003 into common stock, and (iv) the exercise of all then outstanding or authorized Aptas warrants and options with an exercise price less than $5.00 per share to purchase Aptas Series A-l Preferred Stock (and converted into common stock) and common stock. Such warrants shall be in substantially the form previously issued by Aptas to its then outstanding warrant holders and shall provide for vesting (with a four (4) year exercise period thereafter) on the following schedule: (i) forty percent (40%) of such shares shall vest as of the Effective Date (ii) thirty percent (30%) of such shares upon the later of (X) completion of the Initial Cycle, and (Y) attainment of one of a Trigger Event described in Section 5.2.1 through 5.2.4 above, and (iii) thirty percent (30%) of such shares (iii) upon the one year anniversary of the completion of the Initial Cycle provided that at such time this Agreement is substantially in force.

12.28       Reference and Business Support.   Unless otherwise reasonably requested by Dex and agreed by the parties, Dex shall serve as a reference for all prospective Aptas (or Aptas affiliate) customers interested in purchasing services that the same or substantially similar to the Services. In conjunction with the foregoing, Aptas shall provide notification of prospective Aptas (or Aptas affiliate) customers to the Dex Contract Manager (or designee), who shall serve as the contact point for such prospective Aptas (or Aptas affiliate) customers and shall respond to all inquiries in a timely manner. Aptas acknowledges and agrees that Dex may freely discuss all Aptas’ performance and Dex’s satisfaction with such performance with any such prospective customers. Aptas shall reimburse Dex’s reasonable out of pocket expenses associated with its activities undertaken pursuant to this Section 12.28.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

Dex Media, Inc.		Aptas, Inc.

By:	/s/ George Burnett	By:

Name:	George Burnett	Name:

Title:	CEO	Title:

Date:	6/27/2003	Date:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

Dex Media, Inc.	Aptas, Inc.

By:	By:	/s/ Perry Evans

Name:	Name:	Perry Evans

Title:	Title:	CEO

Date:	Date:	June 27, 2003

[***] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Execution Copy

Dex – Aptas

Work Order Number Two

to the

Professional Services

and License Agreement

Dex Proprietary Information

Work Order No. 2

1.	DEFINITIONS	1
2.	TERM	4
3.	SERVICES	4
4.	APTAS PERSONNEL AND SUBCONTRACTORS	6
5.	THIRD PARTY SOFTWARE AND SERVICES	7
6.	CHANGE CONTROL	8
7.	PERFORMANCE STANDARDS	8
8.	MANAGED THIRD PARTIES	9
9.	REQUIRED CONSENTS	9
10.	DEX RESPONSIBILITIES	9
11.	CHARGES	10
12.	SOFTWARE CURRENCY	14
13.	WARRANTIES	14
14.	INTELLECTUAL PROPERTY	15
15.	DISPUTE RESOLUTION	16
16.	TERMINATION	17
17.	LIABILITY LIMITATIONS	17
18.	REPORTS	17
19.	BENCHMARKING REVIEWS	19
20.	APPROVALS	20
21.	CONSTRUCTION AND INTERPRETATION	20
22.	GRANT OF WARRANTS	20

APPENDIX 1	DEX QA AND PRODUCTION ENVIRONMENTS

APPENDIX 2	APTAS WHITE PAPER, DECEMBER, 2004 (“DESTINATION SEARCH: A NEW PARADIGM FOR THE FUTURE OF LOCAL SEARCH”)

APPENDIX 3	CHANGE REQUEST FORM

APPENDIX 4	LETTER OF INTENT RESPECTING WARRANTS

ATTACHMENT A	MAINTENANCE AND DEVELOPMENT SERVICES

ATTACHMENT B	DEVELOPMENT AND IMPLEMENTATION SERVICES (DODS RELEASE 1.0)

ATTACHMENT C	TRANSITION SERVICES AND TERMINATION FOR CONVENIENCE CHARGES

ATTACHMENT D	PERFORMANCE STANDARDS

EXHIBIT 1 PERFORMANCE STANDARDS MATRIX

EXHIBIT 2 APPROVED MEASUREMENT TOOLS AND METHODOLOGY

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WORK ORDER NUMBER TWO

This is Work Order Number Two (this “Work Order”), dated as of December 20, 2004 and it, together with its attachments and exhibits, is incorporated by reference into that Professional Services and License Agreement by and between Dex Media, Inc. (“Dex”) and Aptas, Inc. (“Aptas”) dated June 27, 2003 (the “Agreement”). Except as otherwise expressly limited in this Work Order:

•      in the case of capitalized terms defined in both this Work Order and the Agreement, for purposes of this Work Order, such terms shall have the meaning given in this Work Order; and

•      capitalized terms used but not defined in this Work Order shall have the meanings given them in the Agreement.

RECITALS

WHEREAS, as of the effective date of this Work Order, Aptas is providing to Dex Services consisting of data processing support and services described in Schedule A to the Agreement (the “Ad Knowledge Services”);

WHEREAS, Dex desires to obtain, and Aptas has the capability to provide, certain New Services constituting website maintenance, enhancement and development services as described in this Work Order, and in connection therewith to modify certain provisions of the Agreement as applicable to the Ad Knowledge Services, all as provided in this Work Order;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions

 “Acceptance” means the determination, in Dex’s reasonable discretion, and in accordance with the Dex Standards or other criteria agreed to by the Parties, following implementation, installation, testing and execution in the production environment for an agreed upon number of business cycles that software, equipment, systems and/or other contract Deliverables are in compliance in all material respects with the Specifications.

 “Authorized Users” means Dex personnel or third parties designated by Dex to access or use the Existing Website, DODS, or the Services.

“Available” means that full functionality of a Service component is available for use by the Authorized Users and is not degraded in any material respect.

[***]

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“Change” means any change to the standards, processes, controls, software, equipment, systems, operating environment or Services.

“Code” means computer programming code, including HTML, JSP, and Java Script.  If not otherwise specified in this Work Order, Code means both object code and source code.  Code shall include any modifications or enhancements to such Code in existence from time to time.

“Content” means the text, graphics, data, video, media, images, sound recordings and other information which is displayed on the Existing Website or DODS.

“Content Collection Strategy” has the meaning specified in Section 10.1 below.

“Deliverables” means any Materials or Services procured or prepared by Aptas for Dex under this Work Order.  Whether or not actually delivered to Dex, Deliverables shall in all cases include all devices, programming, documentation, media and other objects that embody Aptas’ work product as described in this Work Order.  The term Deliverables shall also apply to all works of Aptas that are subject to Dex’s ownership hereunder, to all copies of Aptas Materials and third-party Materials that are licensed to Dex under this Work Order, and to all Materials prepared in conjunction with or delivered to Dex pursuant to this Work Order.

“Derivative Work” means a work which is based upon one or more preexisting works, such as a revision, enhancement, modification, translation, abridgement, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement.  For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work.

“Destination Search” means a web site and its underlying software platform, ontology, and content that provides deep local business information to consumers that extends the duration and frequency of a visit.

“Development and Implementation Services” means the functions and responsibilities to be performed by Aptas as described in Attachment B to this Work Order, including the development and implementation of DODS (Release 1.0).

“DexOnline Destination Search” or “DODS” means the new web site Aptas will develop pursuant to Attachment B of this Work Order.  The DODS will replace the Existing Website and, following such replacement and any agreed to period of concurrency, will be located at www.DexOnline.com.

“Dex Production Environment” means the hardware (including system software), network, security, database administration, monitoring and performance equipment and services located in Dex’s production environment as specified in Appendix 1 that Aptas acknowledges are sufficient to host the Deliverables provided pursuant to this Work Order.

“Dex QA Environment” means the hardware (including system software), network, security, database administration, monitoring and performance equipment and services located in Dex’s quality assurance environment as specified in Appendix 1 that Aptas acknowledges are sufficient to test the Deliverables provided pursuant to this Work Order.

“Dex Standards” means Dex’s policies, processes, procedures, controls, products, systems, architectures and standards (including the Dex Project Life Cycle) as such may be modified by Dex from time to time, including its policies, processes, procedures, controls, products, systems, architectures and

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standards related to information technology, website management, data management, data transmission, data privacy, security and technology.

“Direct Dex Competitor” means the following entities engaged in Internet yellow page publication or local search:  [***] are Direct Dex Competitors.

“Documentation” means user manuals and all other written materials that relate to particular Code or other Materials, including materials useful for design (for example, logic manuals, flow charts, and principles of operation), and machine-readable text or graphic files subject to display or print-out.  Documentation shall include any modifications or enhancements to such Documentation in existence from time to time.  Documentation relating to site design shall also include: site map, wireframes, style guide, user flows, personas, use cases, research reports and raw data files.  Without limiting the foregoing, Documentation includes the DODS Functional Specifications and Training Materials.

“DODS Functional Specifications” are those Specifications specified in Attachment B.

“End User” means a person, including consumers, that accesses (for personal or business reasons) the Existing Website, Beta, or DODS via the Internet.

“Existing Website” means the Dex yellow pages website maintained by Dex as of the effective date of this Work Order and located at www.DexOnline.com, as such is modified and enhanced (including through Aptas’ performance of the Services).  The Existing Website will be replaced by the DODS.

“Full Time Equivalent” or “FTE” is a level of effort (whether by one person or more than one person), excluding vacation, holidays, training, administration and other non-productive time (but including a reasonable amount of additional work outside normal business hours), equivalent to that which would be provided by one person working full time for one year.  Unless otherwise agreed, one dedicated FTE is assumed to be at least 1,880 productive hours per year and one (1) individual’s total work effort cannot amount to more than one FTE.

“In-Region” means Dex’s fourteen state franchise area including: Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming, as such area of operation by Dex may be modified from time to time.

“Local Search” a search for a product or service that is offered or available in the same localized geography as the End User initiating the search.

“Maintenance and Enhancement Services” means the functions and responsibilities to be performed by Aptas as described in Attachment A to this Work Order.

“Materials” means, collectively, software, literary works, other works of authorship, specifications, designs, analyses, processes, methodologies, concepts, inventions, know-how, programs, program listings, programming tools, documentation, user materials, reports, drawings, databases, spreadsheets, machine-readable texts and files, financial models and work product, whether tangible or intangible.

“Organic Traffic Queries” or “OTQ” means initial successful searches performed by End Users of the Existing Website, Beta, and DODS, where (i) such searches produce search results containing In-Region advertisements or listings and [***].  Execution of “refine your search” functionality will not be considered Organic Traffic Queries.

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“Program Trouble Report” or “PTR” means a documented statement detailing site behavior inconsistent with applicable Specifications.

“Required Consents” means the consents (if any) required from third parties in connection with Aptas’ provision of the Services, including delivery of the DODS and performance of the Transition Services.

“Search” means search technology, business rules or software that can be invoked by an End User to search for items on the DODS.

“Specifications” means, with respect to software, equipment, systems or other contract Deliverables to be designed, developed, maintained, modified, enhanced, delivered, integrated, installed and/or tested by Aptas, the technical, design and/or functional specifications set forth in this Work Order, a New Services or project description requested and/or approved by Dex or otherwise agreed upon in writing by the parties.

“Training Material(s)” refers to a set of documentation (including visual aids) adequate to provide appropriate information to Dex employees regarding the operation and use of DODS.

2.             Term.

This Work Order shall be effective from January 1, 2005 and shall extend to the end of the term of the Agreement (as extended in the following sentence), unless earlier terminated in accordance with the provisions of Section 4.1 of the Agreement is amended so that (i) the Initial Term of the Agreement will expire on December 31, 2007, unless earlier terminated in accordance with the provisions of the Agreement and (ii) the Agreement shall not renew automatically, however, by giving notice to Aptas no less than sixty (60) days prior to the expiration date of the Initial Term or any extension, Dex shall have the right to extend the Initial Term for up to three (3) renewal periods to be specified by Dex of up to one (1) year (each a “Renewal Term”) on the terms and conditions (including rates) set forth or provided for in this Work Order and the Agreement.

3.             Services.

3.1          Current Services.  As of the effective date of this Work Order, Aptas is providing and shall continue to provide to Dex the Ad Knowledge Services specified in the Agreement, provided that (i) Dex may specify the total number of In-Region Ads (display, in-column, awareness, etc.) that Aptas shall process and (ii) the charges for such Services are specified in Section 11 below.

3.2          Additional Services. Aptas shall provide to Dex the Maintenance and Enhancement Services and the Development and Implementation Services, together with any additional services, functions and responsibilities related thereto that Aptas has committed to perform throughout the Agreement, including this Work Order.  If any services, functions or responsibilities not specifically described in this Work Order are an inherent, necessary or customary part of the provision or performance of the Services, they shall be deemed to be included within the scope of the Services to be delivered or performed by Aptas, as if such services, functions or responsibilities were specifically described herein, unless such service, function or responsibility was expressly excluded or reserved for performance by Dex.  All services to be provided by Aptas under this Work Order constitute Services under the Agreement.

3.3          Change in “In-Region”.  If, as a result of a Dex internal investment expansion, merger, acquisition, strategic partnership or other contractual business relationship, Dex materially

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enlarges the In-Region area to include additional geographies beyond the fourteen (14) In-Region states as of the date of this Work Order or if Dex materially decreases the In-Region area, the parties shall in good faith negotiate an appropriate adjustment(s), if any, to the charges provided for under this Work Order.  If the parties are unable to agree with respect to such adjustment(s), the following shall apply: (i) the Monthly Services Charge shall be equitably adjusted to reflect the reasonable, actual additional costs or savings of Aptas associated with performing the Services for the expanded or contracted In-Region area (taking into account efficiencies, economies, savings and resource utilization changes capable of being achieved in connection with such changed In-Region area) plus ten percent (10%) of such costs or savings; and (ii) the Upper Bounds and Annual Payment Bounds specified in Section 11 shall be increased or decreased, as applicable, in proportion to the number of registered small-to-medium size businesses attributable to such additional or diminished geographies to the number of registered small-to-medium size businesses in the In-Region area immediately prior to such expansion or contraction.  In the event of an expansion of the In-Region area due to internal investment expansion, no such additional charges shall be applicable prior to the date six (6) months following the date of first publication by Dex in such new geography.

3.4          Right to Propose for New Services. From time to time during the term of the Agreement, Dex may desire New Services that are associated or related to the Services provided under this Work Order.  In such event, then Aptas shall, except to the extent contrary to Dex policy, practice or other commitment or incompatible with Dex’s business objectives and timetable, be afforded the first right of negotiation to contract for the performance such services in accordance with Section 1.3 of the Agreement.

3.5          Performance of Services and Dex Standards.  Aptas will provide the Services as necessary in order to satisfy the Performance Standards, in accordance with the Dex Standards and standards set forth in Section 1.4.2 and 1.5 of Attachment B, applicable Laws (in accordance with Section 6.3 of the Agreement), and as directed by Dex from time to time.  Aptas shall work with Dex Program Management in order to ensure that the Sarbanes-Oxley Act of 2002 compliance standards are maintained and project controls are in place throughout the Term of this Work Order.  Aptas will manage and perform the Services in a tightly integrated manner (with appropriate consideration given at all times to the impact of change to all Services described by this Work Order and in Attachments A and B).  Except as otherwise expressly provided, Aptas acknowledges and agrees that Aptas has end-to-end responsibility for the performance of the Services (including any and all aspects of the manner in which the Services are delivered).

3.6          Aptas Support Resource Pool.  The Services shall be provided by Aptas personnel, comprising a resource pool (the “Aptas Support Resource Pool”) managed by Aptas.  Unless otherwise agreed by Dex, the Aptas Support Resource Pool shall be comprised of diverse and capable FTE’s that are wholly dedicated to performing the Services.  Aptas will provide an Aptas Support Resource Pool adequate to deliver the Services. Following Acceptance of the DODS, Aptas will maintain DODS as [***]. Without limiting the foregoing obligation, following Acceptance of the DODS, Aptas will provide an annual minimum of twenty-two (22) FTE’s applied to planning, research, development, operation and management of Destination Search, and an annual Aptas Support Resource Pool of up to eight (8) FTEs as directed by the Executive Steering Committee (including three (3) of whom shall be available for performance of Dex directed discretionary work). On a semi-annual basis, the Aptas Support Resource Pool will be increased by a number of FTEs (for the ensuing 6 month period) equal in value to twenty-five percent (25%) of the prior six (6) months OTQ Charges.

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3.7          Right to Reprioritize.  Dex may reprioritize the existing work activities of the Aptas Support Resource Pool for the Existing Website and DODS.  Unless otherwise agreed, Dex shall incur no additional charges for the performance of such work activities by Aptas personnel then assigned to Dex.  Aptas shall use commercially reasonable efforts to perform such work activities without impacting the established schedule for other tasks or the performance of the Services in accordance with the Performance Standards.  If it is not possible to avoid such an impact, Aptas shall notify Dex of the anticipated impact and obtain its consent prior to proceeding with such work activities.  Dex, in its sole discretion, may forego or delay such work activities or temporarily adjust the work to be performed by Aptas, the schedules associated there with or the Performance Standards to permit the performance by Aptas of such reprioritized work activities.

3.8          New Services.  For the purposes of this Work Order, “New Services” means services meeting the definition of New Services in Section 1.3 of the Agreement that cannot be performed by Aptas personnel then providing the Services to Dex, without approval by Dex.  Upon Dex’s request for any New Services, Aptas shall perform its obligations as specified in Section 1.3 of the Agreement.

3.9          Required Resources.  Except as otherwise provided in this Work Order, Aptas shall be responsible for providing the facilities, personnel, equipment, software, technical knowledge, expertise and other resources necessary to provide the Services.

4.             Aptas Personnel and Subcontractors.

4.1          Aptas Personnel.  Aptas shall ensure that the all personnel providing the Services possess the training and experience, competence and skill to perform the Services in a skilled, professional manner.  In the event that Dex determines in good faith that the continued assignment of any individual personnel to the performance of Services is not in the best interests of Dex, then Dex may give Aptas notice to that effect requesting that such personnel be replaced.  Aptas shall have ten (10) business days following Dex’s request for removal of such personnel in which to investigate the matters forming the basis of such request, correct any deficient performance and provide Dex with assurances that such deficient performance shall not recur (provided that, if requested to do so by Dex for actual or suspected violations of Dex rules, Dex may immediately remove or cause to be removed the individual in question from all Dex facilities pending completion of Aptas’ investigation and discussions with Dex).  If, following such ten (10) business day period, Dex is not reasonably satisfied with the results of Aptas’ efforts to correct the deficient performance and/or to ensure its non-recurrence, Aptas shall, as soon as possible, remove and replace such personnel with an individual of suitable ability and qualifications, without cost to Dex.  Nothing in this provision shall operate or be construed to limit Aptas’ responsibility for the acts or omission of the personnel performing the Services, or be construed to create joint employment by Dex.

4.2          Aptas Management.  Aptas shall implement and maintain a retention strategy designed to retain Aptas’ Chief Executive Officer, Chief Marketing and Product Officer, and Senior Vice President of Technology during the Initial Term.  Aptas shall also maintain active succession plans for each such management position.

4.3          Subcontractors.  For the purposes of this Work Order, Section 12.5 of the Agreement is amended as follows:

Aptas will not subcontract or delegate any of its responsibilities under this Agreement without Dex’s prior written approval.  Prior to entering into a subcontract with a third party

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for the Services, Aptas will (i) notify Dex of the components of the Services affected, the scope of the proposed subcontract, the identity and qualifications of the proposed subcontractor, and the reasons for subcontracting the work in question; and (ii) obtain Dex’s prior written approval of such subcontractor.  Unless otherwise agreed, Aptas will be responsible for any failure by any subcontractor or other Aptas personnel to perform in accordance with this Agreement or to comply with any duties or obligations imposed on Aptas under this Agreement.  Aptas will be Dex’s sole point of contact regarding the Services, including with respect to payment.  Without limiting the foregoing, Dex shall have the right to require the removal of any subcontractor or subcontractor personnel from the performance of Services in a manner consistent with the removal of any personnel providing Services pursuant to Section 4.1 above.

5.             Third Party Software and Services.

5.1          Financial Responsibility. Each party shall be responsible for any third party fees or expenses on or after the effective date of this Work Order associated with the provision of the Services described in this Work Order with respect to software and related or other third party contracts for which a party is designated as financially responsible under Section 11.8 below.  Each party shall be responsible for any third party fees or expenses on or after the effective date of this Work Order associated with new, substitute or replacement software or third party contracts (including upgrades, enhancements, new versions or new releases of such software) for which such party is designated as financially responsible under Section 11.8 below.

5.2          Operational Responsibility.  With respect to software and related or other third party contracts for which Aptas is designated as financially or operationally responsible under Section 11.8 below, except as otherwise expressly provided, Aptas shall be responsible for (i) the evaluation, procurement, testing, installation, rollout, use, support, management, administration, operation and maintenance of such software and third party contracts; (ii) the compliance with and performance of all operational, administrative and contractual obligations specified in any associated licenses and contracts; and (iii) the payment of any fees, penalties, charges, interest or other expenses due and owing under any associated software licenses and third party contracts that are incurred, caused by or result from Aptas’ failure to comply with or perform its obligations under this Section 5.2 (except to the extent that such failure directly results from the acts or omissions of Dex in contravention of its obligations under this Agreement).

5.3          Rights Upon Expiration/Termination.  With respect to all third party software and related or other third party contracts for which Aptas is financially responsible under Section 11.8, Aptas shall use commercially reasonable efforts to (i) obtain for Dex (or its designee) the license, sublicense, assignment and other rights specified or referenced in Section 14, (ii) ensure that such license, sublicense, assignment and other rights are at least broad enough to permit Dex (or its designee) to continue use of such third party software and third party contracts as contemplated hereunder; (iii) ensure that the granting of such license, sublicense, assignment and other rights is not subject to subsequent third party approval or the payment by Dex (or its designee) of license or transfer fees (other than regular periodic license fees for periods after the date of transfer), (iv) ensure that the terms, conditions and prices applicable to Dex (or its designee) following expiration or termination are no less favorable than those otherwise applicable to Aptas, and at least sufficient for the continued use of such third party software and third party contracts as contemplated hereunder, and (v) ensure that neither the expiration/termination of this Agreement nor the assignment of the license or contract will trigger less favorable terms, conditions or pricing.  If Aptas is unable to obtain any such rights and assurances, it shall notify Dex in advance and shall not use such software or third party contracts without

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Dex’s approval (and absent such approval, Aptas’ use of any such software or third party contract shall obligate Aptas to procure, at no additional cost to Dex, the license, sublicense, assignment and other rights described above for Dex (or its designee) upon expiration or termination).  If Dex consents to Aptas’ use of specific third party software or third party contracts under these circumstances, such consent will be deemed to be conditioned on Aptas’ commitment to use commercially reasonable efforts to cause such third party to agree at expiration or termination of this Agreement or the completion of Termination Assistance Services to permit Dex (or its designee) to assume prospectively the software license or contract in question or to enter into a new license or contract with Dex (or its designee) on substantially the same terms and conditions, including price.  For the avoidance of doubt, inclusion of third party software or contracts in Section 11.8 does not constitute Dex’s consent as contemplated in this Section 5.3.  The parties acknowledge that as of the date of this Work Order, Aptas has not obtained the foregoing rights for Dex with respect to FAST and the mapping software and the parties agree that Aptas and Dex shall work together to obtain rights and assurances reasonably acceptable to Dex with respect to FAST and the mapping software by not later than the second quarter of 2005.  In the event, by the end of the second quarter of 2005, (i) the parties are not able to obtained such rights and assurances with respect to FAST and the mapping software, or (ii) with respect to the FAST software, Aptas is unable to procure substitute software with such rights and assurances that is functionally equivalent to FAST and reasonably acceptable to Dex, Dex shall have the right to terminate this Agreement upon notice to Dex without payment of termination charges.

6.             Change Control.

6.1          The parties shall evaluate, schedule and implement all Changes in accordance with Change controls procedures developed by the parties and included in a policy and procedures manual.  Such Change control procedures will be subject to Dex’s reasonable approval and will, at a minimum, include the requirements specified in this Section 6.

6.2          A party may request a Change by submitting a request to the Program Management Committee that is substantially in the form specified in Appendix 3 to this Work Order (a “Change Request”).

6.3          The Program Management Committee shall evaluate all Change Requests, and Aptas shall schedule and implement approved Changes, in accordance with the Change processes and procedures designated by Dex.  All Changes must be approved in writing by the Dex Program Manager, provided that the parties may agree in advance in writing that certain Changes may be implemented without written approval.  Aptas shall track all Change Requests, provide impact and cost/benefit analyses, and perform such other activities and functions as reasonably requested by Dex to determine the feasibility and desirability of a Change Request.

6.4          If the Change constitutes a New Service, Aptas shall provide a proposal and obtain approval for such Change in accordance with Section 1.3 of the Agreement, provided that Aptas shall use commercially reasonable efforts to deliver a proposal within five (5) business days of Aptas’ receipt of the Change Request.

7.             Performance Standards.

Aptas shall perform the Services in a manner that meets the specified Performance Standards specified or provided for in Attachment D (the “Performance Standards”).  Aptas recognizes that Dex is paying Aptas to deliver the Services (including delivery of the DODS and other Deliverables) in a manner conforming to such Performance Standards.  If Aptas fails to perform so

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as to meet such Performance Standards, then, in addition to other remedies available to Dex, Aptas shall pay or credit to Dex the performance credits specified in Attachment D (“Performance Credits”) in recognition of the diminished value of the Services resulting from Aptas’ failure to meet the agreed upon level of performance, and not as a penalty.  Under no circumstances shall the imposition of Performance Credits be construed as Dex’s sole or exclusive remedy for any failure to meet Performance Standards, however, if Dex recovers monetary damages from Aptas as a result of Aptas’ failure to meet a Performance Standard, Aptas shall be entitled to set-off against such damages any Performance Credits paid for the failure giving rise to such recovery.

8.             Managed Third Parties.

With respect to third parties identified in Section 11.8 below as “Managed Third Parties,” and any substitute(s) or replacement(s) therefore (each a “Managed Third Party”), Aptas shall perform the following activities with respect to the management and administration of the contracts between Dex and such Managed Third Parties:

•      manage the Managed Third Parties, including monitoring operational day-to-day service delivery, monitoring performance, escalating problems for resolution, and maintaining technical support relationships;

•      as requested by Dex, work with Dex to manage new and existing contractual relationships between Dex and Managed Third Parties; and

•      oversee the Managed Third Parties’ delivery of services and compliance with any performance standards contained in Dex’s contract(s) with the Managed Third Parties.

9.             Required Consents.

Except to the extent Dex is financially responsible for software or services specified in Section 11.8 below, Aptas shall be financially and administratively responsible for obtaining all Required Consents.  Dex will reasonably cooperate with Aptas in obtaining the Required Consents.

10.          Dex Responsibilities.

10.1        Content Strategy.  The parties shall develop a comprehensive In-Region data aggregation strategy that will include Content inclusion, tele-research, web crawling, self-serve, computational and third party sources (the “Content Collection Strategy”), together with other activities which may be the subject of a separate work order (whether or not constituting New Services).  The Content Collection Strategy will (i) identify potential sources that support web site initiatives, further performance of metrics, ROI analysis, integration plans, and development of business rules for incorporation and usage and (ii) provide, among other things and in all events, that (i) the use, nature, type, design, modification, display, placement, and removal of all content is subject to Dex’s sole approval, and (ii) Aptas will obtain Dex’s approval prior taking any action that is inconsistent with the Content Collection Strategy.  Dex shall have primary responsibility for the development, collection and aggregation of content, provided that Aptas will support Dex as reasonably directed by Dex.

10.2        Listings.  Dex shall aggregate listing information (business, residential, government, and 800 numbers) from multiple sources for In-Region, out-of-region and pocket locations normalize listing addresses and provide such listings to Aptas.  Dex shall be responsible for the accuracy, availability and completeness of listings information.  Dex and Aptas will

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mutually agree upon an acceptable data interface description and file transfer format for the listing information.

10.3        Ad Content.  Dex shall procure, aggregate and deliver In-Region ad content for the Existing Website and DODS, provided that Aptas shall provide content through the methods described in Attachment A, in addition to Ad Knowledge Services and other specifications of the Content Collection Strategy.

10.4        External Data Sources.  Dex shall procure, aggregate, deliver and manage In-Region external data sources used in connection with the Existing Website and DODS within the specifications of the Content Collection Strategy.

10.5        Data Integration.  Dex shall match and geo-code listing data, ad data and other content as specified in the Content Collection Strategy.  The matching of data will be performed according to the Dex Standards.  Aptas shall eliminate duplicate data elements under the direction and approval of Dex.  Aptas shall augment the geo-coding values in specific instances where correct map location and display is affected.  Augmentation will be achieved through an internal Aptas tool that will allow for the insertion and storage of merchant data or Dex provided latitude/longitude.

10.6        QA and Production Environments.  Dex shall be financially and operationally responsible for maintaining the Dex QA Environment and the Dex Production Environment, provided that Aptas shall consult with Dex regarding capacity planning and performance optimization.  Within forty-five (45) days of the effective date of this Work Order, the parties shall use commercially reasonable efforts to agree upon a complete list of specifications for the Dex QA Environment and the Dex Production Environment.  Upon agreement of such specifications, (i) the parties shall amend Appendix One to include such specifications and (ii) Aptas acknowledges that the Dex QA and Production Environments will be adequate to test and host the environment and otherwise permit Dex to receive the full benefit of the Services.  If the cost to Dex of acquiring and implementing the Dex QA Environment and the Dex Production Environment will exceed $2.1MM or the requirements therefor are not consistent with the overall technical architecture adopted by Dex and the technical requirements specified in Section 1.7.1 of Attachment B, Dex may terminate this work order without payment of termination charges.

11.          Charges.

11.1        Transition Fee.   On the effective date of this Work Order, Aptas shall invoice Dex for a one-time 2004 transition services fee in the amount of [***].

11.2        Monthly Service Charge.  The “Monthly Services Charge” each contract month is set forth below, and is the charge to Dex for Aptas’ provision of the Services under this Work Order and the Ad Knowledge Services.  Aptas shall invoice Dex by method of Dex’s choice on a monthly basis for Monthly Services Charges.  The Monthly Services Charge (subject to any OTQ Charge applicable pursuant to Section 11.3 below) shall fully compensate Aptas for providing the Services (including the Ad Knowledge Services, but excluding other charges for New Services which may be agreed upon by the parties from time to time after the effective date of this Work Order), and there are no separate or additional charges for such Services and Dex shall not pay any charges for such Services in addition to those set forth in this Work Order.  For the avoidance of doubt, the parties acknowledge that charges provided for in this Work Order supersede entirely the charges provided in Schedule C to the Agreement from and after the effective date of this Agreement.

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The Monthly Service Charge shall be as follows:

[***]

[***]

For purposes of the foregoing, “Beta Launch” shall be the date that Dex Accepts the Beta.

11.3        OTQ Adjustment. Commencing with the second invoice for the Monthly Service Charge delivered to Dex in accordance with Section 11.2, Aptas shall designate therein the number of Organic Traffic Queries at the Existing Website, the Beta DODS or the DODS, as applicable, for the previous month.  Subject to the applicable Annual Payment Bound in Section 11.4, if the aggregate number of OTQ’s for any such month is greater than the Upper Bound of OTQ’s specified in the table below for the applicable calendar year, as may be adjusted below (the “Upper Bound”), Aptas shall include in such invoice a charge in an amount equal to eight cents ($0.08) multiplied by the number of OTQ’s in such month over the Upper Bound (any such charge, an “OTQ Charge”).  Any OTQ Charge shall be payable with the charges otherwise payable by Dex for such month.  If the number of OTQ’s for any month is below the Upper Bound, Aptas shall make no adjustment to the portion of the Monthly Service Charge invoiced for the then current month.

Contract Year	2005	2006	2007	2008	2009	2010
Upper Bound	[***]	[***]	[***]	[***]	[***]	[***]

Notwithstanding the foregoing, the Upper Bound numbers set forth in the table above shall be subject to adjustment as follows:

•      Promptly following the conclusion of the second calendar month after the execution of this Work Order, the parties will calculate the average OTQs to the Existing Website over the preceding four (4) calendar months (the “Baseline OTQ”).

•      If the Baseline OTQ is greater than [***], all Upper Bounds in the table above shall be increased by the percentage by which the Baseline OTQ exceeds [***].

•      If the Baseline OTQ is less than [***], all Upper Bounds in the table above shall be decreased by the percentage by which the Baseline OTQ is less than [***].

The calculation of Baseline OTQ and all measurements of OTQ for any applicable period for purposes of this Work Order shall be made using consistent site reporting and tracking metrics and capability as selected by Dex in connection with the Existing Website, the Beta DODS or the DODS, as applicable.  The parties acknowledge and agree that as of the date of execution of this Work Order, such metrics and capability are provided through Omniture.

In the event of any change in the site reporting and tracking metrics and/or capability used by Dex in connection with the Existing Website, the Beta DODS or the DODS, as applicable, including the replacement of Omniture or the practices, methodologies or tools of Omniture, the parties will make appropriate adjustment in the OTQ calculation to assure continuity and consistency in the calculation and reporting of OTQ’s for purposes of determining any applicable OTQ Charges.

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11.4        Annual Payment Bound.  If the aggregate of Monthly Service Charges for any contract year, including any OTQ Adjustment, to Dex under this Work Order equals the Annual Payment Bounds specified for such year in the following table, the OTQ Charges for the remainder of such contract year shall be reduced to [***] for every OTQ achieved thereafter:

Contract Year	2005	2006	2007	2008	2009	2010
Annual Payment Bounds	[***]	[***]	[***]	[***]	[***]	[***]

11.5        Right to Withhold for Failure to Deliver Deliverable.  Notwithstanding the provisions of Section 3.2 (Payment Terms) of the Agreement and subject to Section 2.4 (Dex Performance Obligations and Savings Clause) of the Agreement, in the event a Deliverable is scheduled for delivery in any month (including Development and Implementation Milestones pursuant to Attachment B) and Aptas fails to deliver such Deliverable by the end of such month, the Monthly Service Charge payment for such month shall not be due until such Deliverable is delivered.  Thus, for example, if a Development and Implementation Milestone is designated for delivery on March 1, 2005 but not completed until April 30, 2005, Dex’s obligation to pay the Monthly Service Charge payment for March 2005 shall be delayed until such Development and Implementation Milestone completion date.

11.6        Partial Termination.  In the event that Dex terminates the Agreement in part, the charges payable to Aptas shall be equitably reduced to reflect such terminated Services.

11.7        Charges for New Services.    For purposes of establishing charges for any New Services pursuant to Section 1.3 of the Agreement, the rates set forth below shall be applicable, unless otherwise expressly agreed by the parties.  After the first contract year, Aptas may adjust the rates set forth below, provided that such adjustment will not exceed the lesser of three percent (3%) or the annual change in the monthly index published by the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for all Urban Consumers (CPI-U) Denver, Colorado – All Items in effect at that time.

Title/Level	Description	Current Personnel	Rate
Ontology Staff			[***]
Engineers / Ontology Managers / Marketing Managers		Ferguson, Eger, Bottstein / Weiss / Seideman	[***]
Senior Engineering Managers / Engineering Architects / Senior Marketing Managers		Dalton, TBD, Cecil / Telingator, Mosher, / Schwartz, Bauer	[***]
Senior Vice Presidents and C Level Executives		Perry Evans, Jeanette McClennan, Susan Dalton	[***] (no charge for management/administration)

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11.8        Financial Responsibility Matrix.  The following matrix sets forth the financial responsibility of the parties with respect to certain software and services related to the Services and the Existing Website and DODS:

Financial Responsibility: Third Party Software/Services

	Existing Website		DODS
Description	Responsibility	Provider	Responsibility	Provider
Core Search Capability. Front-end search and browse functionality for data sets.	Dex	i411^	Aptas	FAST
Local Customization of Search Capability. Additional search logic layer customizing the Core Search Capability for IYP, local search, and paid advertising.	Dex	i411^	Aptas	Aptas
Mapping. Map, driving direction and location search functionality.	Dex	MapQuest #	Aptas	TBD*
Site Reporting and Metrics. [***] website metrics (e.g., commerce reports, access paths, segmentation tracking/reporting).	Dex	Omniture #	Dex	TBD*
Banner Ads.	Dex	Adjuggler***	Dex	Adjuggler***
Content Aggregation. Collection, aggregation, and delivery of data from multiple sources; conversion of data into logical format.	Dex	Qwest, InfoUSA	Dex	TBD***
Ad knowledge Services. Ad Data extraction.	Aptas	Aptas	Aptas	Aptas**
Project Management. Web accessible scheduling, status, reports, problems, etc.	Dex	TBD	Dex	TBD
Issue Tracking. Tracks project, maintenance and enhancement requests.	Dex	TBD	Dex	TBD
Testing and Site Performance Programs.	Dex	Mercury Suite including Topaz, Load Runner, Test Director, etc.)	Dex	TBD***
Maintaining and Purchasing Dex URLs.	Dex	TBD	Dex	TBD
Site Usage Research. Research tools used to assess the end user usage, satisfaction, interest, and behavior on the production site.	Dex	ForeSee Results, Burke, Magid***	Dex	ForeSee Results, Burke, Magid***

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	Existing Website		DODS
Description	Responsibility	Provider	Responsibility	Provider
UI testing/ research and Site Usage research. Testing or research to identify or improve UI design and functionality.	Aptas	TBD	Aptas	TBD
Third Party Audit o Log Files.	Dex	I/PRO	Dex	I/PRO
External security audit expertise.	Dex	Applied Trust or TBD	Dex	Applied Trust or TBD
Oracle	Dex	Oracle #	Dex	Oracle #
Orion	Dex	Ironflare #	Dex	Ironflare #
Sitemesh	Dex	Open Source #	Dex	Open Source #
Clickstream	Dex	Open Source #	Dex	Open Source #
AOP Alliance	Dex	Open Source #	Dex	Open Source #
Spring	Dex	Open Source #	Dex	Open Source #
Hibernate	Dex	Open Source #	Dex	Open Source #
Struts	Dex	Open Source #	Dex	Open Source #
Jakarta Commons	Dex	Open Source #	Dex	Open Source #
Dom4j	Dex	Open Source #	Dex	Open Source #
Jdom	Dex	Open Source #	Dex	Open Source #
Tomcat	Dex	Open Source #	Dex	Open Source #
Postgres	Dex	Open Source #	Dex	Open Source #
Log4j	Dex	Open Source #	Dex	Open Source #

Notes:

*Third party will be proposed by Aptas, subject to Dex approval.

**Although a party to this Work Order, Aptas may propose third party software/service provider for listed function, subject to Dex approval.

***Dex may choose provider in its sole discretion.

^ -  Designates Managed Third Party.

# - Designates Third Party Software for which Aptas has operational (but not financial) responsibility.

Open source code is listed for informational purposes only.  Aptas is responsible for obtaining the require license rights to use the listed product, provided that Dex shall reasonably assist Aptas in obtaining such rights.

12.          Software Currency.

Aptas shall maintain reasonable currency for software for which it is financially or operationally as designated in
Section 11.8. For purposes of this Section 12, “reasonable currency” means that, unless otherwise directed by Dex, (i) Aptas shall maintain software within one major release of the then current major release, and (ii) Aptas shall install minor releases promptly or, if earlier, as requested by Dex.

13.          Warranties.

13.1        Aptas represents, warrants and covenants that any Deliverable will perform in conformance with the Deliverables Specifications and the applicable Documentation and will provide the functions and features and operate in all material respects in the manner described therein.

13.2        For the purposes of this Work Order, each reference to “Materials” in Article 6 of the Agreement is amended to read “Deliverables.”

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14.          Intellectual Property.

14.1        Dex Owned Materials.  Dex shall be the sole and exclusive owner of all Materials (i) owned by Dex prior to the effective date of this Work Order, or (ii) conceived by Dex or developed by or on behalf of Dex (other than by Aptas), including all enhancements and Derivative Works of such materials (including those enhancements and Derivative Works developed through the performance of the Services), including United States and foreign intellectual property rights in such Materials (collectively, “Dex Owned Materials”).  For the avoidance of doubt, Dex Owned Materials do not include any Aptas Owned Materials.  Dex hereby grants Aptas a non-exclusive, non-transferable, royalty-free right and license during the Term (and thereafter during the performance of any Transition Services) to access, use, execute, reproduce, display, perform, modify, distribute and create Derivative Works of the Dex Owned Materials to the limited extent required and for the express and limited purpose of providing the Services, including maintenance and development activities associated with the Existing Website and the DODS.  THE DEX OWNED MATERIALS ARE PROVIDED TO APTAS ON AN AS-IS, WHERE-IS BASIS AND DEX EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH MATERIALS, OR THE CONDITION OR SUITABILITY OF SUCH MATERIALS FOR USE BY DEX, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.2        Aptas Owned Materials.  Aptas shall be the sole and exclusive owner of all Materials owned by Aptas prior to the effective date of this Work Order including all enhancements and Derivative Works of such Materials, including United States and foreign intellectual property rights in such Materials (“Aptas Owned Materials”).  For the avoidance of doubt, Aptas Owned Materials do not include any Dex Owned Materials. As of the effective date of this Work Order, Aptas will use only the following Aptas Owned Materials to provide the Services: Webb Interactive product plans, Nextron product plans, Aptas product plans, the Pilot and Beta product plans and the proprietary Aptas platform that will serve as the foundation for the DODS.  Aptas hereby grants Dex and its third party contractors a non-exclusive, non-transferable, royalty-free right and license during the Term (and thereafter during the performance of any Transition Services) to access, use, execute, reproduce, display, perform, modify, publish and create Derivative Works of the Aptas Owned Materials for the sole purpose of performing or receiving the full benefit of the Services provided by Aptas, for Dex’s intended business purposes related to the use and operation of the Existing Website and the DODS.

14.3        New Developments.  Deliverables not otherwise constituting Dex Owned Materials, Aptas Owned Materials, or any third party Materials (“New Developments”) shall be jointly owned by Dex and Aptas including all United States and foreign patent, copyright and other intellectual property rights in such Deliverables.  To the extent of such joint ownership by Dex, such New Developments shall be deemed to be works made for hire (as that term is used in Section 101 of the United States Copyright Act, 17 U.S.C. § 101, or in analogous provisions of other applicable Laws).  Notwithstanding such joint ownership, Aptas and Dex agree that:

•      Aptas shall not use any such jointly owned New Developments for the benefit of, or distribute any such New Development to, a Direct Dex Competitor, and

•      Dex shall only use such New Developments for Dex’s ordinary business purposes consistent with those contemplated under this Work Order.

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Each party agrees to execute any documents and take any other actions reasonably requested by the other party to effectuate the intent and purposes of this Section 14.3.  ANY RIGHTS HEREUNDER GRANTED BY DEX, IS AND SHALL BE ON AN AS-IS, WHERE-IS BASIS AND DEX EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH NEW DEVELOPMENTS, OR THE CONDITION OR SUITABILITY OF SUCH NEW DEVELOPMENTS FOR PERMITTED USES BY APTAS, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.4        Expiration and Termination Rights. With respect to Aptas Owned Materials that are Deliverables, Aptas shall and hereby does grant to Dex a perpetual, royalty-free (except as provided in Attachment C) license to use such Materials upon and following any expiration or termination for any reason of this Work Order, including the right for Dex, or Dex’s designee, to use access, execute, reproduce, display, perform, modify, publish and create Derivative Works of such Materials for Dex’s ordinary business purposes consistent with those contemplated under this Work Order.

14.5        Source Code and Documentation.  Aptas shall, promptly as it is implemented or otherwise developed and/or delivered by Aptas, place into escrow for the benefit of Dex via electronic media the source code and Documentation (i.e., architectural diagrams, functional specs, installation procedures and release notes) for all Deliverables; provided, however, in the case of any Materials owned by Dex (including by joint ownership), Aptas shall provide such source code and Documentation to Dex’s Program Manager rather than placing such source code and Documentation into escrow.  Such source code and Documentation shall be sufficient to allow a reasonably knowledgeable, experienced and appropriately trained systems programmer to maintain and support the Deliverable.  Upon expiration or termination of this Work Order, and subject to Section 14.2 above, Aptas shall deliver to Dex the source code and Documentation for all Deliverables then in use by Aptas or Dex in connection with this Work Order.  For the avoidance of doubt, (i) the use of such source code and Documentation shall be consistent with the license grant provided in Section 14.4 above, and (ii) such source code and Documentation shall be subject to the restrictions against disclosure contained in Section 7.4 of the Agreement and for such purposes jointly owned New Developments shall be treated as Aptas’ Confidential Information.

14.6        No Accounting.  The parties agree that there shall be no accounting required by or to the other party in connection with the parties’ joint ownership of Materials provided for in this Section 14.

14.7        For the purposes of this Work Order, this Section 14 supercedes Section 5.1 and Section 5.2 of the Agreement in its entirety.

15.          Dispute Resolution.

15.1        For the purposes of this Work Order, each reference to “Dex Contract Manager” and “Aptas Contract Manager” in Section 11 of the Agreement is amended to read “Dex Account Manager” and “Aptas Account Manger,” respectively.

15.2        For the purposes of this Work Order, each instance of “Dex’s Chief Information Officer and Chief Operating Officer” in Section 11 of the Agreement is amended to read “Dex’s Vice President of Internet.”

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16.          Termination.

16.1        Termination for Convenience by Dex.  Dex may terminate the Agreement in whole or in part for convenience and without cause at any time by giving Aptas at least 120, 90, or sixty (60) days prior notice in 2005, 2006, or 2007, respectively, designating the termination date.  If Dex elects to terminate on this basis prior to December 31, 2007, Dex shall pay the applicable termination for convenience charges (if any) specified in Attachment C to this Work Order.     In accordance with Section 11.6 above, in the event Dex terminates the Agreement in part, the charges (including any termination for convenience charges) payable to Aptas shall be equitably reduced to reflect such terminated Services.

16.2        Termination for Convenience By Aptas.  For the avoidance of doubt, the parties acknowledge that Aptas’ right to terminate for convenience pursuant to Section 4.2.2 of the Agreement is limited to termination of the Ad Knowledge Services.   In the event Aptas shall terminate the Agreement in part in accordance with this Section 16.2, the charges payable to Aptas shall be equitably reduced to reflect such terminated Services.

16.3        Termination for Cause by Dex.  Romanette (iii) of Section 4.3 of the Agreement is amended to add the following thereto: “or fails to deliver more than three (3) Deliverables by the specified delivery date therefore in any six (6) month period,”.  Romanette (v) of Section 4.3 of the Agreement is amended to add the following thereto:  “or within forty-five (45) days of written notice should such breach involve delivery of a functional software Deliverable.”

16.4        Restrictions on Providing Services to Competitors.

Aptas shall not perform the following services in the United States directly or indirectly for a Direct Dex Competitor during the Term of this Work Order without Dex’s prior written consent:

•      Services equivalent both in nature and in scope to the Services;

•      Internet-based search applications;

•      Local relevance and navigation software models;

•      Internet advertising display and management software applications; and

o      Internet-based consumer search and shopping software applications.

Upon notification by Dex of the termination of this Agreement, the foregoing restrictions on Aptas’ performance of services shall expire.

17.          Liability Limitations.

Section 6.9 of the Agreement is amended to add the following thereto:

“; EXCEPT AND TO THE EXTENT OF (i) LOSSES OR DAMAGES OCCASIONED BY THE FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE OF A PARTY OR (ii) LOSSES OR DAMAGES RESULTING FROM APTAS’ WRONGFUL TERMINATION OR ABANDONMENT OF THIS AGREEMENT.

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18.          Reports.

Aptas shall provide to Dex in the format reasonably requested by Dex (i) the reports described in the table below at the frequencies specified, and (ii) any additional reports reasonably requested by Dex on an ad hoc or periodic basis.

Report	Description	Frequency	Recipient	Media
Problem Management Report	Problem and request tracking	Weekly
Change Management	List and description of scheduled changes for the next 60 days. Priority of changes. Initiator and approver of changes. Planned vs. emergency identifier.	Weekly
Problem Analysis (Root Cause)	Details the results of each problem analysis performed by Aptas. Includes the nature of the incident and plans to prevent or avoid future incidents.
End User/Market Analysis Survey Results	Summaries and findings of End User/ Market Analysis surveys.	Monthly
Security and Virus Incidents	Report logical security violations to security administration. Document the nature of such incidents and the plan and status of such incidents.
Project Status Report

Report on the status of all open projects, including actuals vs. planned for schedule, cost, risk, and change of scope.
Report the status of each project to the requestor on a periodic basis as agree with the requester.

		Update real time.		Web based.
Issues Management	Status of major pending issues, Status of Improvement Action Plans, Report changes to the environment impacting costs or utilization.	Update real time.		Web based.
Performance Standards	Comparison of actual results vs. Performance Standard requirements, with such other information as required in Attachment D.	Monthly

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Report	Description	Frequency	Recipient	Media
Service Management Report	Summary of accomplishments, work in progress, planned work). Review of resource allocation for past year and progress as compared to road map (goals and objectives.)	Monthly
Operating Reports and Monitoring Metrics

Data captured in the form of log files or in other forms for the purposes of generating operating reports or monitoring metrics shall be provided back to Dex through an agreed-upon interface for the purpose of collecting in the Dex Enterprise Information Warehouse Datamart.

Daily
Innovation Report

Document Aptas innovations, competitor innovations, market innovations and changes in consumer and advertiser behavior and what innovations will be required in the future. A mechanism for executives to strategically look at innovation and drive product changes in order to remain [***].

		Monthly	Executive Steering Committee

19.          Benchmarking Reviews.

19.1        Dex Right to Benchmark.  From time to time during the term of the Agreement, Dex may, at its expense and subject to this Section 19, engage the services of an independent third party (a “Benchmarker”) to compare the quality and aggregate costs over the projected Term of all or any portion of the Services against the quality and cost of other service providers (excluding for such comparison Amdocs, Inc.), performing similar services to ensure that Dex is receiving from Aptas pricing and levels of service that are competitive with market rates, prices and service levels, given the nature, volume and type of Services provided by Aptas hereunder (“Benchmarking”).

19.2        General Procedures.  Aptas shall cooperate fully with Dex and the Benchmarker during such effort and shall (i) provide the Benchmarker reasonable access to any equipment, personnel or documents required for the conduct of the Benchmarking; and (ii) provide any assistance required by the Benchmarker to conduct the Benchmarking, without additional charge to Dex.

19.3        Aptas Review; Adjustment of Charges.  Dex shall provide Aptas with a copy of the Benchmarker’s report and Aptas shall have ten (10) days to review such report and contest the Benchmarker’s findings.  If the parties are unable to agree upon the validity of such

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findings, the matter shall be resolved pursuant to the dispute resolution procedures set forth in Section 11 of the Agreement.  If the Benchmarker finds that the charges provided for under the Agreement for all Services or any service element are greater than the lowest thirty-three percent (33%) of the prices charged by other similar information technology service providers to Aptas for work of a similar nature, type or volume, (the “Benchmark Standard”), the parties shall meet and negotiate in good faith as to reductions in the charges to eliminate any unfavorable variance.  If the parties are unable to agree upon such reductions, the charges shall be adjusted through the application of the dispute resolution procedures (including arbitration, if required) procedures in Section 11 of the Agreement.  Reductions in Aptas’ charges shall be implemented effective as of the date the Benchmarker’s report was first provided to Aptas.

20.          Approvals.

Aptas acknowledges that, subject to the Dex authorization processes and procedures, any agreement, approval, acceptance, consent, confirmation, notice or similar action by Dex that is required under this Work Order must be given in writing by the Dex Program Manager or his or her designee, provided the parties may agree in writing that certain approvals or similar actions may be given orally.  Without limiting the foregoing, Aptas acknowledge that the authority of the Dex Program Manager shall be subject to applicable Dex policies, relevant copies (or excerpts) of which shall be provided to Aptas.

21.          Construction and Interpretation.

Except as otherwise provided herein (including with respect to capitalized terms defined herein as described in the introductory paragraph of this Work Order), the terms of the Agreement are applicable to this Work Order.

22.          [***]

IN WITNESS WHEREOF, the parties hereto have caused this Work Order to be executed as of the date first set forth above.

Aptas, Inc.:	Dex Media, Inc.:

By:	By:

Date:	Date:

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APPENDIX 1

DEX QA AND PRODUCTION ENVIRONMENT SPECIFICATION

1.     Dex QA (Configuration X1) and Production (Configuration X2) Environments:

a.     The QA environment will be purchased and made available to Aptas system administrators on March 1, 2005, 30 calendar days prior to QA start date.

b.     The QA environment will be made available to the Aptas QA organization on April 1, 2005 for a period of 60 days for QA and for an additional 30 days for User Acceptance phase of Beta deployment.

c.     The QA environment will be made available to the Aptas QA organization 75 days prior to DODS deployment, 60 days for QA and 15 days for Use Acceptance phase of DODS deployment.

d.     The Production environment will be purchased and made available to Aptas system administration on April 15, 2005, 75 calendar days prior to Beta deployment.  The production environment will be made available to Aptas Systems Engineers and Aptas QA Engineers for 60 days prior to Beta deployment for load balancing, stress testing, load testing, and failover testing

Function	Logical Name	Description	Hardware	CPUs	Memory	Disk	OS
Infrastructure
	DNS1	Domain Name Server	Intel Based(32bit)	1x(2.8GHz)	1G	2x80G (SATA)	RedHat ES, v.3
	DNS2	“	“	1x(2.8GHz)	1G	2x80G (SATA)	RedHat ES, v.3

Private Label
	Web/Servlet1	Web Server	Intel Based(32bit)	2x(3.06GHz)	4G	2x80G (SATA)	RedHat ES, v.3
	Web/Servlet2	“	“	2x(3.06GHz)	4G	2x80G (SATA)	RedHat ES, v.3
	Web/Servlet3	“	“	2x(3.06GHz)	4G	2x80G (SATA)	RedHat ES, v.3
	Web/Servlet4	“	“	2x(3.06GHz)	4G	2x80G (SATA)	RedHat ES, v.3
	Web/Servlet5	“	“	2x(3.06GHz)	4G	2x80G (SATA)	RedHat ES, v.3
	Web/Servlet6	“	“	2x(3.06GHz)	4G	2x80G (SATA)	RedHat ES, v.3

	J2/App1	Java Application Server	Intel Based(32bit)	2x(3.06GHz)	4G	2x80G (SATA)	RedHat ES, v.3
	J2/App2	“	“	2x(3.06GHz)	4G	2x80G (SATA)	RedHat ES, v.3

	DB1	Database Server	Intel Based(32bit)	4x(3.06GHz)	8-12Gb	2x80G (SATA)	RedHat ES, v.3
	DB2	“	“	4x(3.06GHz)	8-12Gb	2x80G (SATA)	RedHat ES, v.3

	FS1	Image / Data File Server	Intel Based(32bit)	2x(2.8GHz)	2-4G	2x80G (SATA)	RedHat ES, v.3
	FS1-Data	“	“	N/A	N/A	12 Slot Appliance (SATA or SCSI)	N/A

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Function	Logical Name	Description	Hardware	CPUs	Memory	Disk	OS
	Web-App-LB1	Load Balancer	Juniper, Cisco, Big IP	Default	Standard Config	N/A	Latest IOS
	Web-App-LB2	“	“	“	“	N/A	Latest IOS
	DB-App-LB1	“	“	“	“	N/A	Latest IOS
	DB-App-LB2	“	“	“	“	N/A	Latest IOS

Fast Search
	SI1	Search / Index Server	Intel Based(32bit)	2x(2.8GHz)	4G	2x80G (SATA)	RedHat ES, v.3
	SI1-Data	“	“	N/A	N/A	12 Slot (SCSI, 15K-RPM)	N/A
	SI2	“	“	2x(2.8GHz)	4G	2x80G (SATA)	RedHat ES, v.3
	SI2-Data	“	“	N/A	N/A	12 Slot (SCSI, 15K-RPM)	N/A
	SI3	“	“	2x(2.8GHz)	4G	2x80G (SATA)	RedHat ES, v.3
	SI3-Data	“	“	N/A	N/A	12 Slot (SCSI, 15K-RPM)	N/A
	SI4	“	“	2x(2.8GHz)	4G	2x80G (SATA)	RedHat ES, v.3
	SI4-Data	“	“	N/A	N/A	12 Slot (SCSI, 15K-RPM)	N/A

	QR1	Query Server	Intel Based(32bit)	2x(2.8GHz)	4G	2x80G (SATA)	RedHat ES, v.3
	QR2	“	“	2x(2.8GHz)	4G	2x80G (SATA)	RedHat ES, v.3

	PR1	Document Processor (Status Server + Content Distributor)	Intel Based(32bit)	2x(3.06GHz)	4G	2x80G (SATA)	RedHat ES, v.3

	Admin1	Fast Administration + logging	Intel Based(32bit)	1x(2.8GHz)	1G	2x80G (SATA)	RedHat ES, v.3

	QR-LB1	Load Balancer	Cisco CSS (11500)	Default	Standard Config	N/A	Latest IOS
	QR-LB2	“	“	“	“	N/A	Latest IOS

MAP
http or https connection to mapping provider or other agreed upon integration solution

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Function	Logical Name	Description	Hardware	CPUs	Memory	Disk	OS
Address Resolution
Requirements Currently Unknown

Aptas Back Office Production
	DODS_AD1	Asset Delivery	Intel (32bit)	2x2.6GHz	1-2G	2x80G (SATA), 3x80G (SATA)	Redhat ES, V.3
“
	DODS_AA1	Asset Archive	“	2x2.6GHz	4G	2x80G (SATA)	Redhat ES, V.3
	DODS_AAD1	Asset Archive File Server	“	N/A	N/A	4x200G (SATA)	Redhat ES, V.3
	DODS_AA2	Asset Archive	“	2x2.6GHz	4G	2x80G (SATA)	Redhat ES, V.3
	DODS_AAD2	Asset Archive File Server	“	N/A	N/A	4x200G (SATA)	Redhat ES, V.3

		Asset Processing	“	2x3.0GHz	8G	2x80G (SATA), 3x120G (SATA)	Redhat ES, V.3

	DODS_DB1	Database Server	“	2-4x3.0GHz	8-12G	2x73G (SCSI, 15K-RPM)2x146G (SCSI, 15K-RPM)	Redhat ES/AS, V.3
	DODS_DB2	“	“	2-4x3.0GHz	8-12G	2x73G (SCSI, 15K-RPM)2x146G (SCSI, 15K-RPM)	Redhat ES/AS, V.3

	DODS_JSRV1	Java Server	“	2x3.0GHz	2G	2x36G (SCSI, 15K-RPM)	Redhat ES, V.3
	DODS_JSRV2	“	“	“	“	Redhat ES, V.3

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APPENDIX 2

APTAS WHITE PAPER, DECEMBER, 2004

“DESTINATION SEARCH: A NEW PARADIGM

FOR THE FUTURE OF LOCAL SEARCH”

Attached hereto and incorporated by reference is the Aptas white paper, “Destination Search: A New Paradigm for the Future of Local Search.”

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Aptas

Destination Search:

A New Paradigm for the Future of Local Search

Executive Summary

Local search is currently one of the hottest topics in the search and local media communities. Aptas’ unique point of view redefines the spare as a new category of Internet destination site businesses. We have coined the term “Destination Search” as an intentional hybrid of search and destination site experiences, reflecting our belief that local search can evolve as a content-rich destination site business.

Search functionality is critical to the success of Destination Search, just as it is in most commerce-oriented destination sites. Yet as with many internet commerce categories such as travel and career search is just one element in the overall consumer and advertiser experience. By presenting the consumer with a rich browsing, comparison and interaction experience for local shopping, we believe we can better serve the consumer. Advertisers will likewise benefit from more qualified leads and advanced marketing opportunities. The dynamics will be driven by a holistic view of the consumer experience that is far more complex and powerful than the anonymous query matching functionality of today’s search engines.

This white paper presents an introduction to the concepts underlying our vision of Destination Search, the elements of success, and the business dynamics of this strategy, It is intended as a primer to stimulate discussion and dialog within the industry, on a topic critical to the future evolution of the local media industry.

Aptas, Inc, Proprietary Information	Reproduction Prohibited Without Permission

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3

The Power of Search Meets a New Challenge, the Local Consumer

Aptas conducted a yearlong multi-phase consumer research program to better understand the online search habits of consumers as they relate to finding information on local businesses.(1)  We found an eagerness among consumers to tap the power of online search engines, and use that power to find relevant, useful and comparative content on local, neighborhood retailers. Most importantly, we found that consumers sought to do this through a familiar destination site experience.

From Entry Search to Local Search

Entry search, the popular and common way to search Internet content, has proven to be an exceptional way to explore a vast array of online information. But when it comes to a different kind of search experience, one that is less hit-or-miss and more focused on finding specific information about local neighborhood businesses, the consumer is underservcd. Through our research, we found that consumers were eager for a new type of local search experience that complements their wider entry search habits. We honed these observations into specific local search requirements for content, relevance, presentation and surprisingly, shopping application functionality. By attaching a set of proprietary content filtering and aggregation tools to the Web’s most powerful search platform, we evolved local search into a useful and intuitive consumer site experience. The success we have had with consumer test groups has led us to believe this will open a whole new way of searching locally.

But first, a bit (if background:

•                  The traditional view of search is a simple and efficient process of exploring the tremendous and quirky base of published information across the Internet.

Consumers employ this tried and true method of finding content billions of times daily. When consumers click on links and are not able to find the information they’re looking for, they simply

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return to the results page and try again. But search is still young and evolving. Today, entry-search engines do a stellar job in harnessing and indexing this vast quantity of content and providing highly productive pointers to those sources of content. But tomorrow’s consumer search needs may be quite different. Matching a set of query terms to a set of linked pages works best for consumers where they have no known or trusted source,

•                  While Search has dominated the online business sector’s attention over the last two years, specialized destination sites have continued to attract and own an enormous and growing share of consumer attention, particularly as they relate to commerce activity.

More and more consumers have become persuaded that it makes sense to move beyond their search portal habits and establish habitual interactions with key destination sites. Examples abound in the Web’s most lucrative and valuable commerce and information publishing segments - travel, jobs, auctions, sports, weather, books, electronics, as well as many specialized verticals. Observe the substantial success achieved by well-developed and branded destination sites such as Travelocity, Monster, eBay, Amazon and Weather.com. By providing deeper experiences and functionality for specific purposes, these businesses all enjoy vital relationship with online consumers. But what about the local small businesses that still own considerable consumers’ dollars?

•                  Using the Web to find local businesses makes a lot of sense.

Ideally, once you find a local business, you should be able to interact with it to the full capacity of the Internet. However, the web’s hodgepodge of poorly attributed small business content presents an ineffective foundation to support the consumer’s search, research and comparison-shopping requirements. As consumers demand more from their search experience, new and creative approaches to search are emerging that satisfy a more focused approach to finding information. Consumers want the ability to access this treasure-trove of Web information, browse catalogues, book appointments, ask questions, make lists, get a map of the location or even purchase online.

•                  Aptas has determined that local search can – and should – emerge as the next big and important destination site segment of the Internet.

Search is a critical component of the experience provided on large consumer sites. However, the real value emerges from the aggregation and organizing of this rich and comprehensive array of content, and by placing content into personalized and effective applications that address the true

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needs of customers. Consumers have already demonstrated how they are forming category brand usage patterns and applying search in ways unique to that category.

The maturation of the travel category is the perfect example of how a customer’s decision-making and purchasing process, is influenced by the intertwining of search functionality and travel content. Consumers rarely think of the experience on a travel site as a “search” but rather as “travel planning.” Yet their interaction with the site is dominated by search. A consumer is less likely to turn to one of the large online search engines for travel planning because they have become accustomed to the experience on a travel site.(2)

This same value proposition can be applied to the local search experience. We know that online product research is already an establish consumer habit and pattern. Couple this with consumers’ growing habitual use of search, we can see how this comparison-shopping mentality is driving online clicks to offline bricks: online product research by consumers this past year was responsible for driving $180.7 billion in offline spending.(3) In fact, Internet-influenced offline spending is now growing faster than direct online spending; Internet-influenced offline sales grew 31% last year and direct online sales grew 14%, while total US retail spending grew only 5% during a comparable period.(4) All this points to a substantial opportunity in creating a new user-centric search experience for driving customers to local, neighborhood businesses.

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Destination Search: the Solution for Local Search

We coined the term “Destination Search” to recognize the need for local search to evolve through advances in both Search and destination site features. While there are unique challenges in the localization of search technology, the local search opportunity more naturally evolves into a destination site Internet business. The implications of this evolution are substantial, particularly for traditional media publishers as they define their strategic positioning and investment focus.

Know the Destination Search Customer

Local search is a natural fit for a destination experience. Consumers have long proven their desire to do side-by-side comparisons of business information; but for the neighborhood small business community, the Internet has yet to build anything resembling a content aggregation and ranking framework. Destination sites aggregate and tag a rich base of comparative commercial content covering a large base of businesses or products. Employing specialized ontologies and search tools, these sites present the consumer with both a list of matching businesses and detailed comparative information from which the consumer can browse, compare, select, interact, and possibly complete the transaction.

Here are a few fundamentals that consumers demand for a successful local search experience:

•                  Provide detailed comparative information.

Allow customers to see side-by-side comparison of like or similar search results so that they control the decision process.

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•                  Let customers mimic the shopping experience within their search experience.

When searching, customers want the same familiar experiences of browsing, selecting and saving, comparing, and sharing content they are used to on retail destination sites. They are familiar and comfortable with the notion of a shopping cart that allow them to select, store, review and save items for an eventual transaction. This allows customers to better control their search experience.

•                  Present “informed links” for more detailed business information.

Comparative information, cross- and up-sell links, references and opinion information are but a few of the content types that can help round out the experience and drive customer transaction.

•                  Provide customers with decision support.

Customers welcome help in focusing their search method. Allowing them to research, compare, save, store and seek opinion on search results creates a more useful search experience.

•                  Integrate perishable and timely information like coupons, promotions, etc.

When served up similar results, it may be the immediate or timely promotion that cements the offline transaction.

Why Aptas’ Destination Search Will Succeed

What key features and functions combine to create the kind of experience that convinces consumers to abandon the randomness of search box queries for a predictable and organized destination search experience? At a certain point consumers who use a full-function Destination Search site will make a mental note to start using that site regularly.

One of the most encouraging aspects of our consumer research was the finding that consumers see a Destination Search site as a complement to the large, branded global search sites such as Google and Yahoo Search(5) In fact, consumers continued to reinforce their belief that search sites are there to help them find these new sites that better fulfilled their needs. Once found, the need and desire to return to search engines for similar queries disappears.

Let’s look at the key features that will draw businesses to this strategy and customers to this new Internet segment:

•                  Destination Search promotes contact with local small businesses.

Consumers will always need to connect with small businesses to fully complete the majority of

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their local shopping needs. It is simply not practical to expect the Internet to successfully capture comprehensive content on a sufficient number of this sector to negate the need for live interaction between the consumer and small businesses. Our Destination Search is built with this practical viewpoint. It provides tools that encourage and facilitate contact, and assist the consumer in narrowing their choices and planning their errands. Destination Search employs integrated Internet-based communications tools to facilitate these natural needs for information sharing, inquiry and exchange.

•                  Destination Search uses its ontology as the blueprint for converting disparate, unstructured sources into a single, integrated whole.

The ontology models the entire local business “ecosystem,” enabling a richer and deeper understanding of the dynamics and of the neighborhood market. Our search functionality then serves as a uniform platform, allowing content to be moved, mixed and merged in any number of ways.

Defining your local search “ecosystem” is the key to high consumer satisfaction

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•                  Destination Search bridges the content gap.

Perhaps the biggest challenge facing local search is the lack of comprehensive content that gives consumers a predictable and valuable shopping experience. To tackle this issue, we have developed a proprietary Directory Knowledge Base (DKB) by bringing together the disciplines of ontology, software engineering, and consumer marketing and focusing exclusively on content conversion, aggregation, crawling and relevance coding for Local Search.

We created our DKB using the following underlying principles:

•                  Yellow Page advertising content, properly structured and organized, forms an excellent digital source of foundation content.

•                  Yellow Page content from print ads is not enough. Practical and useful tools that assist consumers when they are qualifying, comparing and ranking their shopping choices must supplement this content.

•                  Specialized and category-tuned web content crawling provides the foundation for smart integration of web-based information in two forms: (1) aggregation of additional reference content, and (2) smart links that point consumers to specific web-based information, commonly considered key to the selection process.

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We have applied the sciences of ontology and software engineering to form a well-structured content model supported by advanced inference tools and data model management.

We combined this structure with consumer marketing aptitude to make informed category-specific judgments that define and prioritize the content in ways that make sense to consumers, and in ways that richly enhance the knowledge model for related content navigation and cross-marketing. The result is well-structured content that is designed explicitly for keyword and filtered search.

•      Destination Search offers personalization features.

Personalization is central to the value proposition of Destination Search. It is absolutely critical to encourage a growing relationship between the consumer and the Destination Search site. Aptas has developed a personalized application sub-system that combines a flexible personal list management tool with a new interactive mapping engine. What we have defined as our Local Life Management tools also contribute to that fundamental pull of consumers into habitual usage, word-of-mouth branding and traffic development. This provides the foundation for improving the efficiency and value of the site, while also providing strong incentive not to switch to other Search and Destination Sites.

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•                  Destination Search brings Aptas’ relevance model to the local search context.

If Amazon, Orbitz or Monster based their consumer experience solely on the success of matching 2.5 keywords to the right choices, their success would be a small fraction of what it is today. Instead, destination businesses develop relevance models from the real world context of providing consumers with the interactive experience that supports their shopping needs. This approach centers the relevance model more holistically on effective search, browsing and comparison of information.

Relevance takes on a broader meaning in Destination Search, empowering consumers to take control and gain real value from their specific situations. Our relevance model expands beyond simple index-based word matching to include the ability to;

•                  Decide what content to present in response to a query

•                  Establish what tools to give consumers in order to sort, filter and refine that content

•                  Decide what contextual assistance to give consumers to help clarify and extend their experience toward an actionable commerce event.

We built our Destination Search engine on top of one of the world’s most proven and capable search engines from FAST Search and Transfer, Inc. Our proprietary relevance model combines the knowledge built into the DKB, and it drives a multi-faceted interactive experience that gives the user the power to sort, browse and refine a rich base of well-structured information.

•                  Destination Search provides a well-organized shopping experience.

Destination sites present well-organized and comprehensive content coupled with interfaces that take a consumer from initial search and browsing to detailed shopping tools, research and community interaction. Most large-scale destination sites also place emphasis on providing value through personalized consumer experiences with the benefits of maintaining saved information that encourages the consumer to return. Our Destination Search capabilities mirror these experiences.

•                  Destination Search expands the shopping cart metaphor.

Consumers are intuitively comfortable with destination site experiences that operate with two phases – a “search and compare” phase and a “shopping cart” phase. We have employed this metaphor to introduce an enhanced shopping experience that allows the customer to productively perform detailed comparison on a narrowed set of results, save results for multi-session review and action, share information with friends and family, and interact with a targeted set of

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businesses. This approach further allows the consumer a larger set of information tools and aids, without being overwhelmed when the inquiry is simple and straightforward.

E-commerce transactions are rarely the outcome of local shopping, so the “shopping cart” tools in Destination Search center on supporting extended review, sharing and interaction, together with actionable errand-oriented output tools.

The Business Impact

Local media publishers need to treat online business as a publishing opportunity first and foremost. There is a battle just beginning for the attention and habitual behavior of online consumers in local shopping. The rewards of success in building branded, organic traffic to a publisher’s Destination Search site is tremendous. The cost of sub-par performance is equally large in loss of fundamental control and in operating margin erosion.

Although search portals are the “work horses” of global reach, Destination Search sites are already showing efficiencies in maximizing reach to target audiences. Search portals build broad, unqualified reach: destination search sites build effective, qualified reach.(6) Destination search audience build rates may not have the statistical jump associated with large search sites, but habitual use shows that repeat visits build slower but equivalent reach.(7) This provides the right foundation for the local media publishers who take advantage of their long-standing relationships with advertisers. It also provides protection for the publisher from channel bypass in traffic sales relationships with search portals.

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The Business Model

Our Destination Search platform does not force one particular ad model. The value of the Destination Search intrinsically drives a successful and rich advertising opportunity. Its fundamental support of highly targeted and specific shopping events will produce far more qualified lead-generation opportunities for advertisers.

The Destination Search platform is designed to be integrated with any and all advertising rules and payment engines that a publisher wishes to implement. The platform contains rich tools and services that leverage ad content into search, and several ad presentation packages that can be applied with PFP, PPC or per-call type applications.

The Timing Challenge

It is increasingly clear that the attention of primary search portals is centered on continually improving their matching functionality and evolving their value proposition to the consumer. This reflecting two core facts: (i) the local search user experience is ineffective today, and (2) the stakes are very large for incumbent local media publishers.

While the challenges are significant, the real risk to the publisher is that it will get to market so late that the costs of consumer education and brand building are onerous. Late entries will have to contend with consumers who have found solutions that are either significantly better than today’s hit-or-miss experience or “good enough” for most queries. “Me too” products, introduced late in the cycle, will not succeed.

Conclusion

Consumers are eager to tap the power of online search engines in order to find relevant, useful and comparative content on local, neighborhood retailers. The local search opportunity provides a natural fit for a destination site Internet business. Aggressive attention to the deployment of powerful Destination Search sites targeting the local market will lead to substantial organic traffic and revenue growth, advertising value and differentiation, and long-term competitive success. But market timing is crucial as the building blocks are in place for rapidly implementing next-generation approaches to IYP that carve out a meaningful and defensible next-generation local media business.

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Contact Information

For more information visit our web site www.aptas.com or contact:

John Batten	Yosh Sagie

EVP-Sales	Business Development - Europe

303.506.9900	972.9.774.9562

jbattern@aptas.com	ysagie@aptas.com

End Notes

1.               Aptas proprietary, qualitative field study on consumer search habits and patterns of usage: in-home behavioral study with urban, suburban and rural families. Phase One: Chicago, April, 2004; Phase 2: Denver, June, 2004; Phase Three: Denver, September, 2004.

2.               Travelocity and Expedia Rated Most Valuable Brands in Online Travel Market According to ACNielsen. ACNielsen International Research and Nielsen//NetRatings, February, 2004,

3.               The American Interactive Consumer Survey conducted by Dieringer Research Group, 2004.

4.               Online Info Spurs Offline Spending, Research Brief, Dieringer Research Group, Center for Media Research, October 20, 2004.

5.               Aptas proprietary, qualitative field study on consumer search habits and patterns of usage: in-home behavioral study with urban, suburban and rural families. Phase One: Chicago, April, 2004; Phase 2: Denver, June, 2004; Phase Three: Denver, September, 2004.

6.               From Double Click’s Internet Audience Dynamics by Lynn Bolger and Marie Pauline E. Morn, September, 2004.

7.               From Double Click’s Internet Audience Dynamics by Lynn Bolger and Marie Pauline E. Morn, September, 2004.

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APPENDIX 3

CHANGE REQUEST FORM

Date:	Change Request Number:

Originator:	Page 1 of

Contractor:	Agreement Date:

Statement of Work/Work Order:  (Name of SOW/Work Order and date)

Description of Change:

(The description must identify all Sections of the Agreement, SOW/Work Order, Schedules, and Attachments affected by this Change and describe the modifications for each. Use additional pages as needed)

Cost/Price Impact:

(Identify all cost/price changes to the Services)

Schedule Impact:

(Identify all schedule changes for any event/Deliverable in the Project Schedule)

Performance Standards Impact:

(Identify (i) all impacts to existing Performance Standards and (ii) new Performance Standards, Performance Credits)

Development and Implementation Milestones:

(List as applicable)

Change Management

(List the Dex and Aptas Project Mangers that are operationally responsible for the Change)

Implementation Date:

All other terms and conditions of the Statement of Work/Work Order and Professional Services and License Agreement shall remain unchanged and in full force and effect. Upon final execution, this Change Request Form shall amend the referenced Sections of the Agreement, Work Order or Statement of Work and become an Attachment to the above identified Work Order or Statement of Work for all Changes noted above.

The above requested Change (does/does not) impact Dex Media’s cost, schedule, or terms and conditions, and (does/does not) increase Dex Media’s cost (i.e., constitute New Services) under the Agreement. The approval signature of the Dex Program Manger below is the final authorizing signature required.

Aptas, Inc.:	Dex Media, Inc.:

By:	By
Program Manager	Program Manager

Date:	Date:

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APPENDIX 4

LETTER OF INTENT RESPECTING WARRANTS

December 19, 2004

Mr. Simon Greenman,

Vice President, Internet Services

Dex Media Inc.

Dear Simon,

This letter is to verify Aptas’ offer to Dex Media of a warrant to purchase equity securities of Aptas in exchange for a commitment from Dex Media to continue to grow our strategic partnership and move forward with the Destination Search private label commercial agreement. Summarized below are the terms that, while subject to definitive documentation and formal approval by Aptas’ Board of Directors are generally representative of a position that is acceptable to Aptas.

•                  The number of warrant shares will be equal to 5.0% of the number of shares issued and outstanding as of December 1, 2004, calculated on a fully diluted basis, excluding all employee, board member and related consultant stock options.

•                  The shares Dex Media will receive upon exercise of the warrant will be Series B Preferred Stock or a similar Aptas equity security with rights preferences and privileges equal to those afforded to current holders of Series B Preferred Stock, including, but not limited to, the rights against anti-dilution.

•                  The exercise price for each warrant share will be $1.00.

•                  The warrant will be subject to the following vesting schedule:

•                  80% of the warrant shares will vest and become exercisable 60-days following the execution of Work Order Number 2 to the Professional Services and License Agreement, provided that i) the Work Order Number 2 has not been terminated by Dex Media and ii) Aptas and Dex have completed a public press announcement of the Destination Search business agreement.

•                  20% of the warrant shares will vest and become exercisable upon Aptas receiving from Dex Media annual payments in excess of $3.0M in a twelve-month period.

Aptas will work expediently to ensure that the warrant document is prepared and formally approved in the coming weeks.

Sincerely,

Perry Evans

CEO, Aptas, Inc.

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[***] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Execution Copy

Dex — Aptas

Work Order Number Two

Attachment A

Maintenance and

Enhancement Services

Dex Proprietary Information

Work Order No.2, Attachment A

1.	OVERVIEW	2
2.	MAINTENANCE SERVICES	2
2.1	Problem Correction	2
2.2	Preventative Maintenance	4
2.3	System Interfaces	4
2.4	End User Assistance	5
3.	DISASTER RECOVERY	5
4.	ENHANCEMENT SERVICES	5
4.1	Interface Development and Design	5
4.2	Content Enhancements and Management	8
4.3	Search Capabilities	9
4.4	Reporting and Metrics	10
4.5	Other Enhancement Services	10
4.6	Continuous Improvement	11
5.	ACCEPTANCE TESTING	12
6.	GOVERNANCE	12
6.1	Account Managers	12
6.2	Program Managers	12
6.3	Project Managers	13
6.4	Program Management Committee	14
6.5	Executive Steering Committee	14
6.6	Project Management and Issues Tracking	14

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WORK ORDER NUMBER TWO

ATTACHMENT A

MAINTENANCE AND ENHANCEMENT SERVICES

This is Attachment A to Work Order Number Two (the “Work Order”) to the Professional Services and License Agreement, dated June 27, 2003 (the “Agreement”) by and between Dex and Aptas (the “Agreement”).  Capitalized terms not otherwise defined in this Attachment shall have the meanings given them or provided for in the Work Order.

1.             OVERVIEW

This Attachment provides for the maintenance, enhancement, continuous delivery of a [***] internet yellow pages/Local Search web site, and other associated services of the Existing Website and the DexOnline Destination Search website.

2.             MAINTENANCE SERVICES

Aptas shall perform the following maintenance services and such other maintenance services that were performed by Dex (or by a third party for the benefit of Dex) prior to the effective date of this Work Order for the Existing Website and DODS:

2.1          Problem Correction

2.1.1    Resolve all problems in accordance with the Severity Levels and resolution timeframes established below for software, equipment, processes and systems that are (i) used by Aptas to provide the Services or (ii) necessary for the operation of the Existing Website or DODS.   For the purpose of this Section 2.1, “Resolve” means the restoration of the software, equipment or systems so that it performs in material conformance with its associated Documentation, Specifications or Project Plan.  The Dex Program Manager, or his or her designee, shall designate the Severity Level of any problem; provided that Aptas may dispute such designation and refer the issue to the Program Management Committee for immediate consideration.  Notwithstanding the foregoing, (i) Aptas shall continue working on the problem at the Severity Level designated by Dex until the designation issue is resolved by the Program Management Committee or otherwise through dispute resolution under Section 11 of the Agreement and (ii) Dex may designate a reasonable number of problems during each calendar month as a higher Severity Level notwithstanding the actual impact of the problem.

2.1.2    With respect to Resolving problems that require Dex or third party assistance, coordinate Resolution of such problems by performing the following:

(a)         Identifying problems;

(b)         Notifying the appropriate Dex or third party personnel;

(c)          Coordinating the Resolution of problems pursuant to existing Dex maintenance agreements and arrangements;

(d)         Testing the corrections;

(e)          Scheduling the installation of the corrections into production following the Change Control procedures; and

(f)          Coordinating or performing proper implementation in accordance with the Change Control procedures and Dex Standards.

2.1.3    Report problems in accordance with the Dex Standards.

Severity	Definition
Level 1

Critical Business Impact

•        Production software, equipment or systems are completely unavailable or is inoperable.

•        Sensitive, illegal, infringing or suppressed Content extracted to Existing Website or DODS inadvertently.

•        Production software, equipment or systems are affected such that critical business processes are completely unavailable or inoperable.

•        End Users cannot successfully complete a search in the Production environment.

•        Within the last three (3) business days of the month, the system functions, but business processes and multiple users are impacted such that month-end reporting cannot be completed.

•        Security breach (computer virus).

•        Potential loss of significant revenue due to system complications.

Level 2

Significant Business Impact

•        The software, equipment and systems functions, but business processes or multiple users dispersed across multiple sites are impacted.

•        The site functions, but most users are experiencing a reduction in performance

•        Business is impacted, but workarounds exist that are sufficient for end-users to perform all functions of the site.  Impact is restricted to Dex or Aptas user access only (does not impact outside Internet users), such as mining of data from log files, or access to reporting systems that are not critical to end-user access.

Level 3	Some Business Impact
• Business is impacted, but workarounds exist that are sufficient to allow a user to perform business functions without a perceived degradation of functionality.
• The site functions, but non-essential features are not working properly
• Misleading or offensive hyperlinks (porn sites)

Level 4	No Business Impact
• Not critical because it is not affecting work (e.g., typographical errors).

Note:  For the avoidance of doubt, some issues that seem essentially cosmetic may have potentially critical impacts and must therefore be Resolved at a higher Severity Level (e.g, incorrect UI/copy/text that can cause a legal issue, or End User warning and error messages that appear when their conditions

Severity	Definition
are triggered and are misleading or incorrect and could lead to End User actions or lack of action that might have serious or catastrophic consequences as a result of the erroneous message).

	Notification Response Timeline			Restoration Timeline
Severity	Response to Initial Contact	Update Notifier within	Close Notification Upon Restoration	Restore Functionality Within
1	15 minutes	1 hour	Immediately	2 hours to restore Internet access. If reindexing and population of data is involved, new data will be published to site within 4 hours.

2	30 minutes	1 hour	Immediately	4 hours to restore performance. 8 hrs to restore log file processing or admin access.

3	2 hours	4 hours	Immediately	2 days

4	4 hours	1 day	Immediately	TBD case-by-case; not more than 5 days

2.2          Preventative Maintenance

Aptas will perform preventative maintenance measures including daily backup in Aptas’ development and testing environments; installation of software patches, updates and fixes; implementation of appropriate physical and logical security measures; and such other preventative maintenance efforts as are typically undertaken by well-managed service providers providing services similar to the Services Aptas is performing for Dex to improve the efficiency and reliability of Services and to minimize ongoing maintenance requirements.

Dex will perform an Information Security review with Aptas, this will be in the form of an Information Security Questionnaire followed by a site visit and any required meetings between Aptas and the Dex Information Security representatives. The purpose of the Information Security review is to determine any Information Security risks and to propose recommendations for risk mitigation. Additional Deliverables from Aptas may include (but not limited to), data handling procedures and password policy procedures.

2.3          System Interfaces

Subject to Section 11.8 of the Work Order, Aptas shall develop, implement and maintain all interfaces between the software, services and equipment used by Aptas to provide the Services and any new and existing systems, including third party software approved by Dex, temporary or transitional interfaces between systems, and data conversions as necessary to provide homogeneous systems.

2.4          End User Assistance

Aptas shall maintain a knowledge database of frequently asked questions (“FAQs”) that will be accessible by End Users with respect to website functionality, services, errors and similar Content.  Aptas shall provide content management tools and reasonable assistance to Dex in responding to End User inquiries.  Aptas shall provide training to Dex personnel on the development, operation and functionality of the websites as reasonably requested by Dex.

3.             DISASTER RECOVERY

Aptas shall maintain the Aptas disaster recovery and business contingency plans in effect as of the effective date of this Work Order and in accordance with Section 12.6.2 of the Agreement, provided that with respect to the Services performed pursuant to this Work Order, Aptas shall use best efforts to restore the software, equipment, systems and Services within twenty-four (24) hours of a disaster declared by Dex.  If any Force Majeure Event described in Section 12.6 of the Agreement prevents, hinders or delays Aptas’ performance of the Services (i) for more than ten (10) days, Dex may terminate the Agreement without payment of termination charges.

4.             ENHANCEMENT SERVICES

Aptas shall perform the enhancement Services described below for the Existing Website and DODS.  Aptas shall also perform other enhancement services designated by Dex to the extent such services may be performed by the Aptas personnel that are then providing Services to the Dex account.  If a “Milestone Date” is listed with any Service, Aptas shall deliver the Service or Deliverable by such Date. Deliverables specifying a Milestone Date in the first quarter of 2005 are works in progress by Dex IT and Indigio.  The Parties acknowledge that timely completion by Aptas is dependent upon Dex IT and Indigio progress on such Deliverables and the success of the transition of website development activity from Indigio to Aptas; notwithstanding such dependencies, Aptas shall use best efforts to complete such Deliverables by the first quarter of 2005 and, in all events, shall complete such Deliverables no later than the second quarter of 2005.  If no Milestone Date is listed, the listed Service is either ongoing or the parties shall determine a Milestone Date in light of the project objectives.  If Dex rejects any Service or Deliverable, such Service or Deliverable will be deemed not to have been delivered.  Aptas’ obligations to provide the following Services for the Existing Website will terminate upon Dex’s final Acceptance of DODS in accordance with Attachment B to Work Order 1.

4.1          Interface Development and Design

4.1.1       Aptas shall develop, maintain and enhance [***] End User interface and interaction capabilities, including website design and navigation (e.g., a clean, consistent design); response times (i.e., to the extent response times are attributable to the software component of the websites); ease of use (e.g., ease of saving End User preferences); communications options (e.g., End User ability to e-mail search results, make reservations, etc.); capabilities available (e.g. End User ability to sort or compare), and

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maintain and continuously improve listing ranking logic with the objective of enhancing End User experience and meeting business goals.

4.1.2       Aptas shall perform the Services specified above, including the following specific activities:

Site	Deliverable	Milestone Date
Existing Website	• Streamline the user interface and remove clutter.

	• Simplify home page layout & navigation to meet business goals	Q1, 2005

	• Move Refine Search to left and enhance	Q1, 2005

	• Reduce header and top navigation to get info above the fold	Q1, 2005

	• Eliminate unused elements	Q1, 2005

	• Stretchable window page design	Q1, 2005

	• Support integration and redesign of Advertise with Dex	Q1,2005

	• Multiple column format for presenting results and ads.	Q1, 2005

	• Add residential reverse phone directory	Q1, 2005

	• Minimize use of intermediate category pages, with goal of eliminating them and having results shown.	Q1, 2005

	• Assist in developing a robust geo-matching table.	TBD

• Simplify/Enhance Listings

	• Remove buttons from listing, display as text links in business profile	Q1, 2005

	• Ensure not multiple lines per listing	Q1, 2005

	• Link to business profile page for advertisers with Content, while maintaining ranking of listings in accordance with current “bought button” placement framework/logic	Q1, 2005

	• Prioritize Refine Search attributes per heading	Q1, 2005

	• Add Printer friendly page capability	Q1, 2005

	• Relevant content shown in listing	Q1, 2005

	• Place thumbnails of display ads and links to display ad profiles into listing.	Q1, 2005

	• Enable metrics for phone number and address viewing	Q1, 2005

	• Click to call integration into listing (currently in trial)	Q1, 2005

	• Add text to Priority Placement ads	Q1, 2005

	• Enhance listings with standard Content based on heading.	Q3, 2005

Listed Content will be different based on the type of advertiser. For example, in a search for ‘attorneys’ the attributes in which an End-User may make a decision may be ‘specialties/focus’ or ‘accreditations’. For a ‘dry cleaner’, it’s probably ‘location’.

• Implement listing ranking logic that recognizes commitment to premium listing advertising (i.e., priority placement and featured advertiser offerings) for consumer relevant search enhancements.	Q3, 2005

• Enhance Business Profile Pages

• Accommodate products (previously buttons) on page	Q1, 2005

• Accommodate for new ads Content and graphics, as well as tele-research Content	Q1, 2005

• Multiple-ad scroll list for Business Profiles containing multiple Advertisements.	Q1, 2005

• Accommodate for volume of enhanced Content for presentation	Q1, 2005

• Enable priorities for presentation of Content by use of “Rank and Relevance” or other manner of Property-Element aggregation.	Q1, 2005

• Enhance so that a single Business Profile for a customer can be used across headings	Q1, 2005

• Support multiple variations of business profile pages.	TBD

• Enhance business profiles with photos/images	TBD

• Enhance geo-search/proximity search results

• Showing multiple results on map (map-based search)	Q2, 2005

• Mouse-over business information	Q2, 2005

• Link to business profiles	Q2, 2005

• Apply business rules to affect varying radii for searches by heading or business classification, if feasible with Dex’s current vendor.	Q3, 2005

• Add Post-Search capabilities

• Shopping cart	Q3, 2005

• Saved lists	Q3, 2005

• Stored locations	Q1, 2005

• Add elements of registration/personalization to support Post-Search capabilities, as determined appropriate by Dex	Q3, 2005

• Develop ability to compare and contrast different advertiser’s Content in a comparison matrix	Q2, 2005

	• Build/support recycling section	Q2, 2005

DODS	• In addition to those activities specified in Attachment B to this Work Order, Aptas will perform the ongoing interface design Services as specified for DexOnline above.

• Phase out “bought buttons” for placement framework/logic and continuously improve ranking logic to best meet End User needs.

4.2          Content Enhancements and Management

4.2.1       Subject to Dex’s obligations with respect to Content specified in Section 10 and the Content Collection Strategy of the Work Order, Aptas shall (i) advise Dex on [***] strategies with respect to the development and use of Content to enhance the End User website experience (e.g., inclusion of End User ratings, listing background/professional information, maps, directions, etc.) (ii) install, update, modify and remove Content in accordance with Dex’s instructions, and (iii) Aptas shall develop, maintain and enhance a [***] category structure.

4.2.2       Aptas shall perform the Services specified above, including the following specific activities:

Site	Deliverable	Milestone Date
Existing Website	• Implement content management system application to manage static content (including FAQs).	Q1, 2005

	• Implement data/ Content tracking system: for tracking source and resolving data collisions and freshness.	Q1, 2005

• Add Content from other sources to searchable Content and business profiles

	• In-column ads	Q1, 2005

	• Other Dex ads: awareness, white pages, internet	Q2, 2005

	• Tele-Research efforts.	Q1, 2005

	• Web site Content from Aptas, and web crawling of other web sites	Q2, 2005

	• Promotional and coupon content via Aptas partnering initiatives	Q2, 2005

	• Self-service advertiser Content	Q2, 2005

	• Coordinate any base map change with Dex geo-coding efforts to address any location abnormalities.	Q1, 2005

	• Develop an approach to reduce unnecessary disambiguous steps in End User experience, such as asking an End User if they meant “Florists—Retail” as the category when they searched for	Q2, 2005

“Florists”

	• Simplify the current End User-facing Dex category structure, mapping existing heading structure to a simpler, more consumer-friendly category structure.	Q1, 2005

	• Consult with Dex regarding legal issues involving ‘sensitive headings’ and modify such headings as directed by Dex.	Q2, 2005

	• Revise DexOnline.com Help section	Q1, 2005

DODS	• Add ratings/reference/consumer reviews for specified headings	TBD

• In addition to those activities specified in Attachment B to this Work Order, Aptas will perform the ongoing Content Change Services as specified for DexOnline above.

4.3          Search Capabilities

4.3.1       Aptas shall develop, maintain and enhance [***] search capabilities that reflect sophisticated Content sort and search refinement functions; return relevant and comprehensive results; and maintain logical and modifiable default scoping (i.e., search area) options.

4.3.2       Aptas shall perform the Services specified above, including the following specific activities:

Site	Deliverable	Milestone Date
Existing Website	• Revise advanced search capabilities (improve existing presentation and results)	Q1, 2005

	• Include government and toll-free data into business search results	Q2, 2005

•        Continuously decrease the search failure rate from the rate achieved by Dex immediately prior to the effective date of this Work Order. Conduct a problem analysis for the failures in accordance with Section 2.3 of the Agreement.

Q1, 2005

	• Aptas will continuously improve relevancy targeting [***] status.	Q1, 2005

	• Make Priority Placement searchable and linked to listings and business profiles.	Q3, 2005

DODS	• In addition to those activities specified in Attachment B to this Work Order, Aptas will perform the ongoing Search Capabilities Services as specified for DexOnline above.

4.4          Reporting and Metrics

4.4.1       Provide support and advice to Dex with respect to establishing and implementing [***] reporting and website metrics, including managing and facilitating the transfer of data to third party providers.  Aptas will log consumer activity and incorporate necessary third party reporting and metric provider calls in the HTML. Aptas will provide reporting and metrics data to Dex through an agreed upon interface for the purpose of Dex maintaining an Internet reporting datamart within the Enterprise Information Warehouse.

4.4.2       Aptas shall perform the Services specified above, including the following specific activities:

Site	Deliverable	Milestone Date
Existing Website	• Provide consulting services to Dex designed to improve reporting and site metrics.	Q1, 2005

•        Subject to Section 2.3 above, develop, implement and maintain the necessary interfaces to third party providers of website reporting and metric services. Assist such third parties and Dex as reasonably required to implement comprehensive reporting and metric services.

Q1, 2005

DODS	• Research and recommend potential third party website reporting and metrics providers with the objective of achieving [***] results.

•        Subject to Section 2.3 above, develop, implement and maintain the necessary interfaces to third party providers of website reporting and metric services. Assist such third parties and Dex as reasonably required to implement comprehensive reporting and metric services.

4.5          Other Enhancement Services

Site	Deliverable	Milestone Date
Existing Website	• Search Engine Optimization (“SEO”) Enhancements as required by Dex or its SEO partners	Q1, 2005

• Home page

• Results pages for selected headings and cities

• Page title changes

• Meta tag additions/revisions

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	• Add viral marketing efforts (email a friend)	TBD

	• Deploy toolbar	Q4, 2005

DODS	• In addition to those activities specified in Attachment B to this Work Order, Aptas will perform the ongoing Services as specified for DexOnline above.

4.6          Continuous Improvement

4.6.1       Aptas shall perform the Services so as to continuously improve the Content, functionality, operation, appearance, End User experience, and all addressed above in Section 4 for the Existing Website and DODS.  Aptas shall maintain an active technology and consumer lab initiative, wherein Aptas will continually prototype, research, and test enhancements that add incremental value to the Existing Website and DODS.  For the avoidance of doubt, Changes required to assure the Existing Website’s and DODS’ status as [***] shall not constitute New Services unless such Change is applicable to a function Dex is obligated to perform in accordance with Section 10 of the Work Order.

Enhancements under this Section 4.6.1 may include, but are not limited to:

•              Continue to evolve search relevancy algorithm

•              Include generic web searching (for failure of basic business searches)

•              New mapping features (e.g. business icons, what’s nearby, search by location names such as “Cherry Creek”, “Red Rocks”, or search near 17th & Blake)

•              Enhanced personalization (e.g. likes, dislikes, interests)

•              Targeted emailing (e.g. weekly emails to users based on personalization).

•              Detailed profiling (i.e. build profiles of users for better targeting; e.g. high end demographic)

•              Enhanced content (e.g. promotions, links to relevant web sites in results listings such as lawyer bios and restaurant reviews, entertainment guides, links to classified, relevant news articles, etc)

•              Product shopping capabilities (e.g. links to eBay, Amazon, etc)

•              Editorial /shopping guides

4.6.2       Aptas shall assist Dex in defining the Dex Standards and in preparing long-term strategic plans and short-term implementation plans that are consistent with developing and maintaining a [***] Existing Website and DODS.  The assistance to be provided by Aptas shall include (i) active participation with Dex representatives on permanent and ad-hoc committees and working groups addressing such issues; (ii) assessments of the then-current Dex Standards; (iii) analyses of the appropriate direction for such Dex Standards in light of business priorities, business strategies, Aptas’ technical knowledge/expertise and competitive market forces; and (iv) recommendations regarding technology architectures and platforms, software and hardware products, technology strategies and directions and other enabling technologies and processes.

4.6.3       In addition to third party End User testing specified in Section 1 of Attachment B, Aptas shall perform on-going End User testing and market analysis to determine End User preferences and feedback with respect to the Existing Website and DODS.  Such testing shall include online surveys, free-text feedback, and clickstream data.

4.6.4       Without limiting the foregoing, the parties acknowledge that following implementation of the DODS Release 1.0 in accordance with Attachment B, the enhancements and modifications required to maintain the DODS status as [***] are expected to involve regular development and releases of minor releases and to the DODS and major releases to the DODS not less frequently than semi-annually

5.             ACCEPTANCE TESTING

Dex shall perform acceptance testing within seven (7) business days of the receipt by Dex of any Deliverables, unless otherwise agreed by the parties in light of the nature or scope of the Deliverable (e.g., documents or manuals may be tested over greater than seven (7) business days), for the Existing Website using testing procedures reasonably designated by Dex.  Dex shall accept Deliverables that (i) conform in all material respects to their associated Documentation, work plans, Specifications or other requirements of the Agreement and (ii) operate continuously without problems that would likely result in a Severity Level 1 or 2 impact if such Deliverable were deployed in a production environment.

Dex shall notify Aptas in writing of the results of the acceptance testing within two (2) business days of the conclusion of such test.   Such notice will indicate either that Dex (i) Accepts the Deliverables or (ii) rejects the Deliverable.  If Dex fails to notify Aptas within two (2) business days of the conclusion of such test, Aptas may refer the issue to the Program Management Committee for resolution.

If Dex rejects the Deliverable, it shall include the following minimum information in the applicable notice:

•      A written description of the non-conformance;

•      If known by Dex, steps to reproduce the problem (if it is a Documentation problem, where the problem was found) or nature of the non-conformance;

•      A description of the correct (or expected) result, if applicable; and

•      The severity of the problem discovered.

Aptas shall correct any non-conformance identified by Dex within three (3) days of Dex’s notice of non-conformance.  Upon resubmission of such Deliverable, Dex shall perform acceptance testing in accordance with this section.  The parties acknowledge that until Dex Accepts a Deliverable, the Deliverable will be deemed not to have been delivered by Aptas.  Aptas shall perform all corrections to rejected Deliverables without additional charge to Dex.

6.             GOVERNANCE

6.1          Account Managers

Dex and Aptas shall both appoint an Account Manager from each of their organizations.  The Account Managers will represent the key stakeholders from each organization, oversee the Parties’ relationship, and manage the Work Order document.

6.2          Program Managers

Dex and Aptas shall both appoint a Program Manager from each of their organizations.  The Program Managers will serve the role of representing the Product and the Marketing groups and overarching strategy for the Existing Website and DODS. The Program Manager will also be responsible for interfacing with the Project Managers.  The Aptas Program Manager will have overall operational responsibility for Aptas’ performance of the Services.  Dex’s Program

Manager will have authority to approve Change Requests unless another Dex representative is required according Dex Policies.

Subject to Dex’s approval, Aptas will be responsible for the overall management for (i) the maintenance and enhancement of software and (ii) delivery, presentation and, as designated by Dex, collection of data and Content for the Existing Website and DODS.  Subject to Dex’s interview and approval, Aptas shall appoint a manager (the “Program Manager”), that will have primary responsibility for coordinating all ongoing project work conducted by Aptas, Dex, and other third parties contributing to such sites’ software solution. The Aptas’ Program Manager shall perform the following:

•      Project Planning

•      Define work requirements

•      Define quantity and quality of work

•      Define resources needed (i.e., Aptas, Dex and third party resources)

•      Develop project schedules

•      Prepare the project plan(s)

•      Manage Aptas’ compliance with Dex’s Change processes and procedures and coordinate Aptas’ provision of support services to enable the parties to consider Change Requests

•      Obtain Dex approval of project plan(s), schedules and Change Requests

•      Track progress

•      Compare actual to predicted cost/schedule/quality/size

•      Analyze impacts

•      Identify risk areas, mitigation strategies, and make adjustments, subject to Dex approval

•      Ensure compliance with Performance Standards, if any

•      Identify project issues and implement corrective measures

•      Lead project review meetings

•      Prepare project status reports

•      Identify Deliverable Credits, if any

6.3          Project Managers

Dex and Aptas shall each appoint a Project Manager from each of their organizations.  The Project Managers will be responsible for representing Dex and Aptas technical needs, resources, and scheduling.  The Aptas Project Manager will assist the Aptas Program Manager in tracking and reporting on the status of projects.  Aptas shall deliver all reports in an electronic format acceptable to Dex.

6.4          Program Management Committee

The parties shall establish a Program Management Committee that will have operational oversight responsibility for Aptas’ performance under this Work Order.  Such committee will be comprised of (i) Dex’s Program Manager and Project Manager, (ii) Aptas’ Program Manager and Project Manager, and (iii) such other Dex and Aptas personnel as required.  The Program Management Committee will meet weekly or as otherwise designated by Dex.  Aptas’ Program Manager shall be responsible for coordinating, notifying the appropriate attendees, and ensuring that each meeting takes place according to the schedule, and shall record and distribute minutes of each meeting within three (3) business days of the conclusion of each meeting.  These meetings shall include, but not be limited to:  strategy, performance status updates, schedule updates, cost status, inspection status, Program Trouble Report (PTR) status, Innovation Report creation and status, Changes Request consideration, tracking, and scheduling, and open issues/action items.  To the extent required by Dex, Aptas shall employ the project methodology consistent with the methodology specified in Section 5 of Attachment B to Work Order 1 in the performance of the Enhancement Services specified in Section 4 above. The Dex and Aptas Program Managers shall report on all activities of the Program Management Committee to the Executive Steering Committee.

6.5          Executive Steering Committee

The parties shall establish an Executive Steering Committee that will:

•      Provide product plan decision making to achieve [***],

•      provide overall business oversight,

•      ensure the alignment and development of the Dex Standards, strategic plans, and continuous improvement, as described in Section 4.6 above,

•      ensure Aptas’ performance of the Services.

The existence and authority of the Executive Steering Committee shall not limit or restrict the ability of Dex to exercise its rights under this Work Order, including Dex’s right and ability to provide approvals and directions respecting performance of the Services.  Such committee will be comprised of (i) Dex’s vice president of Internet, Account Manager, Program Manager, and Project Manager (ii) Aptas’ CEO, Chief Marketing Officer (“CMO”), Vice President of Technology, Account Manger, Program Manager, Project Manager and (iii) such other Dex and Aptas personnel as required.  The Executive Steering Committee will meet monthly or as otherwise required by Dex.  Aptas’ Program Manager shall be responsible for coordinating, notifying the appropriate attendees, and ensuring that each meeting takes place according to the schedule, and shall record and distribute minutes of each meeting within three (3) business days of the conclusion of each meeting.

6.6          Project Management and Issues Tracking

Aptas shall promptly create tickets, update status, complete reports and otherwise facilitate the publication and transfer of project management and issues tracking information as designated by Dex via the project management and issues tracking websites provided by Dex.

[***] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Execution Copy

Dex — Aptas

Work Order Number Two

Attachment B

Development and Implementation Services

for

DexOnline Destination Search Website

(Release 1.0 and [***] Evolution)

Dex Proprietary Information

Work Order No. 2, Attachment B

1.	Development and Implementation Plan GOALS AND OBJECTIVES	1
1.1.	Overview	1
1.1.1.	Performance of Development and Implementation Services	1
1.1.2.	Development and Implementation Plan	1
1.2.	project overview
1.2.1.	Pilot Destination Search (DS) Phase	2
1.2.2.	Beta Destination Search (DS) Phase	3
1.2.3.	DODS Design Phase	4
1.2.3.	DODS Design Phase	4
1.2.4.	DODS Implementation Phase	4
1.2.5.	Project Plan	5
1.3.	Functionality requirements OF RELEASE 1.0.
1.3.1.	Baseline DODS Release 1.0 Functional Specifications	5
1.3.2.	Threshold DODS Functionality	12
1.4.	DODS Success Criteria and Philosophy
1.4.1	Candidate Success Criteria	13
1.4.2	Philosophy Candidate Functionality	14
1.5.	Provision for [***] Evolution (Post Release 1.0)
1.6.	Functionality requirements OF RELEASE 1.0.
1.6.1.	Additional Enhancements	21
1.6.2.	DODS Quality Success Criteria	22
1.6.3.	Performance	23
1.6.4.	Failure to Meet Development and Implementation Milestones	23
1.6.5.	Right to Suspend or Delay	23
1.7.	DEsign & IMplementation Technical requirements & principles.
1.7.1.	High Level Technical Requirements	24
2.	IMPLEMENTATION PERIOD AND SCOPE (Release 1.0)	24
2.1.	IMPLEMENTATION PERIOD	24
2.2.	IMPLEMENTATION SCOPE	24
2.2.1.	Data/Database Conversion/Transition	24
2.2.2.	DODS Acceptance Test Plan	25
2.2.3.	DODS Acceptance Process	26
2.2.4.	Training Support and Training	26
2.2.5.	Required Environments for Development and Implementation of DODS	27
2.2.6.	Existing Website Archival/Decommissioning	27
3.	DEPLOYMENT & IMPLEMENTATION MANAGEMENT	28
3.1.	DODS TEAM	28
4.	project Timeline	28
4.1.	Project Plan - Major Development and Implementation Activity and Phases Timeline.	28
5.	Performance of Development and implementation services	31
5.1.	aptas project methodology.	31
5.1.1.	Aptas’ Project Methodology	31
5.1.2.	Aptas’ Project Methodology — Process Steps.	33
5.1.3.	Project Management Website.	35
5.2.	Project Plan - KEY project ACTIVITIES AND Deliverables.	35
6.	Warranty	50

i

WORK ORDER NUMBER TWO

ATTACHMENT B

DEVELOPMENT AND IMPLEMENTATION SERVICES

This is Attachment B to Work Order Number Two (the “Work Order”) to the Professional Services and License Agreement, dated June 27, 2003 by and between Dex and Aptas (the “Agreement”).   Capitalized terms not otherwise defined in this Attachment shall have the meanings given them or provided for in the Work Order.

1.             DEVELOPMENT AND IMPLEMENTATION PLAN GOALS AND OBJECTIVES

1.1.         OVERVIEW

This Attachment provides for the development and implementation of the DexOnline Destination Search website (the “DODS” or “New Website”) which shall replace the Existing Website.  Following Dex’s replacement of the Existing Website with the DODS, Aptas shall continue maintain and enhance the DODS, in accordance with Attachment A, including provision for regular enhancements and releases as necessary and appropriate to maintain the [***] status of the DODS.

1.1.1.      Performance of Development and Implementation Services

The Services described in this Attachment (the “Development and Implementation Services”) constitute Services under the Agreement in accordance with Section 1.3 the Agreement and Aptas shall provide and perform the Deliverables described herein in accordance with the terms hereof and the Work Order.  If any services, functions or responsibilities not specifically described in this Attachment are an inherent, necessary or customary part of the provision or performance of the Development and Implementation Services, they shall be deemed to be included within the scope of the Development and Implementation Services to be delivered or performed by Aptas, as if such services, functions or responsibilities were specifically described herein, unless such service, function or responsibility was expressly excluded or reserved for performance by Dex.

Dex will perform those tasks which are designated herein to be Dex’s responsibility, provided that, Dex shall not be required to perform tasks related to the Development and Implementation Services that are not set forth herein, other than those functions or responsibilities which are an inherent, necessary or customary part of the tasks which are designated to be Dex’s responsibility herein.

1.1.2.      Development and Implementation Plan

This Attachment provides for the material transition tasks, projects and Deliverables to be performed in connection with the development and implementation of the DODS, and the dates by which each is to be completed.  This Attachment identifies, among other things, (i) the development and implementation activities to be performed by Aptas and the significant components and subcomponents of each such activity, (ii) the Deliverables to be completed by Aptas, (iii) the date(s) by which each such activity or Deliverable is to be completed, (iv) the contingency or risk mitigation strategies to be employed by Aptas in the event of disruption or delay, (v) any development and implementation responsibilities to be performed or development and implementation resources to be provided by Dex, and (vi) a Project Plan as defined in Sections 1.2.5 identifying specific development and implementation activities to be performed by Aptas during the period of the performance of the Development and Implementation Services.

1.2.         PROJECT OVERVIEW

The primary goal of the Development and Implementation Services is to develop and deploy the DODS on an open and robust architecture.  Successful implementation of the DODS through the Development and Implementation Services will provide Dex (when installed and operating on the Dex Production Environment as provided hereunder) with a fully operational DODS offering the functionality described in this Attachment and the applicable Specifications and meeting the Service Levels. This will enable Dex and its affiliates to operate more efficiently and effectively in an increasingly competitive market.  When the Development and Implementation Services are complete, Dex will have a [***] Internet Yellow Pages and Local Search destination search capable website that retains the full key functionality, as requested by Dex, of the Existing Website (including the enhancements thereto contemplated in Attachment A), including capability comprised of new product concepts that complement the development of the Aptas Directory Knowledge Base (“DKB”) in the key areas of Internet Search Consumer Application layers to provide deep content, rich user experience and continually improving methods of engaging, informing and assisting End Users in their regular and occasional local shopping experiences, as further detailed in the Aptas Executive Proposal to Dex Media, dated July 27, 2004 and entitled A Private Label Partnership for Online YP Services (the “Proposal”) and the Aptas white paper, dated November, 2004 and entitled Destination Search: A New Paradigm for the Future of Local Search (attached to the Work Order as Appendix 2) (such capability referred to herein as “Destination Search”).  The DODS will significantly differentiate Dex from other Internet yellow pages, search engines, and portal services, and form the foundation of substantial growth in Organic Traffic Queries.  Furthermore, the DODS will deliver [***] Internet web site performance and scalability, as required to meet the demands of Dex.

Using a phased approach with incremental Deliverables, including: the Pilot (as defined and describe in Section 1.2.1, below) and Beta (as defined and described in Section 1.2.2, below), the Development and Implementation Services (including all current and new required functionality, reporting and system integration, as specified in this Attachment) will be completed so that the DODS is operational and ready for implementation no later than January 1, 2006.

The development and implementation of the DODS will be undertaken through a phased approach, described in greater detail below, involving the following phases:

•      Pilot Destination Search (DS) Phase

•      Beta Destination Search (DS) Phase

•      Design Phase for DODS

•      DODS Implementation Phase

These major phases of activity are described in greater detail below.

1.2.1.      Pilot Destination Search (DS) Phase

In the Pilot DS Phase, Aptas will further define and refine the business and technical requirements beyond the functionality and other descriptions described and contained in Exhibit 1. During this phase, Aptas will develop and implement the Pilot DS website (also referred to as the “Pilot”).

This Pilot is intended to acquire quantitative feedback concerning consumer facing functionality from a large number (statistically reliable and demographically/geographically representative of the online local search End Users) of End Users under controlled access to a non-scalable version of Beta DS, which will include all material functionality of DODS.  The Pilot will be robust: it will have large body of test data.  The content will be from Aptas collected data in the Boulder market. The Pilot will perform well.  The Pilot will not scale and will not meet production performance standards, but it will provide all Beta DS functionality (including as described and defined in Exhibit 1) required to obtain reliable End User feedback.

Aptas will conduct End User testing on and in connection with the Pilot DS website. Such testing will direct observation and interviewing of End Users recruited by an outside consumer testing firm. Aptas will also use a consumer testing firm to recruit a large sample of End Users that is a statistically significant sample that mirrors the Dex In-Region demographics to test the Pilot DS website. The Pilot DS website will be a controlled access website available to a limited (but meaningful and adequate) number of End Users.  For larger End User groups, as appropriate, consumer testing will be provided by online surveys, free-text feedback, and clickstream data.  These same type of feedback systems will be used to conduct consumer testing on all DS components. The Pilot will be a closed access system available to a limited number of Dex stakeholders (employees and Dex advertisers).

1.2.2.      Beta Destination Search (DS) Phase

In the Beta DS phase, Aptas will further define and refine the business, and technical requirements building on the activities and knowledge gained from the Pilot.  During this phase, Aptas will develop and implement a Dex branded Beta DS website (also referred to as the “Beta”) which Dex will actively market to ensure sufficient traffic is engaged to support End User behavior/consumer learning.  The Beta DS website will, at a minimum, include all business listings and all related content (yellow pages ads, websites, business profile pages, etc.) available on the Existing Website.  The Beta DS website will offer both the full functionality and scalability of DS.

The Beta will run for a minimum of three (3) months with intensive testing, iteration and refinement in order for Dex and Aptas to continue learning and for Aptas to effectively design a scaled implementation plan for the DS.  During this phase, Aptas will continue the End User testing activities for the Beta as was undertaken for Pilot during the Pilot DS phase.

Within sixty (60) days of the Beta launch, Aptas will identify and solve Dex concerns regarding traffic recognition and reporting (for both future and to compare to historical traffic reports).  Aptas will run logs of search terms through the Beta to compare result pages and advertiser impressions between Existing Website and Beta DS to acquire data to assist Dex in its strategies to transition to DODS.  Aptas will provide raw logs to Dex on an agreed upon schedule in addition to reports generated from Aptas

During this phase, Aptas will operate a closely coordinated team effort with Dex, to ensure the learning value is shared, and to ensure both parties are committed to gaining the knowledge, including, but not limited to, reporting and comparison of Beta results and advertiser impressions against the Existing Website, from which will drive the plan for scaled implementation.  During the Beta Phase, Aptas will devise a technical development and integration plan for Dex advertiser products and Dex ad-based business rules into the DODS.  This Plan will be developed to ensure that scaled implementation of DODS in the first quarter of 2006 does not jeopardize Dex’s internet revenues.  Should market conditions demand the acceleration of the

DODS launch, Aptas and Dex shall work together to establish mutually agreeable restructuring of release dates.

Aptas will conduct End User and Dex advertiser testing throughout the Beta DS phase in a manner consistent with that undertaken during the Pilot DS phase.  These initiatives and their results will be shared with Dex.  During the Beta phase, Aptas will create new reporting requirements to ensure the capture of pertinent data for DODS analysis, including unique visitors, successful searches, failed searches, traffic referral sources, top matching headings, searches performed by geographic area, and use of post-search components.  Such reporting and metrics will support Dex internal reporting requirements for sales and marketing, as well as integrate or replace proprietary reporting systems, including provision for appropriate data tagging and collection by Aptas and delivery to the Dex data warehouse in a compatible form for comprehensive marketing analysis.  Additionally, Aptas will provide such data in a format as defined by Dex to reflect and compare against Dex’s historical metrics.

1.2.3.      DODS Design Phase

In the Design phase, Aptas and Dex will further define and refine the business, and technical requirements.  During this phase, Aptas, with cooperation and collaboration from Dex, will develop the high level “most often” executed End User scenarios in the interactive design that meets specifications and requirements definition, which Aptas will follow in defining the Project solution architecture.

The purpose of the Design phase is to lay the groundwork in preparing for the DODS by developing an architecture designed to withstand many business changes through the delivery of the solution releases and beyond.  Design phase will move the focus from business requirements to the solution’s technology strategy, addressing the global, architectural issues that affect all the releases.  The standards, guidelines and architectural work products developed in the Design phase are designed to help minimize long term development cost and time by reducing rework from release to release.

Aptas will be responsible for the design work for all phases of development of the DODS.  The design for DODS will continually evolve based on the Aptas design process, user research and usability testing, as well as Dex business requirements.  Aptas will provide Dex with design checkpoints and Dex will have final approval of the design for the DODS.  Aptas has created a multi-phase, user-centered design process that facilitates user interface design as well as engineering requirements and testing protocols.  The process begins with a general segmentation of the users of the DODS and ends with specific use cases for the DODS and associated artifacts.  There will be checkpoints (and Deliverables) at the end of each phase and subject to final approval from Dex.

1.2.3.      DODS Design Phase

In the DODS Implementation Phase, Aptas will complete the development, integration, testing and successful deployment of the production ready DODS for the entire 14-state territory of Dex and nationwide.  The DODS will have the full feature functionality set associated with the Existing Website.  The DODS will include business listings and related content (Yellow Pages ads, websites, etc.).  The DODS will also extend the User Interface to support Residential, Government and Toll Free Lookups through access to existing Dex owned and operated databases, which includes third-party data sources.

1.2.4.      DODS Implementation Phase

The DODS implementation phase will include the following sub-phases:

1.2.4.1.   Build Cycle

In the Build Cycle, Aptas will develop the DODS.  This is an iterative sub-phase with each build cycle containing several incremental programming and testing cycles.  Aptas will perform an assessment of business conditions and validation of the release strategy before the construction of the release.  This provides an opportunity to adjust the design and release strategy to respond to changing business conditions.

1.2.4.2.   Test Cycle

In the Test Cycle, Aptas will test the DODS, and support Dex’s testing activities, including conducting the DODS Acceptance Test Plan.

1.2.4.3.   Deployment and Final Transition

In the deployment sub-phase, Aptas will manage the roll out of the DODS resulting in a production website (Go Live).  During this phase Aptas will perform the transition related activities.

As part of the transition, Aptas will migrate existing End User login accounts from the DOE to the DODS.

1.2.4.4.   Archiving and Decommissioning Existing Website

Aptas will assist Dex in the archiving and decommissioning of the Existing Website in accordance with Section 2.2.6 below.

1.2.5.      Project Plan

The high level project plan (including outline of the applicable time periods) is set forth in Section 4 below and the detailed project plan (including key project activities, Deliverables and milestones) is set forth in Section 5.2 below (collectively, the “Project Plan”).  The Project Plan currently constitutes a high level listing of major tasks involved in the Development and Implementation Services, with the start dates and durations for each task and major Deliverables associated with each. Aptas will maintain and further develop the Project Plan (using Microsoft Project 2003), incorporating supplements and modifications to the Project Plan, which are developed by Aptas, but in all cases subject to the final approval of Dex.  Without limiting the foregoing, there shall be no change in the Development and Implementation Milestones (as defined in Sections 1.6.3 and 1.6.4 below) without the express written approval of Dex.

1.3.         FUNCTIONALITY REQUIREMENTS OF RELEASE 1.0.

1.3.1.      Baseline DODS Release 1.0 Functional Specifications

This section defines the DODS Release 1.0 functionality.  Aptas will develop and deliver to Dex for its approval a fully detailed set of user interface specifications for the DODS.   Aptas will fully update the specifications to reflect any modifications and changes to the functional specifications for the DODS including any such modifications and changes that may be required to ensure DODS’ maintenance of [***] status (all of which shall be subject to Change requirements as provided in Section 6 of the Work Order).  Without limiting the foregoing, the DODS user interface specifications will include representative screen shots for the DODS.

Enhancements and improvements shall be available to Dex for incorporation into the DODS pursuant to Attachment A.  Additionally, DODS functionality will be adjusted as directed by Dex to (a) maintain and grow its existing internet revenue and advertiser product commitments and (b) meet the need of Dex’s sales force to sell by category (e.g., attorneys, restaurants, physicians) and geography comparable to its print directories.

1.3.1.1.   [***] Start Page

This is the start page for the DODS.  In addition to branding and legal information, this page will include the following active components.

•      [***] Query Components

•      What is a text box allowing free text query.

•      Where is a text box allowing free text indication of a location by city, state, zip code or place name.

•      When is a controlled interaction component (such as a pull-down menu) that will enable search in hours of operation.

•      Sign-In is a link to a login page for registered users.

1.3.1.2.   Listings

This is the page of the DODS that provides the listings to the End User produced through the End User’s search.   It contains the following:

•      Main search results business listings (center of the page)

•      [***]

•      Priority placement ads

•      An area of the screen will be dedicated to displaying special advertiser listings that are relevant to the current search.

•      These ads will most likely be text based (usability testing has shown that text based ads are more likely to be clicked).

•      Search radius will respect Dex sales’ geographies.

•      Single banner ad area

•      An area of the screen will be dedicated to displaying a single banner ad (468 x 60 IMU - Full Banner as defined by IAB standards)

•      This banner can contain rich internet content (Flash, etc.)

1.3.1.3.   Detail

The Business Detail Page is linked from the Listings Page and provides additional detail on the individual business.

•      All basic information about the business (name, address, phone number)

•      Graphics/logo related to the business

•      YP ad thumbnail (click to view full size ad in daughter window).

•      Links to additional business contact info – e-mail address, website, fax number, etc.

•      Map displaying the business

•      Functionality to search nearby the business

•      Functionality to get directions to/from the business

•      Functionality to add the business to Cart

•      Business detail page may contain links to additional content such as menus for restaurants and bios for attorneys.

1.3.1.4.   Refinement

Refinement enables users to reduce the list of business listings returned in the search results.  On the Search Results page, the user will be able narrow the list of results in the following ways:

What.  The user will be able to narrow the search results list using a selection of meaningful properties for the type for business. For example, if the user searches for restaurant, he will be able to narrow the results list by cuisine since cuisine is one of the highest ranked properties of restaurants.

•      The system will let the user know how many results are available for each property. For example, the system will display “Mexican (15)” on the results page to indicate that the user will see 15 Mexican restaurants if he narrows by the cuisine Mexican.

•      Number and type of refinements will vary by category by the ontology (e.g., brands, products, hours of operation, type of payments accepted).

•      The user will be able to narrow the search results list by the first letter of the business name. For example, the user will be able to show only search results beginning with the letter N.

•      The system will let the user know how many results are available for each letter of the alphabet. For example, the system will display “N (7)” to indicate that the user will see 7 business listings if he narrows by the letter N.

When.  The user will be able to narrow the search results list by hours of operation.

•      The user will have the following options for narrowing the search:

•      Open now

•      Open late

•      Open Sundays

•      Open 24 hours

•      Show all businesses (hours of operation doesn’t matter)

•      The options may be constrained by the interface and availability of content.

Where.  The user will be able to narrow the search results list by distance from center of search area (search radius).

•      Choices will be:

•      1 mile

•      5 miles

•      10 miles

•      15 miles

•      25 miles

•      50 miles

•      The default search radius will be determined by the geographic area being searched. For example, the system will use a larger search radius in rural areas than in urban areas.

1.3.1.5.   Mapping

Mapping capabilities cover the following items. Final inclusion of any of these items is subject to usability and technical testing results:

•      The user will see their results initially on a small version of the map on the results Listings page

•      The user can choose to view their results on a larger version of the map

•      This larger map is accompanied by that results list in an abbreviated format

•      The larger map format will have the following functionality

•      Continuous pan and zoom

•      Continuous zoom could be implemented with a slider

•      Continuous pan will be implemented with directional tools located on the map

•      Rollover of business’ node on map will highlight that business’ name in the abbreviated results list to the side of the map

•      Rollover of a business’ text listing will highlight the business’ map node

•      Rollover listing node will reveal a pop out window with additional information about that listing, possible content could be:

•      Business Name

•      Business Phone Number

•      Business Address

•      Link to Website

•      Link to Detail Page

•      Link to Save to a List (Cart)

•      Link to Get Directions

•      Find Nearby - the capability to generate a new search of other businesses with different criteria from the original search and add those results to the map that are geographically near the original results set

•      The user can print a version of the large map

•      The user can email the larger map along with the text of the results listings

•      The large map will have a legend or Map Key

1.3.1.6.   Cart

This functionality allows the User to save individual result listings and compile their own list

The Cart (My List) includes the following functionality. Final inclusion of any of these items is subject to usability and technical testing results:

•      [***]

1.3.1.7.   Compare

This functionality allows Users to add multiple result listings to a “Compare” view. Compare includes the following functionality. Final inclusion of any of these items is subject to usability and technical testing results:

•      [***]

1.3.1.8.   Search

This section describes the search functionality and operation to be delivered.

•      Search Requests:

•      Users can search by any combination of product, service, business name, any known associations (like BBB or IEEE), and other keywords

•      Users can search using any of a set of recognized formats for location

•      Users can request phrase searches

•      Users can specify “when” to filter by business hours of operation

•      Match Flexibility:

•      System performs spelling correction

•      System performs lemmatization

•      System interprets geo-specification

•      Synonyms supported for DKB terms

•      Punctuation normalization

•      Search locations are always geo-coded to a center-of-search.

•      Search Attempt Sequencing:

•      Search proceeds in 4 stages,

•      query against the matched, Relevant-tagged terms.

•      query against all matched terms

•      query against all ad text

•      query for ontology matches

•      Additional Relevance Boost Logic:

•      boost matches on business name

•      boost category matches

•      boost based on business listing- or category- popularity

•      boost by geo proximity

•      boost primary property matches

•      boost for linguistic proximity

•      boost retail above repair above rental

•      boost based on size of print ad image, aged out over time by popularity data

•      boost exact above phrase above proximity match

1.3.1.9.   End User Profile

•      The user will be able to create a sign-in name and password by providing a minimal set of information:

•      Email address

•      Zip Code

•      Password

•      Specify whether or not the user wants the system automatically sign him in when using DODS on that computer.

•      The user will be able to change all settings in his personal account:

•      Email address

•      Zip Code

•      Password

•      Whether the system should automatically sign the user in.

•      If the user forgets his password, he can request that the password be reset. The system will notify the user of the new password via email.

•      If the user registers with the DODS website and signs in, then the user can create and access saved locations (for example, “home” and “work”).

•      If the user signs in from a different computer, then the contents of the user’s list will be available. For example, if the user adds items to his list from his computer at home, and then signs in using his computer at work, the items that he added to his list while at home will display.

•      The user will be able to indicate that he is using a public computer so that the system will not sign him in automatically next time someone opens the DODS website from that public computer.

1.3.1.10.    Analytics

•      Number of impressions a business received;

•      Number of clicks on a business listing;

•      Number of clicks on a business’ individual ad product;

•      Consumer behavior regarding the features and functionality of the service.

•      The DODS will be able to cookie and track End Users based on predefined requirements

•      The DODS will be able to perform search analysis and monitor what End Users put in and take out of cart.

•      The DODS will be able to measure/track:

•      The speed at which End User’s end session.

•      The percentage of error pages (and type of errors) that are produced while End Users are browsing and/or completing online transactions. The error report will be by market, category and page type (for example, the ability to tell the percentage of people saw an error page from the attorneys in Denver, CO category or cart page).

•      End User tool usage (for example, are people using email or print option, if so how many and for what categories).

1.3.1.11.    Interfaces

As of the date of this Work Order, the following systems and/or services have been identified as necessary for the interfacing operations with DODS.  As part of the Development and Implementation Services, Aptas will be responsible for the development of interfaces between the DODS and these systems and/or services and any other interfaces deemed appropriate for the DODS as directed by Dex:

•      Search Engine Optimization and Search Engine Marketing implementations most be included for seamless transition from Existing Website to DODS.

•      Content Management system.

•      Amdocs

•      Interland

•      Aptas (Ad Knowledge Services)

•      Site Metrics Analysis package and other web analytical services — Omniture (or successor service provider(s), allowing for access to/delivery of data for analysis, data mining, etc.)

•      End User Surveys

•      Dex Internal systems

• Dex to Aptas listings data

• Dex to Aptas Graphics files

• Dex to Aptas Reference Data (Headings, Cities, etc.)

• Dex to Aptas Content Update

• Aptas to Dex Data Engine

• Aptas to Dex Ad Update data

• Aptas to Dex Hyperlinks (AWD, DexMedia.com, others to follow)

• Aptas to Dex Enterprise Data Mart

• Aptas to Dex Kana forms

• Aptas to Dex Active Directory (for user login)

• Aptas to Dex Affiliates

• Aptas to Dex Ad Providers (DoubleClick)

• Aptas to Dex Surveys (Foresee)

• Aptas to Dex Portal (dashboards)

1.3.2.      Threshold DODS Functionality

The DODS will include, and provide functionality and operation constituting it as [***], and shall further meet the following:

•      the DODS will possess the full Existing Website functionality (unless otherwise expressly approved by Dex), including the functionality referenced and/or provided for through the enhancements described in Attachment A.

•      the DODS will possess the full Existing Website integration with other systems, including the systems integrations referenced and/or provided for in Attachment A and within this Attachment.

•      End User query response time that will meet or exceed, in all events, [***], but in no event be less than [***] response time.

•      The DODS will function to minimize failed search rates, which in all events will be lower than the Existing Website experience, less than other comparable Internet Yellow Pages/Local Search online properties, and shall achieve and maintain [***] Status, but in no event experiencing a failed search rate exceeding [***] for Valid Searches (as defined in Attachment D, Exhibit 1).

•      The DODS uptime will, measured by calendar month equal or exceed 99.5%, excluding for purposes of such measurement downtime attributable to components for which Aptas is not operationally responsible.

•      The DODS will otherwise meet and conform to the Performance Standards.

In addition to the foregoing and the functionality described below, Aptas will ensure that the DODS functionality meets and retains [***] functionality requirements and expectations through utilization of Labs and hiring and retaining industry experts and remaining current on literature and industry publications and ratings respecting [***] functionality and operation.

1.4.         DODS SUCCESS CRITERIA AND PHILOSOPHY

1.4.1 Candidate Success Criteria

The business success criteria for the Development and Implementation Services and the DODS forms the basis for the functional requirements which are jointly developed by Aptas and Dex and in all cases subject to the final approval of Dex.    Business success will also be impacted by Dex based on their decisions in general Dex business decisions, advertiser relationships and deployment of Dex marketing resources.

DODS will be on a frequent and aggressive product enhancement cycle that will ensure that it is consistently rated as [***] in the industry.  DODS will ultimately be measured in its ability to grow OTQ and serve as a strong advertising revenue growth vehicle that best matches advertisers with customers.  DODS will be [***], based upon an aggregated assessment of DODS including the following criteria:

•      [***]

1.4.2 Philosophy Candidate Functionality

The following is a summary of certain of the major functionality and components of DODS (which may be supplemental to those described in Section 1.3. above).  Aptas, working with Dex, will develop a complete understanding of these features and functionalities and provide for their incorporation into the DODS under the direction of the Executive Steering Committee.

The following describes the philosophies and vision of Aptas’ Destination Search.

1.4.2.1            [***] Start Page

Delivering the most relevant local search results requires discerning the most relevant context to a consumer’s search query.  Local search relies upon determining the relevant geographic context for an inquiry (what and where).  Differentiating local search from other offerings requires continuous articulation along these dimensions (product, service, or business; within an area, around a location, between two points).  One dimension that has not been fully explored by other offerings is the “time” dimension.  The simple case is finding businesses that are “open now”.  Articulation will be continued in this dimension (open during an event, open around the holidays).

1.4.2.2            Listings Page

Many offerings provide “one size fits all” results, typically a text listing with relevant textual context for a keyword.  More competitive offerings provide more structured results for differentiating listings from one another using content such as price and ratings.  Differentiating from such offerings requires more articulation in both the content provided in the listings and different ways of organizing those listing results.  Category-dependent listing content along with sort and compare functionality are best current candidates for differentiation.

The RESULTS LISTINGS page will provide the results of the user local search.  The following is the minimum functionality that describes the philosophy:

•      [***]

1.4.2.3            Refinement:  What/Where/When Base

Narrowing search queries to generate the most relevant results is the crux of the search process.  Inherently non-linear, supporting the process is problematic.  Refinement proceeds along all dimensions (category, location, timeframe) in parallel.  Added to this challenge are the fundamental limitations in facilitating such fluid cognitive processes through existing user interface artifacts and standards.  Ontological refinement combined with buyer behavior modeling and potentially structured language formalisms represent best differentiation opportunities.

1.4.2.4            Mapping

Viewed by many offerings as more of a commodity, innovation in mapping represents a key, if not the primary differentiator in local search.  Simply providing a fundamentally different digital foundation (vector vs raster) is a baseline for positioning.  Layering both content and functionality on this foundation (overlays and itineraries) adds further differentiation.  Most importantly for differentiation is the focus on the “locus of attention” indicated through map interaction gestures to discern intent and further articulate geographic search context.

The user has the ability to view more detail for a listing displayed on the map.

•      Continuous pan and zoom capability that allows the user more control and granularity when navigating in the map. Continuous zoom could be implemented with a slider and the continuous panning could be implemented through dragging the mouse across the map.

•      Rolling over a listing in the map will display more detail for the particular business.

•      Allow the user to pin a listing, or a set of listings, on the map for a particular location.

•      Allow the user to set their personal preference for the beginning map scale used when displaying results in a map.

1.4.2.5            Cart

The “cart” represents an explicit first attempt at providing a mechanism to support the consumer in progressing through the buyer behavior process in creating a temporary list for use in comparison or itinerary creation.  Work will continue in determining if such a mechanism should be an explicit or an implicit mechanism for this support.  Regardless, such a mechanism is the foundation for creating many lists which can mixed, matched, and shared in much the same ways as popular analogues (iTunes).  The interaction between community and content is the primary differentiator explored within the cart.

This functionality includes the following:

•      [***]

1.4.2.6            Search

The overarching goals of search can be summarized by four points:

a)    Infer user intent: By applying a multidimensional set of relevance ranking algorithms, search will provide highly relevant results that leverage a variety of data and algorithms.

b)    Hide complexity: The underlying collection of yellow pages, web, and other data embody a good deal of complexity.  A key goal of search is to present results that are understandable and useful to consumers.

c)     Achieve high performance: Achieving high relevance entails a significant number of business rules.  A key aspect of our approach is generating index data structures that allow as much of these business rules to be computed before search time as possible, to maximize search performance.

d)    Enhance relevance from usage: In addition to the business rules built into the search algorithms, we will enhance relevance over time based on user behavior as captured in search logs.

1.4.2.7            Search Mechanics and Fundamentals

•      most consumer friendly search (e.g. misspellings, understanding of consumer intent of multiple keywords)

•      most relevant search results has (e.g. balancing advertising and consumer relevancy);

•      help in disambiguation (e.g. prompt if unclear what consumer is looking for - a business name; a category search);

•      matched to user profile and interests;

•      highly geographically and content smart (e.g. knows a lot about geographic relevance such as dry cleaners need to be physically nearby but plumbers only need to service my area)

•      DODS will function to minimize failed search rates, which in all events will be lower than the Existing Website experience, less than other comparable Local Search and Internet Yellow Pages online properties, and shall ultimately reach a failed search rate not exceed five percent (5%).

•      Support full, partial, and multiple word and attribute keyword search options.

•      Focus on providing useable/valid search results.

•      Present relevant search results based upon product and content catalog hierarchy, frequency, position, ranking and weighting.

•      Search is accessible from multiple pages in the site where search for content makes sense.

•      Log Search data and make it available for reporting to allow for fine tuning of the search tool and the directories/regions/locations searched.  This includes failed searches as well as information on successful searches.

•      End Users may refine searches, where subsequent searches are based on results of the prior search, and more narrowly define the search query.

•      Ability to respond to fuzzy searches with intelligent logic.

•      Search will allow End Users to construct the simplest search query possible with a simple text entry box and search button, if determined optimal.

•      Search will check the End User’s profile when a search is executed and customize the search results accordingly.

•      Search results are displayed in an easy to interpret fashion.

•      Search can provide sort options on the search results page.

•      End User can refine search by multiple business attributes.

•      Search can indicate the order of the results, such as by location or other attributes. The information that dictates the search results order by category is internal to the Application.

•      If the search returns one or no results, a message and alternative search query options are presented.

•      The parties acknowledge that the search engine utilized on the Existing Website [***] is expected to be replaced, and that the [***] is under consideration for use in the DODS.  Final selection of the DODS search engine shall be made as part of the development of the Project Plan.

•      Functionality will support both basic and advance searches, designed in a manner that each is easy to conduct.

•      End User searches may be conducted with minimum of required input.

•      Search capability supports “natural-language” queries.

1.4.2.7            Search Quality – Relevance of Results

•      Criteria will be established to assure, promote and continually improve search quality – including appropriate provision for quality and accuracy.

•      DODS must conform to Dex methodology for treatment of paid ads and appropriate “tiering” of advertisement offerings.

•      There will be quantitative and qualitative measurements presented in regularly scheduled meetings.

1.4.2.8            End User Profile

Anonymous personalization is the starting point for developing the end user profile.  Enabling the consumer to “personalize” their experience without requiring any specific individual details.  This step starts establishing a solid level of trust with the consumer and provides the opportunity to obtain additional information from the consumer on a measured basis.  This process promises to obtain more accurate information from consumers than competitive offerings.  Innovation will continue in exploring the value of identity infrastructure.

•      Ability to change all personal profile attributes.

•      Ability for the End User to reset password their, with notification of such reset through email.

1.4.2.9            Miscellaneous Requirements

•      Ability to display pop-ups and “Flash”-enabled advertising

1.4.2.10         Flexible Template for Advertiser Content

The DODS will utilize templates that accommodate a variety of Content and the various attributes within Dex Content (e.g., image size variations on articles, need for additional advertiser attributes to be shown online such as sound and motion, etc).

•      Dex will be able to make adaptations to an existing template or create new templates (e.g., relevant advertiser display and navigation pages in the DODS will be able to be designed as a template layout).

•      The DODS will support creation and placement of, and changes to, graphics, text and links.  This does not include the dynamic reconstruction or repositioning of the page, only replacement of static linkable elements.

1.4.2.11         Tool Enhancements

•      Additional Cart/Address Book Requirements (providing the ability to capture End User cart selections and personal information.):

•      Ability to take more than one email address.

•      Allow for personalization – Preferences – Categories - Etc.

•      Have a help feature integrated within address book.

•      Make it importable/exportable

•      Make it printable

•      Customize “type” of address (e.g., home, work, parents’ home etc.).

•      Ability to support other contact information (e.g., cell phones).

•      Email Capabilities (providing the ability for End User to easily communicate; including forwarding listings via email;

•      Advertiser ratings – DODS will provide capability for End User ratings/feedback on advertisers or complementary listings, if and to the extent requested by Dex

1.4.2.12         Content Management Enhancements

•      The DODS will not have to be down to make Content or code change.

•      The DODS will offer the ability to work on parts of the DODS without downtime to the rest of the DODS.

•      The DODS will offer the ability to launch groups of Content simultaneously.

•      The DODS will permit appropriate Authorized Users (of various technical abilities) to use tools to manage Content changes.

•      The DODS will be able to feed data/advertisers into search

•      The DODS will be able to leverage management tools across areas of the site, search, analytics, directory/advertiser listing

•      The DODS will be able to control page titles, metadata and key words.

•      The DODS will offer bulk upload of Content data (directory listings).

•      The DODS will support incremental feeds of Content data

•      The DODS will support orderly backouts of any Content data feed, whether Incremental or bulk.

•      The DODS will offer the capability on any page to link to any file format (e.g., Flash, audio, etc.).

1.4.2.13         Analytical Capabilities/Requirements

The DODS will perform services as necessary to enable Omniture or any other web analytics vendor(s) chosen by Dex to capture End User information to assist Aptas and Dex in making site and marketing decisions.  Relevant data will include traffic and segmentation analysis, click-stream analysis, traffic monitoring of various pages/sections throughout the site, conversion, search keywords and usage, etc.

•      Number of impressions a business received;

•      Number of clicks on a business listing;

•      Number of clicks on a business’ individual ad product;

•      Number of clicks and impressions broken down by advertiser-purchased units (headings at present, but perhaps in time could encompass keywords)

•      Consumer behavior regarding the features and functionality of the service.

•      The DODS will be able to cookie and track End Users based on predefined requirements

•      The DODS will be able to perform search analysis and monitor what End Users put in and take out of cart.

•      The DODS will be able to measure/track:

•      The speed at which End User’s end session.

•      The percentage of error pages (and type of errors) that are produced while End Users are browsing and/or completing online transactions. The error report will be by market, category and page type (for example, the ability to tell the percentage of people saw an error page from the attorneys in Denver, CO category or cart page).

•      End User tool usage (for example, are people using email or print option, if so how many and for what categories).

•      Content to which End Users are reacting effectiveness of advertising and promotions in real time.

1.5.         PROVISION FOR [***] EVOLUTION (POST RELEASE 1.0)

The DODS Functional Specifications will include provision for continual evolution and development of the DODS as necessary and appropriate to maintain its status as [***].  This will be accomplished at the direction of the Executive Steering Committee, subject to the ultimate approval of Dex and performed in accordance with Attachment A.  Throughout the performance of the Development and Implementation Services, Aptas will remain knowledgeable and current with respect to the functional and operational requirements for the DODS to be and remain [***] and the parties will work together, including following the procedures associated with Changes set forth in Section 6 of the Work Order, to ensure the development and implementation of the DODS in a manner meeting such requirements.  For the avoidance of doubt, Changes required to maintain DODS [***] status will be performed in accordance with Attachment A.

[***] evolution will be achieved through a dynamic process of continuous innovation in partnership with Dex, and subject to final approval of Dex.  The process will be comprised of regular (not less frequently than quarterly) releases, some big, some small, that will result in enhancements that may include, but are not limited to:

•              [***]

1.6.         FUNCTIONALITY REQUIREMENTS OF RELEASE 1.0.

1.6.1.      Additional Enhancements

Aptas will work with Dex to identify additional enhancements for the DODS (including incorporation into release 1.0).  To the extent enhancements or other improvements to functionality of software or other components of the DODS are made available by the respective manufacturer thereof (including Aptas), Aptas will make such enhancements or improvements available for incorporation into the DODS (subject to Change Control) at no additional charge to Dex.  In other circumstances enhancements and improvements shall be available to Dex for incorporation into the DODS release 1.0 pursuant to this Attachment B or into subsequent releases or versions pursuant to Attachment A.

Aptas will design the DODS to provide flexibility in performance for the development of future enhancements.

1.6.2.      DODS Quality Success Criteria

The system quality success requirements for the DODS (including for release 1.0 and later versions). shall include, and Aptas agrees that the DODS will comply the following:

•      Flexibility

•      Systems, subsystems and components are easily modified and extended as business processes change.

•      Systems and subsystems are composed of modular components, structurally consistent, and compliant with J2EE coding platform.

•      System Requirements and Portability

•      The hardware, software and network configuration requirements for the DODS are consistent with those of the Existing Website, except to the extent expressly provided and agreed to in writing by Dex.

•      The systems, subsystems and components comprising the DODS are easily “ported” across application servers with the same level specification that are compliant with J2EE.  Ease of portability shall be implemented in accordance with industry standards.

•      Data structures and data are portable.

•      Performance and Scalability

•      Systems, subsystems and components are able to scale effectively to peak projected volumes as provided by Dex.

•      The DODS will be able to support peak End User demands of without affecting any other aspect of the DODS (e.g., no noticeable affect on response time).

•      Software performance and scalability must meet appropriate industry benchmarks and standards.

•      Performance testing that mimic the site must be run when major software Changes occur that may impact scalability and performance.

•      Site Availability

•      The DODS must be available and function effectively during low and high traffic patterns and in accordance with the Performance Standards.

•      The DODS will allow code and content releases and upgrading that minimize site outage.

•      Necessary downtime for major code releases and equipment and software maintenance, will be scheduled with Dex’s approval and in a manner to minimize adverse impact of the downtime.

•      The DODS must permit monitoring and the application of corrective action without loss of site Availability.

•      Security

•      The DODS shall comply with appropriate industry standard security protocols in physical hosting, network topology, application hosting, system administration, and (if implemented) ecommerce security, and in all cases will comply with Dex Standards.

•      Dex and Aptas may perform a security assessment prior to implementation to ensure compliance with industry standards.

1.6.3.      Performance

Aptas shall perform the Development and Implementation Services in a manner meeting the Development and Implementation Milestones set forth in Section 5.2 below (the “Development and Implementation Milestones”).  Aptas shall provide such cooperation and assistance reasonably required or requested by Dex in connection with Dex’s evaluation or testing of the Deliverables set forth herein.  Aptas shall perform the Development and Implementation Services so as to avoid or minimize to the extent reasonably possible any disruption to or adverse impact on the business or operations of Dex, including the Existing Website (until its decommissioning and archival hereunder).  Aptas shall identify and resolve, with Dex’s reasonable assistance, any problems that may impede or delay the timely completion of each task that is Aptas’ responsibility and shall use commercially reasonable efforts to assist Dex with the resolution of any problems that may impede or delay the timely completion of each task that is Dex’s responsibility.

1.6.4.      Failure to Meet Development and Implementation Milestones

The parties acknowledge and agree that the certain of the Deliverables to be performed or provided by Aptas during the period of the Development and Implementation Services have been identified in Section 5.2 below as Development and Implementation Milestones, representing the dates by which such Deliverables are to be completed (each a “Development and Implementation Milestone”).  In accordance with payment provisions of the Work Order, Dex may withhold payments due under the Work Order for the month(s) during which a Development and Implementation Milestone is due but not delivered, until such time as such Development and Implementation Milestone is delivered. In addition, unless otherwise agreed and subject to applicability of Section 2.4 of the Agreement, if Aptas fails to implement the DODS meeting the requirements therefore under this Attachment (including its status as a [***] Internet Yellow Pages and Local Search website offering material improvement in functionality and operation over the Existing Website), on or before January 1, 2006, Dex may terminate this Agreement for cause in accordance with Section 4.3 of the Agreement without requirement of notice or opportunity to cure.  In all such events, but subject to Section 6.9 of the Agreement, Dex may recover the damages suffered by Dex in connection with such a termination, including amounts paid for Deliverables which, due to such termination, are not available for use by Dex as intended under this Work Order.  In the event that Dex shall so terminate the Agreement in part, the charges payable to Aptas hereunder shall be equitably reduced to reflect such terminated Services.  Any such termination shall be subject to the provision by Aptas of Transition Services pursuant to the Agreement.

1.6.5.      Right to Suspend or Delay

Without limiting its other rights under the Agreement, Dex reserves the right, in its sole discretion, to suspend or delay (but not terminate) the performance of the Development and Implementation Services, including any Deliverable thereunder.  If Dex elects to exercise this right and Dex’s decision is based, at least in material part, on reasonable concerns about Aptas’ ability to perform the Services or complete such Deliverable or Aptas’ failure to perform its obligations under this Agreement, Dex shall not incur any additional charges or reimbursable expenses in connection with such decision.  If Dex’s decision is not based in material part on reasonable concerns about Aptas’ ability to perform the Services or complete such Deliverable or Aptas’ failure to perform its obligations under this Agreement, Dex shall reimburse Aptas for any additional costs reasonably incurred by Aptas as a result of such decision, but only to the extent Aptas notifies Dex in advance of such costs, obtains Dex’s approval prior to incurring such costs, and uses commercially reasonable efforts to minimize such costs.

1.7.         DESIGN & IMPLEMENTATION TECHNICAL REQUIREMENTS & PRINCIPLES.

1.7.1.      High Level Technical Requirements

The following are high level technical requirements of the DODS.  It will be the responsibility of Aptas to work with Dex to ensure that this is a comprehensive list and that Aptas has a complete understanding of these functions.

•      Aptas implementation will be subject to Dex Architectural review and approval; application design will be consistent with Dex Standards unless a Dex approved reason for deviation exists.  In such a situation, Aptas will provide a written trade-off analysis to the Dex for next step approval.

•      Java 2 Enterprise Edition specifications will be followed and the DODS related applications will operate on BEA WebLogic or open source certified J2EE platforms.  The Pilot, Beta and DODS shall be fully compliant with the J2EE standards and shall not involve variants requiring proprietary products or capabilities that prevent or limit the DODS from being fully portable.

•      Operating System support should include SUSE Linux or other mutually agreed upon Linux operating system.

•      Support interaction with the corporate RSA ClearTrust Authorization and Access Service for Dex (or its third party contractors, as appropriate) access only.

•      Support required for browsers: AOL 6.0, Netscape 6.0 and Netscape 7.0+ and IE 5.0+ and desirable for Safari and Firefox.

•      Support Flash 6.0+

•      Consumer-facing production implementation database implementation will be Oracle unless specifically authorized by Dex

•      .Support streaming sound and video standards, at least including Windows MediaPlayer and Apple’s Quicktime.

2.             IMPLEMENTATION PERIOD AND SCOPE (RELEASE 1.0)

2.1.         IMPLEMENTATION PERIOD

The development and implementation period (the “Development and Implementation Period”) shall commence on the execution date of this Work Order and shall conclude on the date the DODS is installed and operational in the Dex Production Environment, in accordance with the provisions of this Attachment and has been Accepted by Dex.  Without diminishing Aptas’ responsibility for performing the Development and Implementation Services, Aptas shall complete all Development and Implementation Services by the final milestone provided in Section 5.2 below. Certain Project Plan tasks are designated as “Major Development and Implementation Milestones” in Section 5 below. The Major Development and Implementation Milestones comprise the critical path of the Development and Implementation Services and Aptas shall complete such Major Development and Implementation Milestones on or before the respective due dates assigned to them in the Project Plan and in Section 5 below.

2.2.         IMPLEMENTATION SCOPE

2.2.1.      Data/Database Conversion/Transition

Because the Beta, Pilot, and DODS applications will rely on data delivered by Dex, Aptas and Dex agree to define appropriate data interfaces using industry standard interface descriptions (such as xml schema definitions or “xsd”).  Each interface identified between the parties shall have a fully documented interface description.  Each party shall be responsible for implementing their portion of the interface independently while conforming to the interface description.  For data transfers of a sensitive nature secure data transfer will be implemented by each party.  Each interface will be identified as either “secure” or “public” .To effect a smooth transition to the DODS, Aptas will have project management responsibility for the transition activities which will be performed by Aptas Personnel and Dex personnel.

2.2.2.      DODS Acceptance Test Plan

Dex will work with Aptas to develop an Acceptance Test Plan for the DODS, including major Deliverables associated with the development and implementation of the Beta and DODS (the “DODS Acceptance Test Plan”), not later than the date provided therefore in the Project Plan.

The DODS Acceptance Test Plan will include a description of the goals and criteria of testing and Dex’s Acceptance thereunder, including testing of the major components or Deliverable(s) (including the Beta) after installation in the Dex QA Environment (each, an “Acceptance Test”).  Acceptance Test scenarios and resulting test cases will be developed by Dex and Aptas to confirm that the DODS (and the associated Deliverables) contains all the functionality required of the DODS.  The functionality to be tested will encompass the testing of the business process and the testing of the interfaces, including ability to meet processing speed and Performance Standards.   In all cases, Aptas will deliver to Dex for acceptance testing the DODS (or components thereof as appropriate for testing, including the Beta DS and DODS Release 1.0) in the condition that Aptas reasonably believes will comply with all applicable DODS Functional Specifications and meet the applicable testing requirements.

Aptas activities associated with the Acceptance Tests will include of the following:

1.         Attend Acceptance Test team meetings and provide written feedback to the testing group to support the Acceptance Tests.

2.         Coordinate with and support Dex’s efforts (including provision of appropriate technical descriptions and requirements) to timely develop and provide the Dex QA Environment to conduct the Acceptance Tests.

3.         Aptas and Dex will develop a mutually agreed to defect severity classification schema, and appropriate guidelines for solving defects.

4.         Participate in the review of scenarios and provide written feedback and written recommendations to Dex regarding the Acceptance Test activities.

5.         Load test data provided into the Dex QA Environment.

6.         Assist Dex during the Acceptance Tests by answering questions, providing training in using the DODS, resolving issues, analyzing errors and problems, and providing fixes to problems in the DODS that prevent the testing from proceeding. Aptas will provide appropriate access to specialist support during the Acceptance Tests.

7.         Aptas will use tools and processes to report and track project defects as provided and/or directed by Dex.  Dex will also use such tools and processes to notify Aptas of defects.  Aptas shall perform activities necessary to correct defects per the agreed to defect severity classification schema and guidelines.

8.         Work with Dex to create test cases, test data and test scenarios which are representative of Dex’s business rules and requirements, to be used in the Acceptance Test prior to the start of scheduled delivery (as defined in Section 4.1 below) of the applicable Deliverable.  Notwithstanding the foregoing, Dex will be entitled to use additional test cases, test data and test scenarios during the Acceptance Tests. Aptas will be provided all test cases, test data, and test scenarios developed by Dex.

Dex activities associated with the Acceptance Tests shall consist of the following:

1.         Work with Aptas to create test cases, test data and test scenarios which are representative of Dex’s business rules and requirements, to be used in the Acceptance Test prior to the start of scheduled delivery (as defined in Section 4.1 below) of the applicable Deliverable. Notwithstanding the foregoing, Dex will be entitled to use additional test cases, test data and test scenarios during the Acceptance Tests.  Aptas will be provided all test cases, test data, and test scenarios developed by Dex.

2.         Dex will approve Aptas use of test data file consisting of production data which does not violate End User privacy laws nor include End User sensitive information.

3.         Perform the Acceptance Tests in conjunction with Aptas.

4.         Provide Aptas with notification of defects through Aptas provided tools and processes pre-defined to report and track project defects.

5.         Test the corrections in accordance with the Acceptance Test Plan.

6.         Provide written Acceptance notice according to the written Acceptance Test Plan once agreed to criteria have been achieved.

2.2.3.      DODS Acceptance Process

Unless explicitly agreed otherwise, the parties will apply the acceptance process set forth in Section 5 of Attachment A to each Deliverable associated with the Development and Implementation Service, as well as to the final Acceptance of the DODS.

Aptas will provide to Dex, interim Deliverable works in progress and final Deliverables, in accordance with the Development and Implementation Milestones identified in the Project Plan and will deliver to the Dex Program and Project Managers written notice of such delivery.

Aptas shall provide reasonable assistance to Dex in connection with Dex’s performance of its activities associated with acceptance of Deliverables.

Aptas will ensure that the Project Plan contains adequate time to conduct at least one delivery evaluation per Deliverable.  Additional delivery evaluations, as required under the delivery Acceptance process provided for in Section 2.2.2 above, will not increase or decrease the charges for the Development and Implementation Services unless mutually agreed to by both Aptas and Dex.

2.2.4.      Training Support and Training

Aptas will support Dex’s training as follows:

1.   Providing the Training Materials.

2.   Providing electronic screen shots of the DODS that can be embedded into the Authorized User Training Materials.

3.   Providing additional available documentation that describes the DODS functionality, error messages, checks and edits and screen and report layouts and support Dex training personnel in the development of Training Materials by answering questions as needed.

4.   Loading the training or test data into the training database

5.   Providing “train-the-trainer” sessions to equip Dex trainers to provide instruction and develop Training Material to be used in training the Authorized Users.

6.   Participating in appropriate training session for the DODS.

7.   Assist in Authorized User training and documentation.

Dex will provide the following:

1.     Personnel appropriately trained on Data Center operations including network, security, hardware, OS, software and database administration necessary to operate the DODS.

2.     Personnel familiar with Dex’s business and business rules.

3.     Training development schedules, which will list the dates for train-the-trainer session(s) as well as the dates for sessions.

4.     Complete FAST University Training for Authorized User Training.

5.     An environment appropriate for conducting Authorized User training, which shall be the Dex QA Environment.

To the extent reasonably practicable as determined by Dex, Dex personnel involved in the development of the Training Materials may also participate in the execution of the Acceptance Testing in order to increase their familiarity with the DODS, its environment and system functionality, and in order to validate the Training Materials prior to training sessions.

2.2.5.                      Required Environments for Development and Implementation of DODS

Unless otherwise directed by Dex, Aptas will be responsible for the installation of the DODS in all environments (including the Dex QA Environment and the Dex Production Environment), as well as the setting up of all system parameters required for the operation of the DODS components.  Aptas will facilitate and ensure that appropriate authorization and accounts will be created for Aptas’ application/logical Systems Administrators.

Aptas Deliverables with respect to these activities will include the following:

•      Setting up all necessary development and testing (other than the Dex QA Environment) for the development and testing of the DODS, and supporting Dex’s setting up of the QA Environment. Also, documenting and detailing the appropriate set-up procedures for such environment.

•      Installing the DODS components in the Dex QA Environment and the Dex Production Environment, and documenting and detailing the installation procedures.

•      Setting up the logical parameters of the DODS to be used during development and testing.

•      Appropriate packaging of any portion or component of the DODS Software to be resident on Authorized User client desktops and delivery of such package to the Authorized Users.

The activities of Dex in this area consist of the following:

•      Dex will provide the Dex QA Environment and the Dex Production Environment.

2.2.6.      Existing Website Archival/Decommissioning

Aptas will cooperate with and support Dex’s decommissioning and archiving the Existing Website in accordance with the direction of Dex, including respecting periods of duplicate operation with the DODS.

3.             DEPLOYMENT & IMPLEMENTATION MANAGEMENT

3.1.         DODS TEAM

In a manner consistent with the requirements of Section 6 of Attachment A, Dex and Aptas will jointly establish a deployment and implementation team (the “DODS Team”) that will be active throughout the Development and Implementation Period, with participation by Aptas and Dex (in areas where required).  Without limiting the foregoing, the DODS Team members will be available throughout the Acceptance Tests period and will participate on an as-needed basis in status meetings and will address issues that require immediate attention.  Aptas representatives will be those Aptas personnel who lead the efforts of the Development and Implementation Plan assigned to Aptas and such individuals will further coordinate the tasks assigned to Dex.

Aptas members of the DODS Team include:

•      Aptas CEO, CMO, and SVP Engineering and Operations

•      Aptas DODS Program Manager(s)

•      Aptas DODS Project Manager

•      The individual Aptas personnel who are experts in the components of the DODS and the various activities comprising the Development and Implementation Services, and who function on a team leader or similar basis during the Development and Implementation Period (each, a “Aptas Lead”).

Excluding the Aptas CEO, CMO, and SVP Engineering and Operations, the Aptas members for the DODS Team will not include the members of the FTEs identified as part of the Program Management Committee described in Attachment A.

Aptas will use all reasonable and good faith efforts to maintain each Aptas Lead on this project for the entire portion of the Development and Implementation Period during which such Aptas Lead’s activity is active.

The Dex members of the implementation team will be the Dex Program Management Committee and any additional participants identified by Dex.

The DODS Team members will meet on a regular basis as appropriate to review the progress of the Pilot and Beta and support a smooth DODS implementation.  Output from these sessions will include the status of each implementation task, action items, open issues, and the output outlined in Section 6 of Attachment A (if deemed appropriate by Dex), which will all be tracked by the Aptas DODS Program Manager.  The team will raise any issue that it deems appropriate to Aptas or Dex management or operational personnel.  The Aptas DODS Program Manager will prepare and distribute appropriate agenda and minutes for the DODS Team within five (5) business days following any meeting and will arrange the logistics required for a speedy resolution of the agenda and action items.

CHAPTER 4.        PROJECT TIMELINE

4.1.         Project Plan - Major Development and Implementation Activity and Phases Timeline.

The following outline, together with the activity descriptions in Section 5.2 below describes major Development and Implementation Milestones required to be delivered by Aptas through its performance of the Development and Implementation Services.  For purposes of this Work Order, “delivery” shall mean completion (including successful installation in the appropriate environment(s)) of the particular item or

Deliverable, in a manner meeting applicable requirements and Specifications.

Project Plan Phases / Activities	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
Pilot Destination Search
Implement Pilot
Conduct Consumer Testing and Provide Dex Stakeholder Access
Evaluate Test Results
DODS User Interface and Functionality Refinements
Obtain Formal Technical and Sponsor Concurrence for DODS Feature Set

Project Plan Phases / Activities	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
Beta Destination Search
Plan for Implementation
Develop Hardware and Network Implementation Plans
Define Environmental Controls (Security, Contingency, Planning)
Identify Beta Interfaces
Design and Develop Beta Interfaces
Build QA Environment
Receive sample data feeds from Dex
Develop Test Strategy and Plan; Define Test Cases
Conduct Functional and Integration Testing
Build Production Environment
Develop documentation
Conduct Performance

Project Plan Phases / Activities	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
Testing
Conduct User Acceptance Testing
Train Authorized Users
Obtain Formal Sponsor Concurrence
Prepare for Beta Transition to Production
Implement Beta
Conduct Additional Consumer and Advertiser Research and/or Testing
Reports About Site Usage and Advertiser Statistics
Evaluate Results
Continue DODS User Interface and Functionality Refinements
Obtain Formal Concurrence for Feature Set for DODS

Project Plan Phases / Activities	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
DODS
Validate Business Requirements
Business and Technical Requirements Definition
Refined Assumptions, Constraints, Risk and Exclusions
Create More Detailed Project Plan
Develop the Conceptual Designs
Design User Interfaces (Detailed Interaction Design)

Project Plan Phases / Activities	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
Create Asset Deployment Strategy Delivery Plan
Conduct UI and Functionality Changes Walkthrough
Prepare for Implementation
Develop Test Strategy and Plan
Design Software Modifications and Components
Develop and Unit Test Software
Write Documentation
Build DODS in QA
Functional and Integration Testing
Performance Testing
User Acceptance Testing
Train Authorized Users
Obtain Formal Sponsor Concurrence
Prepare for DODS Transition to Production
Implement DODS
Decommission and Archive Existing Website												3/06

CHAPTER 5.                    PERFORMANCE OF DEVELOPMENT AND IMPLEMENTATION SERVICES

5.1.                            APTAS PROJECT METHODOLOGY.

5.1.1.                  Aptas’ Project Methodology

In performing the Development and Implementation Services, Aptas shall adhere principles defined by and consistent with the Agile  Methodologies (www.agilemanifesto.org), in all cases involving a team-oriented, iterative development process that relies on continuous integration and communication to ensure a high level of quality and adaptability.

Throughout its performance of Development and Implementation Services, Aptas will provide and utilize processes and tools to enable it to effectively perform the following:

1.              Clearly understand and confirm Dex’s approval of requirements, all in accordance with the procedures and methodology described below;

2.              Prioritize and segment requirements;

3.              Understand what Aptas builds addresses these requirements;

4.              Ensure constant communication across the team;

5.              Allow Aptas to adapt to changing requirements (functionality, time, cost);

6.              Ensure a high level of quality before going into testing (QA);

7.              Continually report and test quality throughout the development effort;

8.              Provide a consistent and repeatable build/install/test environment;

9.              Ensure that defects found throughout the cycle do not repeat in future cycles; and

10.       Provide accountability and traceability.

11.       Ongoing monitoring for significant areas of usage and improvement.

In order to ensure its delivery of the Deliverables and otherwise meets its obligations associated with the Development and Implementation Services, Aptas shall provide and utilize appropriate tools and processes and comply with the following:

1.              In order to ensure that the Aptas and Dex understand the requirements, Aptas will develop, for approval by Dex, detailed functional specifications for the DODS (and Pilot and Beta) including use cases and wire-frames to detail out each requirement. These will be developed with the DODS Team (as defined in Section 3.1 above) and include input from a cross-functional team including product marketing, product management, customers, and the software architects.

2.              In order to create logically grouped and correctly sized iterations, the Aptas will coordinate with Dex (through product managers (for priority) and the software architects (for sizing)) to ensure agreement on what functionality should fall within which iterations.

3.              In order to ensure that the DODS (and Pilot and Beta) meets Dex’s requirements, design specifications shall be built as a collaborative effort among Aptas’ architects and provided for approval to Dex, through design documents that expound upon the DODS functional requirements to provide sequence diagrams and class diagrams as well as additional detail that applies to the code-level.

4.              In order to ensure effective communications, Aptas shall loosely apply the concept of a scrum. Twice weekly, or more often as required, the Aptas architects meet quickly to identify any dependencies, roadblocks, progress, goals, and exceptions. The outcome of these meetings will be reported to the teams (including Dex) in team and other appropriate meetings. Team meetings occur informally and constantly, as well as formally as provided in this Attachment.

5.              In order to make assure sufficient flexibility to effectively handle the change that is inevitable in performance of the Development and Implementation Services, Aptas will follow an iterative development methodology as described above. As appropriate, the iterations will be kept short, so that not more than a single iteration shall be impacted by the change. The iterations are traditionally six (6) week iterations, but any may be of two (2) weeks longer or shorter duration as defined at the beginning of the iteration as required by the scope of such iteration.

6.              In order to ensure a high level of quality and not rely on testing (QA) to be the sole owner and reporter of quality, thorough Unit tests are developed throughout all iterations. The unit-tests are executed as part of the nightly-build and all failing unit tests are addressed with the highest importance. Code-coverage is analyzed through the unit-test reports. Aptas will utilize latest strategies for testing and code-coverage. Any areas lacking in unit-test coverage will have tests created for them as a matter of high importance.

7.              Through unit-test, Aptas will determine low-level code test coverage. Additional quality checks will be provided by a Continuous Integration (CI) build environment as code is modified and checked into source control. Any time broken code is checked in, all applicable personnel are notified and the responsible party addresses the problem with the highest urgency. As part of the CI, Aptas will utilize the latest strategies for source control.

8.              Because of the nature of iterative development, frequent builds will be put into regular testing (QA). In order to do this effectively, an automated build process using Ant is run by QA to check out the code, handle versioning, compile the code, deploy the application, and execute the system test suite, and provide notification of all parties is used.

9.              In order to avoid the cycle of finding and fixing a defect, only to have the same defect re-appear in future cycles, all defects are translated into unit-tests. This ensures that those defects are tested for continually, throughout the development cycle.

10.       In order to provide accountability, various notification mechanisms are provided team-wide as system-state changes. For example, if code does not compile, all members are notified by the CI and the owner addresses the problem immediately. As QA builds are completed and automated system tests are run, all team members are notified and any problems found are addressed prior to the next build. Traceability from requirements, through implementation, to test cases will be provided by one or more appropriate tools to be selected by Aptas.

Aptas shall make such processes and tools available to Dex as shall be appropriate during the period of Development and Implementation Services to enable Dex to effectively support and monitor the activities and performance of Aptas and perform its responsibilities associated with the Development and Implementation Services.

5.1.2.                  Aptas’ Project Methodology – Process Steps.

Aptas’ project methodology involves the following process steps. Aptas shall be primarily responsible for the activities involved in each of these process steps, subject to the reasonable consultation with and cooperation by Dex. To the extent impacting the Deliverables or Project Plan, such activities shall be subject to the approval of Dex.

Process Steps	Definition	Deliverable
Ideation

1. Define the problem-solving and/or project objectives
2. Form an “ideal” vision of the system and/or project
3. Develop solution concepts to bring the system closer to ideal
4. Evaluate solution concepts and tackle subsequent tasks

High level requirements document outlining the outcome of the Ideation Session.

Feasibility Analysis	Review the feasibility of the ideas and concepts created during the Ideation phase.	Feasibility Analysis Document

Estimation	Based on the feasibility analysis and functional requirements, provide a high level estimate of project timelines.	High level project plan document.

Approval Board	Program stakeholders sign off on project plan, including requirements documentation and project schedule.	Project Plan, Requirements Document or Project Schedule may require revisions.

Staffing/Resourcing	Adequately staff the project or provide a plan for staffing based on the project estimation step. Both Aptas and Dex will plan and staff in preparation for the project.	Staff/Resources

Design

Create the characteristics of the system that are selected by the Development group in response to the requirements in the functional specifications document. These could consist of implementation related issues, such as decisions about what software units and logic to use to satisfy the requirements.

Software Requirements Specification/Design Documents.

Development

The process of coding the software based on the functional and design specifications. This will be an iterative process along with design and quality assurance. Joint development between Dex and Aptas may be required.

Iterative builds delivered to QA group for the testing steps.

Process Steps	Definition	Deliverable
Quality Assurance

A planned and systematic pattern of actions necessary to provide confidence that management and technical planning and controls are adequate to the established functional and technical requirements. Joint process of quality assurance between Dex and Aptas may be required.

* See QA Process Section*

Documentation • Test Plan • Test Cases

Readiness Review

This is the final management checkpoint and approval stage before the product is deployed. The release readiness review results in a go/no-go decision about whether to deploy the release. If the decision is a go, the release moves to roll-out planning and preparations or is physically incorporated into the production environment. Otherwise, the deployment is postponed until the necessary improvements take place.

Decision to deploy product or send back to Engineering for additional iterations.

Deployment/ Implementation	Site is launched and ready for use by customers.	Website

Tracking/Reporting	Track and report on that the changes made to the site are performing properly.	Logs and reports, existing or custom

5.1.3.                  Project Management Website.

Throughout the performance of the Development and Implementation Services, Aptas will use the Project Management Website and other tools as may be provided by Dex, in accordance with the direction and procedures of Dex.

5.2.                            PROJECT PLAN - KEY PROJECT ACTIVITIES AND DELIVERABLES.

Key project activities and associated areas of responsibility involved the development and implementation of the DODS are described in the matrix set forth below. The “Primary Responsible Party” as designated in the matrix below is the Party responsible for leading the activities or the Party with the primary responsibilities for the activity; nonetheless, the other Party may have responsibility to cooperate and assist in performing the activity, as shall be specified in further detail in the Project Plan as it is further developed and modified as contemplated in Section 1.2.5 above. Work products shall be produced as interim documents, and shall be used to develop the formal Deliverables. Aptas shall make the work products available to Dex in a work-in-progress state, as appropriate and as may be requested by Dex.

In addition to the foregoing, for the following tables that list activities and Deliverables the following definitions apply for the responsible party:

“Primary Responsible Party” means the designated party is responsible for the management, development, quality and delivery of the deliverable following the agreed upon processes and procedures. This includes coordinating with and obtaining contributions from the Secondary Responsible Party as it relates to the completion of the Deliverable. Certain specific secondary responsibilities are listed against Key Project Activities, as applicable.

“Secondary Responsible Party” means the designated party shall be a contributor within the activities toward the completion of the Deliverable, or creation of whole or part of the Deliverables (as indicated). There may be a dependency on the Secondary Responsible Party to complete tasks in order for the Deliverable itself to be complete. If a Secondary Responsible Party is listed under responsibility, it indicates that there is planned work effort that is anticipated by this party.

In all cases Dex retains the right to Accept all Deliverables irregardless of its role being specified as either the Primary or Secondary party. Consequently, it is expected that Aptas will involve Dex at key decision points, for reviews and involvement in meetings, throughout the Deliverable development process so that the best possible Deliverable is created and the review and Acceptance of Deliverables can be achieved expeditiously within specified and agreed to timelines.

KEY PROJECT ACTIVITIES		Deliverables*		DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
Pilot Destination Search
*1.	Implement Pilot	•	Web Application demonstrating baseline destination search functionality to conduct consumer surveys	[***]	Primary: Aptas
2.	Conduct Consumer and Provide Dex Stakeholder Access.	•	Deployment of application to statistically significant set of consumers.	[***]	Primary: Aptas

KEY PROJECT ACTIVITIES		Deliverables*		DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
Pilot Destination Search
3.	Evaluate Test Results	•	Quantitative results for feature usage and consumer and advertiser value	[***]	Primary: Aptas Secondary: Dex • Assess test results, and identify required changes
*4.	DODS User Interface and Functionality Refinements	•	Set of prioritized change orders for Beta and DODS	[***]	Primary: Aptas Secondary: Dex • Set priorities for change orders and define acceptable deployment requirements
5.	Obtain Formal Technical and Sponsor Concurrence for DODS Feature Set	•	Acceptance of change orders for DODS	[***]	Primary: Aptas

* Note:   Deliverables highlighted through bolding and/or asterisk designation constitute Major Development and Implementation Milestone for the indicated delivery date(s).

KEY PROJECT ACTIVITIES		Deliverables*	DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
Beta Destination Search
*1.	Plan for Implementation a. Define the implementation plan that specifically describes how the Beta Website will be transitioned into production (i.e., training, data conversion, switchover)	• Production cut-over plan including roll back plan	[***]	Primary: Aptas

KEY PROJECT ACTIVITIES		Deliverables*	DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
Beta Destination Search
2

Develop Hardware and Network Implementation Plans

a.              Provide logical design of application interfaces (between presentation layer, search, listing data, user profile)

b.              Provide memory, disk I/O, storage, and network requirements to Dex

c.               Provide and present technical solution including key 3rd party software components and dependencies

d.              Recommend hardware and network designs

e.               Review Dex hardware, network and storage designs

f.                Assist in risk assessment and mitigation strategies of chosen hardware and network design

		• Network Diagrams • Hardware Specifications • 3rd Party License Requirements • Risk Assessment Statement	[***]	Primary: Dex Secondary: Aptas
3	Define Environmental Controls (Security, Contingency, Planning)	• Develop the Beta Website security model – compile all security information into a comprehensive plan over the life of the development project.	[***]
4	Identify Beta Interfaces	• Data flow	[***]	Primary: Aptas

KEY PROJECT ACTIVITIES		Deliverables*	DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
Beta Destination Search

a.              Package the Beta Website’s functions into subsystems and map the flow of data between them.

b.              Identify files and/or databases.

c.               Identify the media (screen, paper, electronic file, document, etc.) for each data flow.

diagrams
5	Design and Develop Beta Interfaces	• Code	[***]
6	Build QA Environment a. Install hardware b. OS hardware c. Configure hardware d. Load Aptas and 3rd party software	• QA Ready Environment	[***]	Primary: Dex Secondary: Aptas • Assist in the installation and configuration of Aptas components and 3rd party components included as part of the Aptas design
7	Receive Sample Data Feeds from Dex a. Produce data feeds in the agreed upon format and quantities of data b. Support integration efforts	• Data feeds	[***]	Primary: Aptas Secondary: Dex •
8	Develop Test Strategy and Plan; Define Test Cases a. Ensure that the test environment is ready for use b. Communicate scenarios to be tested	• Test strategy and plan • Test objectives • Levels of testing, including conceptual, functional, unit, System, integration, acceptance	[***]	Primary: Aptas Secondary: Dex • Assist in the development of test strategy and plan and methods acceptable to test performance metrics

KEY PROJECT ACTIVITIES		Deliverables*	DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
Beta Destination Search
	to prevent gaps in delivering business requirements	• Roles and responsibilities for testing
9	Conduct Functional and Integration Testing a. Conduct functional tests to ensure DODS achieves requirements b. Conduct end to end system tests to ensure the DODS achieves documented requirements	• Functional test results • Test results • Integration test results • Prioritized list of change requests, issues, risks	[***]

Primary: Aptas
Secondary: Dex

•                  Review functional test scenarios

•                  Assist Aptas in the specification of test scenarios

•                  Review testing results

•                  Prioritize change requests

•                  Assist in issue resolution and risk mitigation

•                  Perform Dex aspects of integration tests

•                  Participant in performance testing

10	Build Production Environment a. Install hardware b. OS hardware c. Configure hardware d. Load Aptas and 3rd party software	• Production Ready Environment	[***]	Primary: Dex Secondary: Aptas • Assist in the installation and configuration of Aptas components and 3rd party components included as part of the Aptas design
11	Develop Documentation a. Write User Procedures, compile into User Manual	• Technical Documentation	[***]	Primary: Aptas Secondary: Dex • Develop documentation necessary for the integration efforts which may include definition of data formats and files (listing databases, etc.)
12	Conduct Performance	• Performance test	[***]	Primary: Aptas

KEY PROJECT ACTIVITIES		Deliverables*	DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
Beta Destination Search
	Testing c. Complete all scripted user scenarios d. Apply mixed and varying loads based on scripted user scenarios e. Define metrics to be measured f. Capture, analyze and make appropriate changes	results • Summary of findings

Secondary: Dex

•                  Participate in the definition, and performance of all tests and in the analysis of test results

•                  Perform system tuning under the guidance of Aptas in order to alter observed performance behavior of the delivered software.

13	Conduct User Acceptance Testing a. Conduct acceptance tests to validate the DODS meets the documented requirements	• Written approval by user acceptance authority	[***]

Primary: Dex
Secondary: Aptas

•                  Provide training for Acceptance Test Team

•                  Assist is trouble-shooting of any identified issues

•                  Supply at least 1 test/development engineer to be present during acceptance testing with the Acceptance Test team in order to observe and document system behavior.

14	Train Authorized Users a. Train the Authorized Users as agreed to by Aptas and the Dex Governance Team b. Ensure that all Authorized Users are able to use the DODS	• Training Materials (end user, administrative, operational) • Trained Authorized Users (end user, administrative, operational)	[***]	Primary: Aptas Secondary: Dex • Participate in training • Train additional Dex staff that required knowledge, but could not practically be present in training provided by Aptas

KEY PROJECT ACTIVITIES		Deliverables*	DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
Beta Destination Search
• Prioritized requests, issues, risks
15

Obtain Formal Sponsor Concurrence

Decision point for the Governance Team:

a.              For approval of the work completed

b.              Develop issue correction plan to address any issues that were found during acceptance testing but were not corrected

		• Software accepted	[***]	Primary: Aptas Secondary: Dex • Review acceptance test results, outstanding issues, corrective maintenance plans, and risk • Accept or reject software deliverable.
16

Prepare for Beta Transition to Production

a.              Ensure that the production environment (including operations personnel and support staff) is prepared for the start of production.

b.              Install required new equipment, software, and communications systems.

c.               Perform any necessary data conversion/porting

		• Implementation schedule • Operations schedule	[***]	Primary: Aptas Secondary: Dex • Assist in production modification tasks as it relates to installation, tuning and other system and operational activities
*17	Implement Beta a. Move Beta into production use b. Performance tune	• Beta in full production	[***]	Primary: Aptas Secondary: Dex • Perform system configuration required • Assist in performance

KEY PROJECT ACTIVITIES		Deliverables*	DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
Beta Destination Search
	as necessary			tuning
18	Conduct Additional Consumer and Advertiser Research and/or Testing.	• Deployment of research to assess consumer and advertiser value	[***]	Primary: Aptas
19	Reports About Site Usage and Advertiser Statistics	• Reports of actual site usage and correlation to Dex revenue structure. • Reports correlating to Dex’s revenue structure, based on search logs from DOE	[***]	Primary: Aptas
20	Evaluate Results	• Quantitative results for feature usage, consumer and advertiser value, and correlation to Dex revenue structure	[***]	Primary: Aptas Secondary: Dex • Assess test results, and identify required changes.
21	Continue DODS User Interface and Functionality Refinements	• Set of prioritized change orders for DODS	[***]	Secondary: Dex • Set priorities for change orders and define acceptable deployment requirements
22	Obtain Formal Concurrence for Feature Set for DODS	• Acceptance of change orders for DODS	[***]	Primary: Aptas

* Note:   Deliverables highlighted through bolding and/or asterisk designation constitute Major Development and Implementation Milestone for the indicated delivery date(s).

KEY PROJECT ACTIVITIES		Deliverables*	DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
DODS
*1.	Validate Business Requirements

•                  Prioritized list of high level business requirements. Items will be identified as high and medium.

•                  High are those requirements that must be implemented in Pilot.

•                  Medium are those requirements that must be implemented in the Beta Destination Search

•                  Low are those requirements that must be implemented in the implementation of the DODS.

			[***]	Primary: Dex Secondary: Aptas
2.	Business and Technical Requirements Definition	• DODS context diagram • Business rules by functional area • Business use case diagram Glossary	[***]	Primary: Aptas Secondary: Dex • Assist by providing information as required by Aptas • Review deliverables
3.	Refined Assumptions, Constraints, Risk, and Exclusions	• High level architectural decisions.	[***]	Primary: Aptas
4.	Create more detailed Project Plan	• Refined high level Project Plan and resource requirements	[***]	Primary: Aptas
	Develop the Conceptual	• Additional	[***]	Primary: Aptas

KEY PROJECT ACTIVITIES		Deliverables*	DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
DODS
5.	Designs a. Identify best practices for the DODS being developed b. Define the DODS basic functionality and information exchanges c. Identify the inputs, outputs, and triggers for each DODS function	Interfaces for the DODS • DODS use cases	[***]
6.

Design User Interfaces (Detailed Interaction Design)

a.              Storyboard Interfaces to describe basic flow of the screens and scenarios

b.              Create prototypes with sample screens and basic functionality for customer input.

c.               Consumer and Advertiser Testing needed, as well as evaluation and integration of these findings.

		• Screen designs • Form designs • Report designs • Navigational design • HTML	[***]	Primary: Aptas
7.	Create Asset Deployment Strategy Product Delivery Plan a. Identify the processes required to deploy functionality	• Asset deployment plan • Asset delivery plan • Deployment strategy • Release strategy	[***]	Primary: Aptas Secondary: Dex • Provide cross organizational support for release coordination
8.	Conduct UI and Functionality	• Prioritized list of issues,	[***]	Primary: Aptas Secondary: Dex

KEY PROJECT ACTIVITIES		Deliverables*	DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
DODS
	Walkthrough a. Ensure that the various aspects of the design fulfill the requirements and comply with standards and reference architecture.	resolutions, changes, etc • Sign-off(s) indicating concurrence		• Provide standards required • Review designs
9.

Prepare for Implementation

b.              Define the implementation plan that specifically describes how the DODS Website will be transitioned into production (i.e., training, data conversion, switchover)

c.               Develop the DODS Website security model – compile all security information into a comprehensive plan over the life of the development project.

		• Production cut-over plan including roll back plan • Application security model	[***]	Primary: Aptas
10.

Develop Test Strategy and Plan

c.               Define test cases (started early so that during the development of the use case the each test case is being defined).

d.              Ensure that the test environment is ready for use

e.               Communicate scenarios to be tested to prevent gaps in

		• Test strategy and plan • Test objectives • Levels of testing, including conceptual, functional, unit, System, integration acceptance • Roles and responsibilities for testing	[***]	Primary: Aptas Secondary: Dex • Assist in the development of test strategy and plan

KEY PROJECT ACTIVITIES		Deliverables*	DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
DODS
delivering business requirements
11.	Design Software Modification and Components	• Data Flows • Design Specifications	[***]	Primary: Aptas
12.	Develop and Unit Test Software	• Handoff of software to QA	[***]	Primary: Aptas
13.	Write Documentation a. Write user procedures, compile into user manual	• Organized and accessible work products (e.g. team room, etc.) • Organized and accessible “how to” training documentation material for Dex personnel and Dex designated third parties	[***]	Primary: Aptas
14.	Build DODS in QA a. Develop program code and perform unit tests. b. Build user interfaces	• Application(s) including code assets, scripts, processes, schemas, etc. ready for test	[***]	Primary: Aptas
15.	Functional and Integration Testing a. Conduct functional tests to ensure DODS achieves requirements b. Conduct end to end	• Functional test results • Test results • Integration test results • Prioritized list of	[***]	Primary: Aptas Secondary: Dex • Review functional test scenarios • Assist Aptas in the specification of test scenarios • Review testing results

KEY PROJECT ACTIVITIES		Deliverables*	DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
DODS
	system tests to ensure the DODS achieves documented requirements	change requests, issues, risks		• Prioritize change requests • Assist in issue resolution and risk mitigation • Perform Dex aspects of integration tests • Participant in performance testing
16.

Performance Testing

a.              Complete all scripted user scenarios

b.              Apply mixed and varying loads based on scripted user scenarios

c.               Define metrics to be measured

d.              Capture, analyze and make appropriate changes

		• Performance test results • Summary of findings	[***]

Primary: Aptas
Secondary: Dex

•                  Participate in the definition, and performance of all tests and in the analysis of test results

•                  Perform system tuning under the guidance of Aptas in order to alter observed performance behavior of the delivered software.

17.	User Acceptance Testing a. Conduct acceptance tests to validate the DODS meets the documented requirements	• Written approval by user acceptance authority	[***]

Primary: Dex
Secondary: Aptas

•                  Provide training for Acceptance Test Team

•                  Assist is trouble-shooting of any identified issues

•                  Supply at least 1 test/development engineer to be present during acceptance testing with the Acceptance Test team in order to observe and document system behavior.

18	Train Authorized Users a. Train the Authorized Users as agreed to by Aptas and the Dex	• Trained Authorized Users • Prioritized requests, issues,	[***]	Primary: Aptas Secondary: Dex • Participate in training • Train additional Dex staff

KEY PROJECT ACTIVITIES		Deliverables*	DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
DODS
	Governance Team b. Ensure that all Authorized Users are able to use the DODS	risks		that required knowledge, but could not practically be present in training provided by Aptas
19.

Obtain Formal Sponsor Concurrence

Decision point for the Governance Team:

a.              For approval of the work completed

b.              Develop issue correction plan to address any issues that were found during acceptance testing but were not corrected

		• Software accepted	[***]	Primary: Aptas Secondary: Dex • Review acceptance test results, outstanding issues, corrective maintenance plans, and risk • Accept or reject software deliverable.
20.

Prepare for DODS Transition to Production

a.              Ensure that the production environment (including operations personnel and support staff) is prepared for the start of production.

b.              Install required new equipment, software, and communications systems.

c.               Perform any necessary data conversion/porting

		• Implementation schedule • Operations schedule	[***]	Primary: Aptas Secondary: Dex • Assist in production modification tasks as it relates to installation, tuning and other system and operational activities
*21.	Implement DODS a. Move DODS into production use b. Performance tune as necessary	• DODS in full production	[***]	Primary: Aptas Secondary: Dex • Perform system configuration required • Assist in performance tuning

KEY PROJECT ACTIVITIES		Deliverables*	DELIVERABLE MILESTONE DATES (Date of completed delivery)	PRIMARY AND SECONDARY RESPONSIBLE PARTY
DODS
22.	Decommission and Archive Existing Website	•	[***]	Primary: Dex

* Note:   Deliverables highlighted through bolding and/or asterisk designation constitute Major Development and Implementation Milestone for the indicated delivery date(s).

CHAPTER 6.                    WARRANTY

Aptas warrants that the DODS will be free from material errors in operation and performance, will comply with the documentation and the Specifications in all material respects and will provide the functions and features and operate in the manner described in this Attachment. Aptas shall expeditiously remedy any breach of this warranty at Aptas’ sole cost and expense.

Attachment B – Exhibit 1

Pilot Description

This is Exhibit 1 to Attachment B to Work Order Number Two (the “Work Order”) to the Professional Services and License Agreement dated June 27, 2003 by and between Dex and Aptas (the “Agreement”) and is made a part thereof by reference. Capitalized terms not otherwise defined in this Exhibit shall have the meanings given them in the Agreement.

The Pilot shall be as described in and in connection with the Proposal.

Proprietary and Confidential information of AMDOCS Ltd.

[***] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Dex – Aptas

Work Order Number Two

Attachment C

Transition Services and Termination for
Convenience Charges

Dex Proprietary Information

Work Order No. 2, Attachment C

1.		General	2
2.		Termination Assistance Plan	2
3.		Specific Transition SERVICES	2
	3.1.	General Support	2
	3.2.	Knowledge Transfer	2
	3.2.1.	Information Regarding Services	2
	3.2.2.	Information Regarding Equipment, Software	3
	3.2.3.	Operational Information – Change Process and Operations Procedures	3
	3.2.4.	Access to Personnel	3
	3.2.5.	Applicable Laws	3
	3.3.	Transfer of Resources	3
	3.3.1.	Third Party Services	3
	3.3.2.	Equipment and Software Listings	3
	3.3.3.	Tax Minimization	3
	3.3.4.	Assignment of Software and Contracts	3
	3.4.	Operational Transfer	3
	3.4.1.	Code and Documentation	4
	3.4.2.	Source Materials	4
	3.4.3.	Operational Information	4
	3.4.4.	Information Regarding Alternative Sources	4
	3.4.5.	Project Transition	4
	3.4.6.	Documenting and Delivering Dex Data	4
	3.4.7.	Physical and Logical Security	4
	3.4.8.	Third Party Notifications	4
	3.4.9.	Return of Dex Property	4
	3.4.10.	Additional Assistance	5
	3.5.	Organizational Transfer	5
	3.5.1.	Organizational Chart	5
	3.5.2.	Description of Position and Resource Requirements	5
4.		performance of Termination Assistance Services and Charges	5
	4.1.	Firm commitment and PERFORMANCE	5
	4.2.	Performance	5
	4.3.	Rates and charges for provision of transition services	5
5.		Termination related charges	6
	5.1.	Post-Expiration Charges for Continuing Use of Aptas Owned Materials (No Termination for	6
	Convenience)
	5.1.1.	OTQ Wind-Down Charge for 2 Calendar Years	6
	5.1.2.	Right to and Charges for Updates to Aptas Owned Materials during the First Calendar Year and	6
	the Second Calendar Year
	5.2.	Termination For convenience and Related Charges	7
	5.2.1.	Termination for Convenience Without Continuing Use of Aptas Owned Materials for DODS.	7
	5.2.2.	Termination for Convenience Charges With Continuing Use of Aptas Owned Materials.	8
	5.2.3.	Reduction for any Moon Valley Fees Payable by Dex.	9
	5.3.	5.3.Aggregate Cap on Total Work Order Charges in event of Termination for Convenience OR	9
	Expiration

i

WORK ORDER NUMBER TWO

ATTACHMENT C

DEVELOPMENT AND IMPLEMENTATION SERVICES

This is Attachment C to Work Order Number Two (the “Work Order”) to the Professional Services and License Agreement, dated June 27, 2003 by and between Dex and Aptas (the “Agreement”). Capitalized terms not otherwise defined in this Attachment shall have the meanings given them or provided for in the Work Order.

1.                                      GENERAL

This Attachment provides for the transfer of the control and responsibility for the Services, including the Existing Website or DODS, as applicable, to Dex and/or Dex’s designee(s). The Transition Services shall include, as requested by Dex, the Services, functions and responsibilities set forth in this Attachment, as well as those set forth in Section 4.4 of the Agreement and shall be performed in a manner that will not interfere with the operation of the Existing Website or the DODS, as applicable.

2.                                      TERMINATION ASSISTANCE PLAN

Aptas will assist Dex in the development of a plan for the transition of the Services, including the Existing Website or DODS, as applicable, from Aptas to Dex or its designee(s) in accordance with the provisions of Section 4.7 of the Agreement.

3.                                      SPECIFIC TRANSITION SERVICES

3.1                        GENERAL SUPPORT

As directed by Dex, Aptas shall perform general support and other activities as set forth in Section 4.7 of the Agreement.

3.2                        KNOWLEDGE TRANSFER

Aptas will provide for a transfer of knowledge regarding the Services, including the Existing Website or DODS, as applicable, and related topics so as to facilitate the provision of the Services by Dex or its designee(s), including the continued operation of the Existing Website or DODS, as applicable. This knowledge transfer shall include:

3.2.1                     Information Regarding Services

Supplying information regarding the Services and the Existing Website and DODS, as applicable, as necessary to implement the transition plan, and providing such information regarding Services as reasonably necessary for Dex or its designee(s) to assume responsibility for continued performance of Services in an orderly manner so as to minimize disruption in the operations the Existing Website or DODS, as applicable, including (i) relevant documentation; and (ii) key support contacts (names, business phone numbers, fax numbers, e-mail addresses and business postal addresses) of Dex, third party personnel and personnel performing the Services during the transition from Aptas to Dex or its designee(s).

3.2.2.                  Information Regarding Equipment, Software

Supplying information concerning equipment, software, types and skills of personnel, third parties, and other resources used by Aptas to provide Services, including operation and maintenance of the Existing Website or DODS, as applicable, as may be reasonably necessary for Dex or its designee(s) to assume responsibility for the Services.

3.2.3.                  Operational Information – Change Process and Operations Procedures

Explaining the change control procedures, change management process, problem management process, procedures, reports and other standards and procedures associated with the operation and maintenance of the Existing Website or DODS, as applicable, to Dex’s or its designee(s)’s operations staff.

3.2.4                     Access to Personnel

Providing reasonable access, coordinated through Aptas’ Program Manager, in person and by telephone to personnel (including subcontractors) through the end of the period of provision of Transition Services, including any personnel involved in performing the Services during the twelve (12) months preceding Aptas’ receipt of the notice of termination or non-renewal.

3.2.5                     Applicable Laws

Explaining the extent and nature of the impact on the Services of applicable laws, rules or regulations as they relate to the providing of the Services.

3.3.                     TRANSFER OF RESOURCES

Aptas shall provide all reasonable assistance required for the transfer to Dex or its designee(s) of the resources (equipment, software and third party agreements) to which Dex is entitled under the Agreement. Such assistance shall include at a minimum:

3.3.1.                  Third Party Services

Identifying any third party services which are required by Dex or its designee(s) to perform the Services, and to which Dex is entitled under Section 4.7.6 of the Agreement.

3.3.2.                  Equipment and Software Listings

Providing a list of assets for equipment and software owned or licensed by Aptas, its subcontractors, and/or Dex, including those which are required by Dex or its designee(s) to perform the Services and to which Dex is entitled under Section 4.7 of the Agreement and Sections 5.3 and 14.4 of the Work Order.

3.3.3.                  Tax Minimization

Working with Dex or its designee(s) to minimize or eliminate any potential taxes that might be incurred as a result of any transfers, including of equipment pursuant to Section 4.7.5 of the Agreement.

3.3.4.                  Assignment of Software and Contracts

Performing functions required to effect the assignment of equipment, software and third party contracts, which are required by Dex or its designee(s) to perform the Services, and to which Dex is entitled under Section 4.7 of the Agreement and Sections 5.3 and 14.4 of the Work Order, including executing legal documents.

3

3.4.                     OPERATIONAL TRANSFER

Aptas shall perform all activities requested by Dex pursuant to Section 4.7 of the Agreement to effect a smooth transfer of operational responsibility for the Services, including the Existing Website and the DODS, as applicable. This shall include:

3.4.1.                  Code and Documentation

Providing to Dex or its designee(s), machine-readable Code (to the extent Dex is entitled thereto), along with run Documentation and other information necessary to provide the Services.

3.4.2.                  Source Materials

To the extent used to provide the Services, documenting and delivering source materials to which Dex is entitled under the Agreement, together with object libraries and reference files.

3.4.3.                  Operational Information

To the extent applicable and available, delivering support profiles, enhancement logs, problem tracking/resolution documentation, and status reports associated with the Existing Website and DODS, as applicable, and the Services.

3.4.4.                  Information Regarding Alternative Sources

Providing assistance in identifying alternate sources of resources, including experienced labor resources knowledgeable about the Services and the Existing Website and DODS, as applicable.

3.4.5.                  Project Transition

Providing for the orderly hand-off of any ongoing projects or other activities, including a listing of current and planned projects, as well as all equipment ordered or in process, and eligible to be purchased by Dex in accordance with Section 4.7.5 of the Agreement. With respect to any such on-going project, document current status, stabilize for continuity during transfer, and provide reasonable training to achieve transfer of responsibility without loss of momentum. In addition to the foregoing, to the extent directed by Dex, Aptas will freeze all Changes in and to the Services and the Existing Website or DODS, as applicable.

3.4.6                     Documenting and Delivering Dex Data

Documenting and delivering to Dex all Dex Data possessed by Aptas in the form and format reasonably requested by Dex.

3.4.7                     Physical and Logical Security

Documenting ownership and access levels for all passwords maintained by Aptas or in Aptas’ possession, and instructing Dex or its designee(s) in the use and operation of security controls related to the Services and the Existing Website and DODS, as applicable.

3.4.8                     Third Party Notifications

To the extent necessary and convenient to the transitioning of the Services to Dex and/or its designee(s), providing and coordinating reasonable assistance to Dex in notifying relevant third parties of the procedures to be followed prior to, during, and after the transition.

3.4.9                     Return of Dex Property

Returning to Dex any remaining property of Dex in Aptas’ possession or under Aptas’ control, including any remaining reports, Dex Data, Dex Owned Materials, Materials in which Dex otherwise has rights under the Agreement beyond the period of provision of Services and other proprietary information of Dex.

4

3.4.10              Additional Assistance

After the completion of the transition, providing additional assistance as reasonably requested by Dex to assure continuity of operations.

3.5.                     ORGANIZATIONAL TRANSFER

Aptas shall provide reasonable assistance required to transfer and organizational procedures developed during the performance of the Services which are specific to the support of Dex or otherwise required to perform the Services, including in connection with any efforts by Dex at hiring, as contemplated in Section 4.7.4 of the Agreement. Notwithstanding the prior sentence, this shall include:

3.5.1.                  Organizational Chart

Providing a current account organizational chart by individual personnel (including of subcontractors) performing any of the Services, together with such related information as Dex may reasonably require.

3.5.2.                  Description of Position and Resource Requirements

Providing a listing of the then-current positions and the approximate amount of time (FTEs) spent to provide the Services. Further, Aptas will assist Dex in identifying any then-current or anticipated personnel resource requirements.

CHAPTER CHAPTER 4. PERFORMANCE OF TERMINATION ASSISTANCE SERVICES AND CHARGES

4.1.                     FIRM COMMITMENT AND PERFORMANCE

Aptas shall provide Transition Services to Dex, or their designee(s), regardless of the reason for the expiration or termination of the Agreement; provided, if the Agreement is terminated by Aptas under Section 4.4 of the Agreement for failure to pay undisputed amounts, Aptas may require payment in advance for Transition Services to be provided or performed under this Attachment.

4.2.                     PERFORMANCE

Aptas shall perform the Transition Services with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and resource efficiency as it provided and was required to provide the same or similar Services under the Agreement, including meeting the Performance Standards, and shall not be degraded. Personnel performing the Services and reasonably considered by Dex to be critical to the performance of the Services, including Transition Services, shall be retained in the provision of Services through the completion of all relevant Transition Services.

4.3.                     RATES AND CHARGES FOR PROVISION OF TRANSITION SERVICES

As contemplated in Section 4.7.3 of the Agreement, to the extent Dex requests that Aptas provide or perform Transition Services (including the extension of Services otherwise then being performed under the Agreement), Dex shall pay Aptas the rates and charges specified in this Work Order, including for any additional Personnel or resources required to perform such Transition Services. To the extent rates and charges for any such additional personnel or resources are not specified in this Work Order, Dex shall pay comparable rates to the personnel rates set forth in Section 11.7 of the Work Order). To the extent the Transition Services requested by Dex can be provided by Aptas using personnel and resources already assigned to perform the Services, there will be no additional charge (beyond the then applicable charges

5

under the Work Order) to Dex for such Transition Services. If the Transition Services requested by Dex cannot be provided by Aptas using personnel and resources then performing the Services, Dex, in its sole discretion, may forego or delay any work activities or temporarily or permanently adjust the work to be performed by Aptas, the schedules associated therewith or the Performance Standards to permit the performance of such Transition Services using such personnel or resources already assigned to perform the Services.

CHAPTER CHAPTER 5. TERMINATION RELATED CHARGES

5.1.                     POST-EXPIRATION CHARGES FOR CONTINUING USE OF APTAS OWNED MATERIALS (NO TERMINATION FOR CONVENIENCE)

Upon any termination or expiration of the Agreement other than pursuant to Section 16.1 of the Work Order, the license granted to Dex in and to the Aptas Owned Materials pursuant to Section 14.4 of the Work Order shall be royalty-free, except to the extent of the following:

5.1.1.                  OTQ Wind-Down Charge for 2 Calendar Years

In connection with Dex’s continued use of the Aptas Owned Materials in connection with the DODS for the [***] following the termination or expiration of the Agreement (the [***] respectively), Dex shall pay to Aptas the following OTQ wind-down charges:

•                  Monthly payments in the [***] equal to [***] of the average OTQ Charge applicable for the final six month period the Agreement was in effect.

•                  Monthly payments in the [***] equal to [***] of the average OTQ Charge applicable for the final six month period the Agreement was in effect.

Dex may elect to cease its use the Aptas Owned Materials in connection with the DODS and upon such an election, the foregoing fees shall cease to apply.

For the avoidance of doubt, the parties acknowledge and agree that the foregoing payments shall not be payable in the event of a termination of the Agreement by Dex for cause pursuant to Section 4.3 of the Agreement.

5.1.2.                  Right to and Charges for Updates to Aptas Owned Materials during the First Calendar Year and the Second Calendar Year

At Dex’s election, during the [***] and the [***], Aptas shall continue to perform and provide customizations, enhancements, error corrections and other updates to the Aptas Owned Materials used in connection with the DODS consistent with those performed and provided under the Agreement and shall provide all such updates (including the Code therefor) to Dex in the form and format reasonable required by Dex. Aptas’ charge, in addition to any amounts payable by Dex pursuant to Section 5.1.1 above, for performing and providing such updates shall be [***] for each of the [***] and the [***], payable by Dex in monthly installments of [***] during such years. Dex may terminate such right to receive such updates upon thirty (30) days written notice to Aptas and such monthly payment obligation shall thereupon terminate.

6

5.2.                     TERMINATION FOR CONVENIENCE AND RELATED CHARGES

5.2.1.                  Termination for Convenience Without Continuing Use of Aptas Owned Materials for DODS.

In the event of Dex’s termination of the Agreement pursuant to Section 16.1 of the Work Order prior to [***] and Dex elects to not continue using the Aptas Owned Materials in connection with the DODS following such termination pursuant to the license provided in Section 14.4 of the Work Order, Dex shall pay Aptas a termination for convenience charge calculated as of the Calculation Date (defined below), with such calculation based upon a month-to-month reduction over each calendar year from the amount set forth below for the applicable calendar year, with such monthly reduction equal to (A) the difference between the amount set forth below for such calendar year and the amount set forth below for the immediately succeeding calendar year (or [***]), divided by (B) 12:

[***]

[***]

[***]

For example, in the event of a [***] Calculation Date, the applicable termination charge would be [***], calculated as follows:

•                  the monthly reduction for [***] is [***]  This amount is determined by dividing (A) [***] the difference between [***] (the amount set forth above for [***]) and [***] (the amount set forth above for [***]), by (B) 12.

•                  As of [***], there will have been 6 monthly reductions of [***], for a total reduction of [***]

•                  Subtracting such [***] aggregate monthly reduction from [***] produces an applicable termination charge of [***]

Any such termination for convenience charge shall be calculated as of the later of (i) the date of termination of the applicable Services, and (ii) the satisfactory completion of all applicable Transition Services requested by Dex under Section 4.7 of the Agreement and under this Attachment (such date of calculation, the “Calculation Date”).

In the event Dex so terminates the Agreement in part, the charges (including any termination for convenience charges) thereafter payable to Aptas shall be equitably reduced to reflect such partial termination of the Agreement.

Notwithstanding the foregoing, there shall be no termination charge payable by Dex in connection with its termination of the Agreement pursuant to Section 16.1 of the Work Order in the event that prior to [***] Aptas (i) shall not have entered into   agreements with other customers for Aptas’ provision of Destination Search products and services, or (ii) fails to reasonably demonstrate to Dex that it possesses sufficient corporate financial strength for the continued provision of the Services and appropriate continued research and development of Destination Search.

7

5.2.2.                  Termination for Convenience Charges With Continuing Use of Aptas Owned Materials.

5.2.2.1.              Termination for Convenience Charges

In the event of Dex’s termination of the Agreement pursuant to Section 16.1 of the Work Order after [***] and prior to [***] and Dex elects to continue using the Aptas Owned Materials in connection with the DODS following such termination pursuant to the license provided in Section 14.4 of the Work Order, Dex shall pay Aptas in accordance with the following payments for the period following the Termination Effective Date (as defined below):

•                  [***]. For each month in [***] following the Termination Effective Date, Dex shall pay Aptas an amount equal to the greater of:

(i)             $[***]; or

(ii)          [***] of the amount that the OTQ Charge would have been applicable for such month had the Agreement not been terminated pursuant to Section 16.1 of the Work Order;

•                  [***] For each month in [***] following the Termination Effective Date, Dex shall pay Aptas an amount equal to the greater of:

(i)             [***] or

(ii) [***]of the amount that the OTQ Charge would have been applicable for such month had the Agreement not been terminated pursuant to Section 16.1 of the Work Order.

For the avoidance of doubt, the foregoing payments shall be in lieu of any termination charge payable pursuant to Section 5.2.1 above.

5.2.2.2.              Right to and Charges for Updates to Aptas Owned Materials.

At Dex’s election, in the event of Dex’s termination of the Agreement pursuant to the Section 16.1 of the Work Order after [***] and prior to [***] and Dex’s election to continue using the Aptas Owned Materials in connection with the DODS following such termination pursuant to the license provided in Section 14.4 of the Work Order, Aptas shall continue to perform and provide customizations, enhancements, error corrections and other updates to the Aptas Owned Materials consistent with those performed and provided under the Agreement and shall provide all such updates (including the Code therefor) to Dex in the form and format reasonable required by Dex. Aptas’ charge, in addition to any amounts payable by Dex pursuant to Section 5.2.2 above, for performing and providing such updates shall be [***] for each full calendar year from the [***] (prorated for partial years), payable by Dex in monthly installments of [***] during such years, provided that Dex’ obligation to make such payments shall not extend beyond [***]  Dex may terminate such right to receive such updates upon thirty (30) days written notice to Aptas and such monthly payment obligation shall thereupon terminate.

8

5.2.2.3.              Termination Effective Date.

For purposes of this Section 5.2.2, the “Termination Effective Date” shall be the later of (i) the date of termination of the applicable Services, and (ii) the satisfactory completion of all applicable Transition Services requested by Dex under Section 4.7 of the Agreement and under this Attachment.

5.2.2.4.              Reductions of Charges in Event of Partial Termination.

In the event of a partial termination of the Agreement pursuant to Section 16.1 of the Work Order, the charges (including any charges pursuant to Sections 5.2.2.1 and 5.2.2.2 above and ongoing charges payable under the Work Order) thereafter payable to Aptas shall be equitably reduced to reflect such partial termination of the Agreement.

5.2.2.5.              Termination Charge.

In the event Dex shall have elected to continue using the Aptas Owned Materials as contemplated in Section 5.2.2.1 above, but shall subsequently determine to cease using the Aptas Owned Materials in connection with the DODS after December 31, 2005 and prior to the end of calendar year 2007, Dex may provide Aptas not less than thirty (30) days advance notice of such cessation and upon the date of such cessation (the “Cessation Date”):

(i)                                     the payments provided for in Section 5.2.2.1 shall cease, and

(ii)                                  Dex shall pay to Aptas a termination for convenience fee pursuant to Section 5.2.1, calculated as if the Calculation Date were the date of such cessation.

5.2.3.                  Reduction for any Moon Valley Fees Payable by Dex.

In the event and to the extent that Dex shall be obligated to pay to Moon Valley, Inc. or successor  any amount pursuant to the Moon Valley Acknowledgement delivered pursuant to Section 4.3(i) of the Agreement, Dex shall be entitled to offset and reduce payments otherwise payable to Aptas under this Work Order.

5.3                        AGGREGATE CAP ON TOTAL WORK ORDER CHARGES IN EVENT OF TERMINATION FOR CONVENIENCE OR EXPIRATION

Notwithstanding the foregoing and without limiting Dex’s right to continue its use of the Aptas Owned Materials in accordance with Section 14.4 of the Work Order, in the case of any termination for convenience by Dex of the Agreement pursuant to Section 16.1 of the Work Order prior to [***] or expiration of the Agreement thereafter, the aggregate payments of Dex to Aptas under the Work Order, including all charges payable under this Attachment C, but not including any additional fees due to expansion of the In-Region or New Services, shall not exceed [***].

9

[***] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Execution Copy

Dex – Aptas

Work Order Number Two

Attachment D

Performance Standards

Dex Proprietary Information
Work Order 1, Attachment D

WORK ORDER NUMBER TWO

ATTACHMENT D

Performance Standards

This is Attachment D to Work Order Number Two (the “Work Order”) to the Professional Services and License Agreement dated June 27, 2003 by and between Dex and Aptas (the “Agreement”) and is made a part thereof by reference. Capitalized terms not otherwise defined in this Attachment shall have the meanings given them in the Work Order.

1.	GENERAL.	1
2.	EXHIBITS	1
3.	REPORTING	1
4.	DEFINITIONS	2
5.	PERFORMANCE CREDITS	2
6.	EARNBACK.	4
7.	ADDITIONS, MODIFICATIONS AND DELETIONS OF PERFORMANCE STANDARDS:	4
8.	COOPERATION.	5
9.	CONTINUOUS IMPROVEMENT – PERFORMANCE STANDARDS.	6
10.	MEASURING TOOLS.	6
11.	TIMES.	6
12.	EXCEPTIONS.	6
13.	PERMISSIBLE DOWNTIME.	7

1.              General.

This Attachment D sets forth certain quantitative Performance Standards against which Aptas’ performance of the Services shall be measured. For the avoidance of doubt, the Performance Standards may apply (in accordance with their terms) to all Services provided by Aptas under the Agreement, not merely the Services performed under the Work Order.

2.              Exhibits

The following Exhibits are attached hereto and are hereby incorporated by reference:

Exhibit 1 Performance Standard Matrix

Exhibit 2 Approved Measurement Tools and Methodologies

3.              Reporting

Each Performance Standard shall be measured and reported on a monthly basis. By the fifteenth day of each month, Aptas shall provide a report to Dex respecting performance and compliance with the Performance Standards for the preceding month. Aptas shall provide supplemental information respecting Performance Standards as Dex may reasonably request.

Aptas will promptly investigate (including identifying root causes, in accordance with Section 2.3 of the Agreement) and correct failures to meet Performance Standards and shall minimize recurrence of missed Performance Standards.

4.              Definitions

Terms used herein with initial capital letters shall have the respective meanings set forth in the Agreement or its Schedules. The following terms shall have the meanings specified below:

“Actual Uptime” means the aggregate number of minutes in any Measurement Period during which the full material functionality of the relevant item (as defined on Exhibit 1) is Available.

[***]

“Availability” means Actual Uptime divided by the aggregate number of minutes in the applicable Measurement Period expressed as a percentage.

“Available” means that full functionality of the relevant item is available for use by Authorized Users and End Users, as applicable, and is not degraded in any material respect.

“Contract Year” means, unless otherwise agreed by the parties, a calendar year during which the Agreement is in force and effect (or portion thereof in the case of the final year of termination or expiration).

“Downtime” consists of the aggregate number of minutes in any Measurement Period during which the full material functionality of the relevant item is not available for use by Authorized Users or End Users, as applicable.

“Measurement Period” means calendar monthly, unless otherwise provided herein or agreed by the parties.

“Monthly Charges” means the total charges invoiced by Aptas in any calendar month for all Services performed under the Agreement.

“Performance Credit” means any credit payable pursuant to Section 5 below.

“Performance Standard Percentage” means, for a particular Performance Standard, the portion of the [***] used to calculate the Performance Credit payable to Dex in the event of a Performance Standard Failure in such Performance Standard as set forth in Exhibit 1.

“Performance Standard Failure” means Aptas’ level of performance for a particular Performance Standard fails to meet the Service Level designated in Exhibit 1 for that Performance Standard.

“Performance Standards” are those service level measurements defined in Exhibit 1 or subsequently defined pursuant to this Section 7 for which Performance Credits are payable in accordance with this Attachment D.

“Resolution” or “Resolve” means the restoration of full service or the completion of the service request in a manner acceptable to Dex in its reasonable discretion.

“Service Level” means, with respect to a particular Performance Standard, the standard or level of service specified in Exhibit 1, or as subsequently defined in accordance with Section 7, with respect such Performance Standard.

“Severity Level One (1),” “Severity Two (2),” “Severity Three (3),”and “Severity Four (4)” have the respective meanings provided in Attachment A.

5.              Performance Credits

In the event of a Performance Standard Failure, Aptas shall provide Dex credits as defined below:

(a)               Exhibit 1 sets forth the information required to calculate the credits that Aptas shall pay to Dex (or apply against Monthly Charges) in the event of a Performance Standard Failure (“Performance Credit”). For each Performance Standard Failure, Aptas shall pay to Dex, subject to earnback under Section 6 below, a Performance Credit that will be computed in accordance with the following formula:

Performance Credit = A   x   B

Where:

A   =                       The Performance Standard Percentage as specified in Exhibit 1 for the Performance Standard as to which the Performance Standard Failure occurred.

B   =                       The dollar amount of the [***] for the month of the Performance Standard Failure.

For example, assume that the [***] is [***] of the Monthly Charges and that Aptas has a Performance Standard Failure for a Performance Standard carrying a Performance Standard Percentage (as would be set forth on Exhibit 1) of [***] during a month that the Monthly Charges were [***],  The Performance Standard Level Credit due to Dex for such Performance Standard Failure would be [***], calculated as follows:

A = [***] (the Performance Standard Percentage),

multiplied by

B = [***] (the [***]).

= [***] (the amount of the Performance Credit)

(b)               If more than one Performance Standard Failure has occurred in a single month, the sum of the corresponding Performance Credits shall be credited to Dex.

(c)                If a Performance Standard Failure for the same Performance Standard recurs in three (3) or more consecutive Measurement Periods, the amount of the applicable Performance Credit payable to Dex shall be doubled for such third and subsequent Measurement Periods; provided, however in no event shall the aggregate Performance Credits exceed the [***] for any Measurement Period. For the avoidance of doubt, the Performance Credit shall only be doubled one time, and such doubled amount shall be payable for all successive, consecutive Performance Standard Failure for the subject Performance Standard and such doubled amount will not be subject to earnback.

(d)               By the fifteenth day of each month, Aptas shall notify Dex in writing of any Performance Standard Failures in the preceding month and any Performance Credits associated with such Performance Standard Failures.

(e)                The total amount of Performance Credits that Aptas is obligated to pay to Dex with respect to Performance Standard Failures occurring each month (subject to Aptas’ earnback rights described in Section 6 below), shall be reflected on the invoice that contains charges for the month during which the Performance Standard Failure(s) giving rise to such credit(s) occurred (e.g., the amount of Performance Credits payable (subject to Aptas’ earnback rights described in Section 6 below) with respect to Performance Standard Failures occurring in August shall be set forth in the invoice for the August Monthly Charges issued in September); provided, however, in the event a Performance Credit is determined to be payable at any time following delivery by Aptas of the invoice for the applicable Measurement Period (or portion thereof), such Performance Credit shall be reflected on the next delivered invoice to Dex, or payable to Dex within thirty (30) days of such calculation if an invoice shall have been previously deliverable to Dex.

(f)                 Aptas acknowledges and agrees that the Performance Credits shall not be deemed or construed to be liquidated damages or a sole and exclusive remedy or in derogation of any other rights and remedies Dex has hereunder or under the Agreement in accordance with Section 7 of the Work Order.

(g)                Dex may reprioritize activities, in accordance with Section 3.7 of the Work Order, which may involve impact on Performance Standards in accordance with that section.

6.              Earnback.

Aptas shall have earnback opportunities with respect to Performance Credits (except doubled Performance Credits calculated in accordance with Section 5), as follows:

(a)               Within fifteen (15) days after the end of each Contract Year, Aptas shall provide a report to Dex that will include, with respect to each Performance Standard for which there was a Performance Standard Failure during the preceding Contract Year, the following:

1.              statistics on Aptas’ average monthly performance in that Performance Standard during the preceding Contract Year (“Yearly Performance Average”); and

2.              the total amount of Performance Credits imposed for Performance Standard Failures in that Performance Standard.

(b)               If, during the preceding Contract Year, Aptas achieved a Yearly Performance Average in a Performance Standard that was equal to or greater than the Service Level in effect for that Performance Standard for that Contract Year, Aptas will be entitled to receive an earnback credit (“Earnback Credit”) equal to all Performance Credits (except doubled Performance Credits calculated in accordance with Section 5) assessed for that Contract Year for Performance Standard Failures in that Performance Standard. Provided, however, in no event will: (i) the total amount of Earnback Credits for any Contract Year exceed the total amount of Performance Credits assessed for Performance Standard Failures for that Contract Year; or (ii) any Earnback Credit carry forward to subsequent Contract Years or back to previous Contract Years.

(c)                If the Performance Standard was in effect for less than the entire Contract Year, the foregoing process shall be undertaken only with respect to the portion of the Contract Year during which the Performance Standard was in effect.

(d)               The provision of this Section 6 shall only affect Aptas’ ability to recoup Performance Credits previously paid to Dex and shall have no effect on Dex’s right to terminate the applicable Agreement or any other rights or remedies Dex may have.

7.              Additions, Modifications and Deletions of Performance Standards:

Dex may add, modify or delete Performance Standards as follows:

(a)               Additions. Dex may add Performance Standards in accordance with this Section 7. Service Level commitments associated with added Performance Standards will be computed as follows:

(1)                     Where at least six (6) consecutive months of Aptas provided service measurements exist for a particular Service, the parties agree that the highest and lowest monthly service measurements for the six month Measurement Period shall be excluded and that the Service Level shall then be defined as the average of the remaining four (4) monthly service measurements, or

(2)                     Where no measurements exist for a particular Service, the parties shall in good faith attempt to agree during a thirty (30) day period on a Service Level commitment using industry standard measures or third–party Aptas advisory services (e.g., Gartner Group, Yankee Group, etc.), or

(3)                     Where no measurements exist for a particular Service, and the parties fail to agree on a Service Level commitment using industry standard measures as described in Section 7(a)(2) above, the parties shall do the following:

(i)                   Aptas shall begin providing monthly measurements within thirty (30) days after Aptas’ receipt of Dex’s written request.

(ii)                After six (6) or more actual service level attainments have been measured (or should have been measured pursuant to Section 7(a)(3)(i) above and if not so measured, constructed as described in Section 7(a)(3)(iii) below), Dex may at any time in writing request that Section 7(a)(1) above be used to establish the Service Level commitment.

(iii)             If Aptas is responsible for measuring actual service level attainments for six (6) consecutive months and fails to provide one (1) or more measurements during such six month measurement period such that six (6) consecutive measurements are not available, the missing measurement(s) shall be constructed according to the following: (i) if one (1) measurement is missing, the missing measurement shall be constructed by using the highest of the five (5) actual measurements, or (ii) if two (2) or more measurements are missing, the first missing measurement shall be constructed by using the highest of the actual measurements and adding to that measurement twenty percent (20%) of the difference between that measurement and one hundred percent (100%) and each of the remaining missing measurements shall be constructed by using the highest of the actual measurements and adding to that measurement thirty five percent (35%) of the difference between that measurement and one hundred percent (100%). By way of example, if there were four (4) measurements for a particular Service available, and the highest of the four (4) measurements was 95%, then the measurements for the missing two months would be deemed to be 96% (representing 95% plus (20% of 5%)) and 96.75% (representing 95% plus 35% of 5%)), respectively.

(b)               Deletions. Dex may delete Performance Standards by sending written notice to Aptas at least thirty (30) days prior to the date that such deletions to Performance Standards are to be effective. Dex shall, in the case of deletions, modify the Performance Standard Percentages for the remaining Performance Standards such that the total of the Performance Standard Percentages for all remaining Performance Standards equals one hundred percent (100%).

(c)                Modifications. Dex may modify the Performance Standard Percentages for Performance Standards. Dex shall notify Aptas in writing of such changes at least thirty (30) days prior to the date such modifications to the Performance Standards are to be effective. Dex shall, in the case of modifications, modify the Performance Standard Percentages for the remaining Performance Standards such that the total of the Performance Standard Percentages for all Performance Standards equals one hundred percent (100%). If Dex adds a Performance Standard in accordance with Section 7(a) above, but does not modify the Performance Standard Percentages for the remaining Performance Standards under this Section 7(c), then, until such time as Dex so modifies such Performance Standard Percentages, the Performance Standard Percentage for such added Performance Standard shall be zero.

(d)               Notice Requirement. Dex will send written notice to Aptas at least thirty (30) days prior to the date that such additions, deletions or modifications to Performance Standards are to be effective or for which agreement or measurement should be undertaken or initiated pursuant to Section 7(a) above.

8.              Cooperation.

The achievement of the Performance Standards by Aptas may require the coordinated, collaborative effort of Aptas with other suppliers, including Managed Third Parties. Aptas will provide a single point of contact for the prompt resolution of all Performance Standard Failures; provided, however, the foregoing shall not expand the scope of Aptas’ responsibility under the Agreement to include responsibility for components of the Dex QA Environment and Dex Production Environment (including network) for which Aptas is not operationally responsible.

9.              Continuous Improvement — Performance Standards.

The parties agree to the concept of continuous improvement and that the Performance Standards should be modified during the Agreement to reflect this concept. To accomplish this, Performance Standards will be modified at the end of each Contract Year during the Term as described below:

(a)               Each Service Level will be reset to the average of the four (4) highest monthly actual results (e.g., 99.6% is higher than 99.4%) at or above the Service Levels achieved during the previous Contract Year; provided that, if fewer than four monthly actual results exceeded the Service Level, the Service Level will be reset by taking the four highest monthly actual results, replacing each such actual result that is below the Service Level with the Service Level, and dividing the sum of the resulting four numbers by four (4). For example, if the Service Level being adjusted were 99.6%, and there were three actual results that were higher and none equal (e.g., 99.9%, 99.8%, and 99.7%), the calculation would be ((99.9% + 99.8% + 99.7% + 99.6%) / 4) = 99.75% subject to Section 9(c) below.

(b)               At the end of each Contract Year, the parties will review the Performance Standards to identify any service that has reached the maximum level of improvement. In the event the parties so agree, for such service the previous year’s Service Level would be maintained. At no time will the Service Level exceed 99.999%.

10.       Measuring Tools.

Aptas shall use the measurement tools specified in Exhibit 2 or thereafter adopted by Dex for use. To the extent Aptas fails to implement and begin using such measurement tool(s) for any Performance Standard by the specified date(s), such failure shall be treated as a Performance Standard Failure of such Performance Standard and such Performance Standard Failure shall be deemed to continue until the first full month after such tool is implemented. If Aptas subsequently desires to use a different measurement tool for a Performance Standard, Aptas may propose such tool and request Dex’s approval. If such tool is approved by Dex, the parties will reasonably adjust the measurements as necessary to account for any increased or decreased sensitivity in the new measuring tools. Unless and until such tool is approved, Aptas will continue to use the measurement tool that had been initially approved by Dex. It is not anticipated that changes in the measurement tools will drive changes in Service Levels; rather, the need to collect and accurately reflect the performance data should drive the development or change in performance measurement tools.

Aptas will use automated tools to measure, record, and report all Performance Standards to the fullest extent possible.

11.       Times.

Unless otherwise set forth herein, all references in this Attachment D to times shall refer to Mountain Standard Time or Mountain Daylight Time, as applicable.

12.       Exceptions.

Aptas will be relieved of responsibility for Performance Standards and associated Performance Credits in accordance with the Agreement (including Section 2.4 of the Agreement) or pursuant to the mutual agreement of the parties and/or to the extent Aptas’ failure to meet the Service Level(s) is due to:

(a)               Problems resulting from components for which Aptas is not operationally responsible; or

(b)               Dex’s reprioritization of tasks to be performed by Aptas where Aptas has in good faith notified Dex in writing and in advance that such reprioritization will or may cause Aptas to miss such Service Level, in accordance with Section 3.7 of the Work Order; or

(c)                Circumstances that excuse performance in connection with a Force Majeure Event as specified in Section 12.6.1 of the Agreement.

13.       Permissible Downtime.

For purposes of calculating Availability, Downtime that is the result of scheduled maintenance (e.g., preventive maintenance, system upgrades, etc.) shall not be included, provided that such maintenance is performed during the maintenance window mutually agreed to by the parties and scheduled so as to minimize the impact to Dex’s business. Aptas shall maintain availability of Existing Websites or DODS, as applicable, during such periods to the extent reasonably practicable.

Execution Copy

Dex – Aptas

Work Order Number Two

Attachment D

Exhibits 1 and 2

Performance Standards

Dex Proprietary Information
Work Order 1, Attachment D – Exhibits 1 and 2

[  ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

Attachment D – Exhibit 1

Performance Standards Matrix

This is Exhibit 1 to Attachment D to Work Order Number Two (the “Work Order”) to the Professional Services and License Agreement dated June 27, 2003 by and between Dex and Aptas (the “Agreement”) and is made a part thereof by reference. Capitalized terms not otherwise defined in this Exhibit shall have the meanings given them in the Agreement.

1.	Performance Standard: Severity 1, 2, 3 & 4 Response and Resolution Times.
2.	Performance Standard: Online - Availability Measurement
3.	Performance Standard: Critical Online - Response Time Measurement
4.	Performance Standard: Software Quality Measurements
5.	Performance Standard: Other

The Service Levels contained in the matrices below respecting represent the minimum performance levels for the respective Performance Standards.

Capitalized terms not otherwise defined herein shall have the meaning given in Attachment D, or otherwise in the Agreement.

1.              Performance Standard:  Severity 1, 2, 3 & 4 Response and Resolution Times.

Performance Standard	Service Level	Service Level Metric	Measurement Period	Performance Standard Percentage
Severity 1 Time to Respond	1	Maximum number of Severity 1 Problems for which the Aptas Response was not provided within 15 minutes or less of Initial Contact	Monthly	0%
Severity 1 Time to Resolve	1	Maximum number of Severity 1 problems for which Resolution not provided within 2 hours or less. If the problem includes the re-indexing and population of data, then new data will be published to the site within 4 hours or less.	Monthly	10%

1

Performance Standard	Service Level	Service Level Metric	Measurement Period	Performance Standard Percentage
Severity 2 Time to respond	3	Maximum number of Severity 2 Problems for which the Aptas Response was not provided within 30 minutes or less of Initial Contact	Monthly	0%
Severity 2 Time to Resolve	3	Maximum number of Severity 2 trouble tickets for which Resolution not provided within 4 hours or less. Restoration of log file processing or administrative access within 8 hours or less.	Monthly	10%
Severity 3 Time to respond	3	Maximum number of Severity 3 Problems for which the Aptas Response was not provided within 2 hours or less of Initial Contact	Monthly	0%
Severity 3 Time to Resolve	3	Maximum number of Severity 3 trouble tickets for which Resolution not provided within 2 days or less	Monthly	0%
Severity 4 Time to respond	3	Maximum number of Severity 4 Problems for which the Aptas Response was not provided within 4 hours or less of Initial Contact	Monthly	0%
Severity 4 Time to Resolve	3	Maximum number of Severity 4 trouble tickets for which Resolution not provided within the applicable period (not to exceed 5 days)	Monthly	0%

Notes to preceding table:

2

“Initial Contact” is defined as automated paging notification or a system issue that was delivered to the Aptas support pager(s) or cell phone(s), email address(es), or a call or email placed by a Dex authorized person to the Aptas primary support contact.

“Time to Respond” is defined as the time elapsed between the Initial Contact and the time a response is received from a knowledgeable representative of Aptas to the notification, which provides initial resolution effort and an estimated time frame for Time to Resolve.

“Time to Resolve” is defined as the period for Resolution, pursuant to Attachment D.

2.              Performance Standard:  Online - Availability Measurement

Performance Standard	Service Level	Service Level Metric	Measurement Period	Performance Standard Percentage
Availability of Existing Website/DODS	99.95%	1-(Minutes of Downtime/minutes scheduled up)	Monthly	30%

3.              Performance Standard:  Critical Online - Response Time Measurement

In the calculation of online response time, periods of non-Availability will not be considered.

Performance Standard	Service Level	Service Level Metric	Measurement Period	Performance Standard Percentage
Response Time: Search	100%	The percentage of searches that meet the Search Completion Time of 1.8 seconds or less	Monthly	20%

Notes to preceding table:

3

“Search” means an end user search request that returns relevant listing results.

“Search Completion Time” in the above measurement is the time between the arrival of a transaction at the application server until a response is provided by the system. It is measured on the server, therefore omitting the travel time on the network and any other slowness caused by factors not controlled by the Website.

4.              Performance Standard:  Software Quality Measurements

Performance Standard	Service Level	Service Level Metric	Measurement Period	Performance Standard Percentage
Timeliness - measures releases, enhancements, etc. delivered by the due date or scheduled date (Note: software is delivered only in releases except for emergencies)	5 (business days)	Measurement will be number of business days late from Aptas delivery date to UAT as measured by the Project plan.	Monthly	0%
On Budget – measures enhancements or other projects delivered on budget.	0%	Measurement will be the percentage of project costs that exceed the approved project or enhancement budget. (e.g., in the case of New Services)	Monthly	0%

5.              Performance Standard:  Other

Performance Standard	Service Level	Service Level Metric	Measurement Period	Performance Standard Percentage
Successful transfer & receipt of files from/to the Websites or file processing services.	99.95%	1-(total failed transmission / total files scheduled for transmission)	Monthly	10%
User Acceptance Test Availability	90%	1-(total number of hours environment was not available for Acceptance Testing / total number of hours scheduled for Acceptance Testing)	Monthly	10%

4

Training Environment Availability	95%	1-(total number of hours environment was not available for Training / total number of hours scheduled for training)	Monthly	0%
Failed Searches	95%	1-(total number of searches that return 0 results that are relevant/total number of Valid Searches)	Monthly	10%

Notes to preceding table:

“Valid Search” means a search that returns at least one listing which reasonably satisfied the End User’s search query based upon the criteria of relevancy of business type and geography. Search queries for which Dex has not provided a listing to meet the End User search query shall not be considered a failed search.

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Attachment D – Exhibit 2

Approved Measurement Tools and Methodologies

This is Exhibit 2 to Attachment D to Work Order Number Two (the “Work Order”) to the Professional Services and License Agreement dated June 27, 2003 by and between Dex and Aptas (the “Agreement”) and is made a part thereof by reference. Capitalized terms not otherwise defined in this Exhibit shall have the meanings given them in the Agreement.

Approved Measurement Tools(1)	Comment
Remedy / PCRM / Clarify/Test Director

Trouble ticketing & management tools. All trouble tickets will be documented in the approved Dex tool. .Note: Dex will determine, in consultation with Aptas, which tool will be used out of these 3 tools. Aptas employees on site will need training in using the tools to review trouble tickets and respond to trouble tickets.

ITO	Proactive monitoring of application through error log trap and alert notification.
NetPaging	Response time to pages will be measured through acknowledgement log of netpaging or similar Dex approved paging tool.

Methodologies	Comment
Resolution Times	Tools to measure time to resolve a Severity 1 or 2 problem that are captured as a trouble ticket as reported in the Dex approved trouble ticket system, monitoring & paging tool.
Availability

Availability will be tracked through the Dex acceptable metric reporting process using tools such as trouble tickets and monitoring tools designed to promptly notify Aptas. Availability is defined in Attachment D.

Response Time

Response time will be measured from several aspects. Monitoring & metrics based at the server utilizing tools such as HPs ITO product or other Dex approved tools. Note: Dex will provide an appropriate third party tool for measurement.

Response Time	In the calculation of online response time, periods during which the relevant item is not Available will not be considered.

(1)   The Parties may agree on alternative or additional measurement tools from time to time, and will document such agreement in writing.

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